Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

The following table sets forth selected financial data relating to our historical financial condition and results of operations for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. Certain amounts presented for the periods ended December 31, 2011, 2010, 2009, 2008 and 2007 have been reclassified to conform to the updated financial statement presentation. The financial data in the table should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes in “Item 8. Financial Statements and Supplementary Data.”

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
	(amounts in thousands, except per share data and building count)
Operating Data:
Rental revenues	$240,105	$216,627	$219,860	$222,562	$221,507
Total revenues	$244,396	$220,760	$222,561	$225,486	$224,378
Rental expenses and real estate taxes	$(67,342)	$(64,311)	$(61,691)	$(59,156)	$(55,239)
Total operating expenses	$(210,845)	$(198,148)	$(190,498)	$(184,986)	$(173,223)
Loss from continuing operations	$(35,197)	$(38,021)	$(27,825)	$(18,401)	$(5,315)
Income (loss) from discontinued operations	$6,354	$(5,045)	$6,111	$24,352	$18,388
Gain on dispositions of real estate interests	$—	$13	$5	$503	$30,748
Net income (loss) attributable to common stockholders	$(25,250)	$(37,830)	$(18,585)	$9,486	$40,112
Earnings per Common Share – Basic and Diluted:
Income (loss) from continuing operations	$(0.13)	$(0.16)	$(0.13)	$(0.12)	$0.11
Income (loss) from discontinued operations	0.02	(0.02)	0.03	0.17	0.13

Net income (loss) attributable to common stockholders	$(0.11)	$(0.18)	$(0.10)	$0.05	$0.24

Weighted average common shares outstanding, basic and diluted	242,591	212,412	192,900	171,695	168,359
Amounts Attributable to Common Stockholders:
Income (loss) from continuing operations (1)	$(31,005)	$(33,343)	$(23,926)	$(19,852)	$18,217
Income (loss) from discontinued operations	5,755	(4,487)	5,341	29,338	21,895

Net income (loss) attributable to common stockholders	$(25,250)	$(37,830)	$(18,585)	$9,486	$40,112

Common Share Distributions:
Common share cash distributions, declared	$68,789	$60,110	$59,364	$96,223	$107,618
Common share cash distributions, declared per share	$0.28	$0.28	$0.30	$0.56	$0.64
Other Data:
Consolidated operating square feet	58,099	56,652	52,910	51,209	50,364
Consolidated operating buildings	408	390	375	370	364
Total consolidated buildings	409	398	394	391	397

(See footnotes definitions on page 3)

	As of and For the Years Ended December 31,
	2011	2010	2009	2008	2007
	(dollar amounts in thousands, except per share data)
Balance Sheet Data:
Net investment in real estate	$2,711,027	$2,647,186	$2,576,410	$2,605,909	$2,674,965
Total assets	$2,793,298	$2,719,889	$2,664,292	$2,703,843	$2,778,992
Senior Unsecured Notes	$935,000	$786,000	$625,000	$625,000	$507,000
Mortgage notes	$317,783	$425,359	$511,715	$574,634	$649,568
Total liabilities	$1,389,183	$1,319,051	$1,220,659	$1,302,343	$1,266,538
Cash Flow Data:
Net cash provided by operating activities	$106,966	$91,002	$109,749	$128,349	$116,949
Net cash used in investing activities	$(178,307)	$(138,334)	$(17,673)	$(42,317)	$(3,670)
Net cash provided by (used in) financing activities	$66,845	$45,542	$(92,637)	$(96,832)	$(106,108)
Funds From Operations(2):
Net income (loss) attributable to common stockholders	$(25,250)	$(37,830)	$(18,585)	$9,486	$40,112
Adjustments:
Real estate related depreciation and amortization	128,989	115,904	111,250	119,604	115,465
Equity in (income) loss of unconsolidated joint ventures, net	2,556	2,986	(2,698)	(2,267)	(433)
Equity in FFO of unconsolidated joint ventures	4,732	4,001	11,807	6,806	2,742
Loss on business combinations	—	395	10,325	—	—
Impairment losses on depreciable real estate	10,160	8,012	681	6,014	—
Gain on dispositions of real estate interests	(12,030)	(2,091)	(1,354)	(21,991)	(42,873)
Gain on dispositions of non-depreciable real estate	—	13	783	219	15,135
Noncontrolling interest in the operating partnership’s share of the above adjustments	(14,252)	(13,426)	(17,907)	(17,664)	(14,711)
FFO attributable to unitholders	9,901	8,678	14,881	19,795	22,180

FFO attributable to common stockholders and unitholders – basic and diluted	104,806	86,642	109,183	120,002	137,617

Adjustments:
Impairment losses on non-depreciable real estate	—	3,992	300	4,732	—
Debt modification costs	—	1,136	—	—	—
Acquisition costs	1,902	1,228	—	—	—

FFO, as adjusted, attributable to common stockholders and unitholders, basic and diluted(2)::	$106,708	$92,998	$109,483	$124,734	$137,617

FFO per common share and unit—basic and diluted	$0.39	$0.36	$0.48	$0.58	$0.68

FFO as adjusted, per common share and unit—basic and diluted(2)(3)::	$0.40	$0.39	$0.49	$0.60	$0.68

FFO weighted average common shares and units outstanding:
Common shares	242,591	212,412	192,900	171,695	168,358
Participating securities	1,601	1,689	1,535	1,106	688
Units	25,310	26,351	30,660	35,868	32,496

FFO weighted average common shares, participating securities and units outstanding – basic:	269,502	240,452	225,095	208,669	201,542
Dilutive common stock equivalents	449	357	189	3	1

FFO weighted average common shares and units outstanding – diluted:	269,951	240,809	225,284	208,672	201,543

(See footnotes definitions on page 3)

The following table is a reconciliation of our property net operating income, or NOI, to our reported “Loss From Continuing Operations” for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 (in thousands):

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
Property NOI(4)	$172,763	$152,316	$158,169	$163,406	$166,268
Institutional capital management and other fees	4,291	4,133	2,701	2,924	2,871
Real estate related depreciation and amortization	(117,611)	(104,475)	(99,583)	(104,031)	(98,437)
Casualty gains	33	—	—	—	—
Impairment losses	—	(4,100)	—	(4,314)	—
General and administrative expenses	(25,925)	(25,262)	(29,224)	(21,799)	(19,547)
Equity in income (loss) of unconsolidated joint ventures, net	(2,556)	(2,986)	2,698	2,267	433
Loss on business combinations	—	(395)	(10,325)	—	—
Impairment losses on investments in unconsolidated joint ventures	(1,953)	(216)	(300)	(4,733)	—
Interest expense	(63,785)	(56,474)	(52,260)	(52,659)	(60,308)
Interest income and other income (expense)	(310)	356	1,916	1,257	4,666
Income tax expense and other taxes	(144)	(918)	(1,617)	(719)	(1,261)

Loss from continuing operations	$(35,197)	$(38,021)	$(27,825)	$(18,401)	$(5,315)

(1)	Includes gain on dispositions of real estate interests.
(2)

We believe that net income attributable to common stockholders, as defined by GAAP, is the most appropriate earnings measure. However, we consider funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be a useful supplemental, non-GAAP measure of DCT Industrial’s operating performance. NAREIT developed FFO as a relative measure of performance of an equity REIT in order to recognize that the value of income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is generally defined as net income attributable to common stockholders, calculated in accordance with GAAP, plus real estate-related depreciation and amortization, less gains from dispositions of operating real estate held for investment purposes, plus impairment losses on depreciable real estate and impairments of in substance real estate investments in investees that are driven by measureable decreases in the fair value of the depreciable real estate held by the unconsolidated joint ventures and adjustments to derive our pro rata share of FFO of unconsolidated joint ventures. We exclude gains and losses on business combinations and include the gains or losses from dispositions of properties which were acquired or developed with the intention to sell or contribute to an investment fund in our definition of FFO. Although the NAREIT definition of FFO predates the guidance for accounting for gains and losses on business combinations, we believe that excluding such gains and losses is consistent with the key objective of FFO as a performance measure. We also present FFO excluding acquisition costs, debt modification costs and impairment losses on properties which are not depreciable. We believe that FFO excluding acquisition costs, debt modification costs and impairment losses on non-depreciable real estate is useful supplemental information regarding our operating performance as it provides a more meaningful and consistent comparison of our operating performance and allows investors to more easily compare our operating results. Readers should note that FFO captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. NAREIT’s definition of FFO is subject to interpretation, and modifications to the NAREIT definition of FFO are common. Accordingly, our FFO may not be comparable to other REITs’ FFO and FFO should be considered only as a supplement to net income as a measure of our performance.

(3)

NAREIT recently reiterated that under NAREIT’s definition of FFO, impairment write-downs of depreciable real estate should be excluded in calculating NAREIT FFO. In addition, impairments of in substance real estate investments in investees that are driven by measureable decreases in the fair value of the depreciable real estate held by the unconsolidated joint ventures should be excluded in determining NAREIT FFO. Historically, we have added back impairments of depreciable real estate to NAREIT FFO in order to arrive at FFO, as adjusted.

(4)

Property net operating income, or property NOI, is defined as rental revenues, including reimbursements, less rental expenses and real estate taxes, which excludes depreciation, amortization, impairment, casualty gains, general and administrative expenses, loss on business combinations and interest expense. We consider property NOI to be an appropriate supplemental performance measure because property NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, amortization, impairment, general and administrative expenses, interest income and interest expense. However, property NOI should not be viewed as an alternative measure of our financial performance since it excludes expenses which could materially impact our results of operations. Further, our property NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating property NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of results of operations and financial condition should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

Overview

DCT Industrial Trust Inc. is a leading industrial real estate company that owns, operates and develops high-quality bulk distribution and light industrial properties in high-volume distribution markets in the U.S. and Mexico. DCT is the sole general partner of, and as of December 31, 2011 owned an approximate 90% ownership interest in DCT Industrial Operating Partnership L.P., a Delaware limited partnership.

Our primary business objectives are to maximize long-term growth in Funds From Operations, or FFO, as defined on page 38, the net asset value of our portfolio and total shareholder returns. In our pursuit of these long-term objectives, we seek to:

•	maximize cash flows from existing properties;

•	deploy capital into high quality acquisitions or development opportunities which meet our asset location and financial criteria; and

•	recycle capital by selling assets that no longer fit our investment criteria and reinvesting the proceeds in higher growth opportunities.

Outlook

We seek to maximize long-term earnings growth and value within the context of overall economic conditions, primarily through increasing rents and operating income at existing properties and acquiring and developing high-quality properties in major distribution markets.

Fundamentals for industrial real estate continue to modestly improve in response to general improvement in the economy. According to national statistics, net absorption (the net change in total occupied space) of industrial real estate turned positive in the second quarter of 2010 and national occupancy rates have increased each quarter since then. We expect moderate economic growth to continue throughout 2012, which should result in continued positive demand for warehouse space as companies expand their distribution and production platforms. Rental rates in our markets appeared to have bottomed and in a number of markets have begun to increase, although they do remain below peak levels. Consistent with recent experience and based on current market conditions, we expect average GAAP rental rates on most new leases signed to continue to decline in 2012 compared to the rates on expiring leases. However, these declines appear to be moderating. As positive net absorption of warehouse space continues and demand comes more into balance with supply, the rental rate environment should continue to improve. According to a national research company, average market rental rates nationally are expected to increase moderately in 2012 as vacancy rates drop below 10% of available supply.

Further, we continue to expect limited new development of speculative warehouse space until rental rates and other leasing fundamentals improve sufficiently to justify the risks and financial returns necessary for new construction or to obtain project financing. With limited new supply over the next several years, we expect that the operating environment will become increasingly favorable for landlords with meaningful improvement of rental and occupancy rates.

For DCT Industrial, we expect same store net operating income to be slightly higher in 2012 than it was in 2011. The benefit of higher occupancy in 2012 is expected to mostly offset the impact of continued negative GAAP releasing rent spreads.

In terms of capital investment, we will continue to pursue acquisitions of well-located distribution facilities at prices where we can apply our leasing experience and market knowledge to generate attractive returns. During the year ended December 31, 2011, we acquired 24 buildings comprising 2.8 million square feet and controlling ownership interests in three buildings totaling 0.4 million square feet. We also acquired land totaling approximately 102.2 acres for future development. These properties, land and ownership interests were acquired for a total purchase price of approximately $222.6 million, including $9.8 million attributable to the noncontrolling interests’ share. We will also pursue the acquisition of land and consider selective development of new buildings in markets where we perceive demand and market rental rates will provide attractive financial returns.

As of December 31, 2011, we have $57.7 million of debt principal payments due during 2012, comprised of maturities of $50.0 million of fixed-rate secured borrowings and regularly scheduled principal amortization.

On August 1, 2011, we issued $225.0 million of senior unsecured notes. The proceeds were partially used to pay down borrowings under our senior unsecured revolving credit facility, with the remainder used to pay down expiring mortgage notes and for general corporate purposes. We anticipate having sufficient liquidity to fund our operating expenses, including costs to maintain our properties and distributions, though we may finance investments, including acquisitions and developments, with the issuance of new shares, proceeds from asset sales or through additional borrowings. Please see “Liquidity and Capital Resources” for additional discussion.

Inflation

Although the U.S. economy has recently been experiencing a slight increase in inflation rates, and a wide variety of industries and sectors are affected differently by changing commodity prices, inflation has not had a significant impact on us in our markets. Most of our leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. In addition, most of our leases expire within five years which enables us to replace existing leases with new leases at then-existing market rates.

Summary of Significant Transactions

Significant transactions for the year ended December 31, 2011

•	Equity Offering

•

On February 18, 2011, we issued 21.9 million shares of common stock in a public offering at a price of $5.35 per share, for net proceeds of $111.9 million. We used the offering proceeds to repay outstanding indebtedness for general corporate purposes, including, the funding of acquisitions.

•	Debt Activity

•	In April 2011, we refinanced $50.0 million of maturing senior unsecured notes. The new fixed-rate notes bear interest of 5.43%, mature in April 2020 and require quarterly interest payments.

•

On June 3, 2011, we entered into a term loan agreement with a syndicate of 12 banks, pursuant to which we borrowed $175.0 million through a senior unsecured loan. The term loan is scheduled to mature on June 3, 2015 and may be prepaid in whole or in part at any time. The term loan agreement provides for a variable interest rate based on either the base rate under the agreement or LIBOR, at our election, plus a margin that is initially based on our leverage ratio. The margins on base rate loans initially may range from 0.80% to 1.65% per annum, and the margins on LIBOR-based loans may range from 1.80% to 2.65% per annum. We used the term loan, together with proceeds from a draw under our senior unsecured revolving credit facility, to repay our existing $200.0 million unsecured term loan that was scheduled to mature on June 6, 2011.

•

On June 3, 2011, we entered into an amendment to extend the maturity date of our $300.0 million senior unsecured revolving credit facility from August 19, 2013 until June 3, 2015. This amendment also increased the number of banks included on the facility from nine to twelve and reduced the interest rate payable to either 0.65% to 1.35% over prime or 1.65% to 2.35% over LIBOR, per annum at our election, depending upon the Company’s leverage ratio. The amendment also provides us the ability, from time to time, to extend the size of the facility by up to an additional $200.0 million, to a total of $500.0 million, subject to lender commitments and certain other conditions.

•

On August 1, 2011, we issued $225.0 million of new fixed rate, senior unsecured notes through a private placement. These senior unsecured notes have a weighted average maturity of 8.5 years and a weighted average interest rate of 4.93%. The notes have maturities of 5, 7, 8, 10, 11 or 12 years. Proceeds from these notes were used to repay outstanding indebtedness and for general corporate use.

•

On November 4, 2011, we issued a non-recourse mortgage note for $20.0 million in connection with a property acquisition. The note bears interest of 4.25%, requires monthly payments of principal and interest and matures in December 2021.

•

During the year ended December 31, 2011, we assumed two non-recourse mortgage notes with outstanding balances of approximately $3.9 million and $3.4 million, respectively, in connection with two property acquisitions. The assumed notes bear interest at rates of 4.96% and 6.0%, respectively, and require monthly payments of principal and interest. The notes mature in August 2023 and April 2014, respectively.

•

During the year ended December 31, 2011, we retired $124.7 million of maturing mortgage notes which were repaid using proceeds from our senior unsecured revolving credit facility, our senior unsecured notes issued through the private placement and equity offering, as previously referenced.

•	Acquisitions

•

During the year ended December 31, 2011, we acquired 24 buildings comprising 2.8 million square feet and controlling ownership interests in three buildings totaling 0.4 million square feet. These properties and controlling interests were acquired for a total purchase price of approximately $196.9 million, including $9.8 million attributable to the noncontrolling interests’ share, using proceeds from our equity offering, proceeds from asset sales, proceeds from our private placement of senior unsecured notes, borrowings under our senior unsecured revolving credit facility, proceeds from a nonrecourse mortgage financing, issuance of OP units and existing cash balances.

•	Development

•

During 2011, we commenced construction on two buildings totaling 178,000 square feet in the Dulles Corridor submarket of Washington D.C. In addition, we entered into a forward purchase commitment with an unrelated third party to acquire a newly constructed industrial facility totaling 267,000 square feet in the Northwest submarket of Houston. We also acquired five land parcels which totaled approximately 102.2 acres for future development.

•	Dispositions

•

During the year ended December 31, 2011, we sold 16 operating properties totaling approximately 2.7 million square feet to third-parties. The properties were sold for combined gross proceeds of approximately $108.3 million, resulting in gains of $12.0 million and impairment losses totaling $7.8 million. See “Notes to Consolidated Financial Statements Note 3—Investment in Properties and Note 15—Discontinued Operations” for further information.

•	Significant Activity with Joint Ventures

•

During the year ended December 31, 2011, in our unconsolidated joint ventures we disposed of three properties in Cincinnati, Kansas City and Northern California for gross proceeds, net of joint venture partners’ interest, of $13.8 million. We recognized deferred gains upon disposition of these properties totaling $0.7 million.

Critical Accounting Estimates

General

Our discussion and analysis of financial condition and results of operations is based on our Consolidated Financial Statements which have been prepared in accordance with United States generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following discussion pertains to accounting policies management believes are most critical to the portrayal of our financial condition and results of operations that require management’s most difficult, subjective or complex estimates.

Revenue Recognition

We record rental revenues on a straight-line basis under which contractual rent increases are recognized evenly over the lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, we record receivables from tenants that we expect to collect over the remaining lease term, which are recorded as a straight-line rent receivable. When we acquire a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation.

Tenant recovery income includes payments and amounts due from tenants pursuant to their leases for real estate taxes, insurance and other recoverable property operating expenses and is recognized as “Rental revenues” during the same period the related expenses are incurred.

We maintain an allowance for estimated losses that may result from the inability of our tenants to make required payments. This estimate requires significant judgment related to the lessees ability to fulfill their obligations under the leases. If a tenant is insolvent or files for bankruptcy protection and fails to make contractual payments beyond any allowance, we may recognize additional bad debt expense in future periods equal to the net outstanding balances, which include amounts recognized as straight-line revenue not realizable until future periods.

In connection with property acquisitions qualifying as business combinations, we may acquire leases with rental rates above or below the market rental rates. Such differences are recorded as an intangible lease asset or liability and amortized to “Rental revenues” over the reasonably assured term of the related leases. The unamortized balances of these assets and liabilities associated with the early termination of leases are fully amortized to their respective revenue line items in our Consolidated Statements of Operations over the shorter of the expected life of such assets and liabilities or the remaining lease term.

Early lease termination fees are recorded in “Rental revenues” on a straight-line basis over the estimated remaining contractual lease term or upon collection if collectability is not assured.

We earn revenues from asset management fees, acquisition fees, property management fees and fees for other services pursuant to joint venture and other agreements. These are included in our Consolidated Statements of Operations in “Institutional capital management and other fees.” We recognize revenues from asset management fees, acquisition fees, property management fees and fees for other services when the related fees are earned and are realized or realizable.

Principles of Consolidation

We hold interests in both consolidated and unconsolidated joint ventures. All joint ventures over which we have financial and operating control, and variable interest entities (“VIE’s”) in which we have determined that we are the primary beneficiary, are included in the Consolidated Financial Statements. We use the equity method of accounting for joint ventures over which we do not have a controlling interest or where we do not exercise significant control over major operating and management decisions but where we exercise significant influence and include our share of earnings or losses of these joint ventures in our consolidated net loss.

We analyze our joint ventures in accordance with GAAP to determine whether they are VIE’s and, if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a VIE involves consideration of various factors including the form of our ownership interest, our representation on the entity’s board of directors, the size of our investment (including loans) and our ability to participate in major decisions. Our ability to correctly assess our influence or control over an entity and the determination of whether the agreement constitutes a VIE includes complex models forecasting of the future expected cash flows, which affects the presentation of these investments in the Consolidated Financial Statements and, consequently, our financial position and results of operations.

Capitalization of Costs

We capitalize costs directly related to the development, predevelopment, redevelopment or improvement of our investment in real estate, referred to as capital projects and other activities included within this paragraph. Costs associated with our capital projects are capitalized as incurred. If the project is abandoned, these costs are expensed during the period in which the project is abandoned. Costs considered for capitalization include, but are not limited to, construction costs, interest, real estate taxes, insurance and leasing costs, if appropriate. We capitalize indirect costs such as personnel, office, and administrative expenses that are directly related to our projects based on an estimate of the time spent on the construction or development. Costs incurred for maintaining and repairing our properties, which do not extend their useful lives, are expensed as incurred.

Interest is capitalized based on actual capital expenditures from the period when development or redevelopment commences until the asset is ready for its intended use, at the weighted average borrowing rates in effect during the period. We also capitalize interest on qualifying investments in unconsolidated joint ventures. Interest is capitalized based on the average capital invested in a venture during the period when development or predevelopment begins until planned principle operations commence, at our weighted average borrowing rates in effect during the period.

Fair Value

The Financial Accounting Standards Board (“FASB”) issued guidance related to accounting for fair value measurements which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined as the exit price or price at which an asset (in its highest and best use) would be sold or liability assumed by an informed market participant in a transaction that is not distressed and is executed in the most advantageous market. This guidance provides a framework of how to determine such measurements on reported balances which are required or permitted to be measured at fair value under existing accounting pronouncements and emphasizes that fair value is a market-based rather than an entity-specific measurement. Therefore, our fair value measurement is determined based on the assumptions that market participants would use to price the asset or liability. As a basis for considering market participant assumptions in fair value measurements, this guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals, and the contracted sales price for assets held for sale. Level 3 inputs are unobservable inputs for the asset or liability that are typically based on management’s own assumptions, as there is little, if any, related observable market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Investment in Properties

We record the assets, liabilities and noncontrolling interests associated with property acquisitions which qualify as business combinations at their respective acquisition-date fair values which are derived using a market, income or replacement cost approach, or a combination thereof. Acquisition-related costs associated with business combinations are expensed as incurred. As defined by GAAP, a business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits directly to investors or other owners, members or participants. We generally do not consider acquisitions of land or unoccupied buildings to be business combinations. Rather, these transactions are treated as asset acquisitions and recorded at cost.

The fair value of identifiable tangible assets such as land, building, building and land improvements and tenant improvements is determined on an “as-if-vacant” basis which requires significant judgment by management. Management considers Level 3 inputs such as the replacement cost of such assets, appraisals, property condition reports, comparable market rental data and other related information in determining the fair value of the tangible assets. The recorded fair value of intangible lease assets or liabilities includes Level 3 inputs including the value associated with leasing commissions, legal and other costs, as well as the estimated period necessary to lease such property and lease commencement. An intangible asset or liability resulting from in-place leases that are above or below the market rental rates are valued based upon managements estimates of prevailing market rates for similar leases. Intangible lease assets or liabilities are amortized over the estimated, reasonably assured lease term of the remaining in-place leases as an adjustment to “Rental revenues” or “Real estate related depreciation and amortization” depending on the nature of the intangible. The difference between the fair value and the face value of debt assumed in connection with an acquisition is recorded as a premium or discount and amortized to “Interest expense” over the life of the debt assumed. The valuation of assumed liabilities is based on our estimate of the current market rates for similar liabilities in effect at the acquisition date.

We have certain properties which we have acquired or removed from service with the intention to redevelop the property. Buildings under redevelopment require significant construction activities prior to being placed back into service. We generally do not depreciate properties classified as redevelopment until the date that the redevelopment properties are ready for their intended use.

Real estate, including land, building, building and land improvements, and tenant improvements, leasehold improvements, leasing costs and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization, unless circumstances indicate that the cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Our estimate of the useful life of our assets is evaluated upon acquisition and when circumstances indicate a change in the useful life, which requires significant judgment regarding the economic obsolescence of tangible and intangible assets.

Impairment of Properties

Investments in properties classified as held for use are carried at cost and evaluated for impairment at least annually and when events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. As we selectively dispose of non-strategic assets and redeploy the proceeds into higher growth assets, our intended hold period may change due to our intention to sell or otherwise dispose of an asset. As a result, we would reevaluate whether that asset is impaired. Depending on the carrying value of the property at that time and the amount that we estimate we would receive on disposal, we may record an impairment loss. Other indicators include the point at which we deem a building to be held for sale or when a building remains vacant significantly longer than expected.

For investments in properties that we intend to hold long-term, the recoverability is based on the estimated future undiscounted cash flows. If the asset carrying value is not recoverable on an undiscounted cash flow basis, the amount of impairment is measured as the difference between the carrying value and the fair value of the asset and is reflected in “Impairment losses” on the Consolidated Statements of Operations. The determination of fair value of real estate assets to be held for use is derived using the discounted cash flow method and involves a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Such assumptions are Level 3 inputs and include, but are not limited to, projected vacancy rates, rental rates, property operating expenses and capital expenditures. The capitalization rate is also a significant driving factor in determining the property valuation and requires management’s judgment of factors such as market knowledge, market supply and demand factors, historical experience, lease terms, tenant’s financial strength, economy, demographics, environment, property location, visibility, age, physical condition and expected return requirements, among other things. The aforementioned factors are taken as a whole by management in determining the valuation of investment property. The valuation is sensitive to the actual results of many of these uncertain factors, either individually or taken as a whole. Should the actual results differ from management’s estimates, the valuation could be negatively affected and may result in additional impairments recorded in the Consolidated Financial Statements.

Investments in properties classified as held for sale are measured at the lower of their carrying amount or fair value (typically, the contracted sales price, a Level 2 input) less costs to sell. Impairment of assets held for sale is a component of “Income (loss) from discontinued operations” in the Consolidated Statements of Operations and is further detailed in “Notes to Consolidated Financial Statements Note 15 – Discontinued Operations and Assets Held for Sale.”

Investments in and Advances to Unconsolidated Joint Ventures

We account for our investments in and advances to unconsolidated joint ventures under the equity method because we exercise significant influence over, but do not control, these entities. Under the equity method, these investments (including advances to joint ventures) are initially recorded at cost and are subsequently adjusted to reflect our proportionate share of net earnings or losses of each of the joint ventures, distributions received, contributions made and certain other adjustments, as appropriate. Such investments are included in “Investments in and advances to unconsolidated joint ventures” in our Consolidated Balance Sheets. Distributions from these investments that are related to earnings from operations are included as operating activities and distributions that are related to capital transactions are included as investing activities in our Consolidated Statements of Cash Flows.

Investment properties that are contributed to unconsolidated joint ventures are not considered discontinued operations due to our continuing involvement through maintaining an ownership interest in these investment properties and continuing to act as manager of the assets. We recognize any gains from the contribution of investment properties into an unconsolidated joint venture if the recognition criteria have been met and the cash received is not required to be reinvested. Such gains are recognized to the extent of the outside ownership interest in the joint venture in our Consolidated Statements of Operations under the heading of “Gain on dispositions of real estate interests.” Any gain related to the remaining proceeds reduces our basis in the investment in the unconsolidated joint venture, and is recognized into earnings over the weighted average life of the related property’s real estate assets. We recognize our proportionate share of the ongoing earnings or losses of each unconsolidated joint venture in “Equity in loss of unconsolidated joint ventures, net” in our Consolidated Statements of Operations.

Impairment of Investments in and Advances to Unconsolidated Joint Ventures

We evaluate our investments in unconsolidated entities for impairment whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, we calculate the estimated fair value of the investment using a market, income or replacement cost approach, or combination thereof. The amount of impairment recognized, if any, would be the excess of the investment’s carrying amount over its estimated fair value. We consider various factors to determine if a decline in the value of the investment is other-than-temporary. These factors are Level 2 and 3 inputs and include but are not limited to, age of the venture, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, expected term of the investment and the relationships with the other joint venture partners and its lenders. If we believe that the decline in the fair value is temporary, no impairment is recorded. The aforementioned factors are taken as a whole by management in determining the valuation of our investment property. Should the actual results differ from management’s estimates, the valuation could be negatively affected and may result in additional impairments in the Consolidated Financial Statements.

Derivative Instruments and Hedging Activities

We record derivatives at fair value which are presented on a gross basis in “Other Assets” or “Other Liabilities” in our Consolidated Balance Sheets. Accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the designation of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

Currently, we use interest rate swaps to manage certain interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We use valuation experts in determining the fair value of derivative instruments.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties.

As of December 31, 2011, our hedge was designated as a cash flow hedge. For derivatives designated as “cash flow” hedges, the effective portion of the changes in the fair value of the derivative is initially reported in “Accumulated other comprehensive loss” in our Consolidated Statements of Stockholders’ Equity, Comprehensive Income (Loss) and Noncontrolling Interests (i.e., not included in earnings) and subsequently reclassified into earnings when the hedged transaction affects earnings or the hedging relationship is no longer effective at which time the ineffective portion of the derivative’s changes in fair value is recognized directly into earnings. We assess the effectiveness of each hedging relationship whenever financial statements are issued or earnings are reported and at least every three months. We do not use derivatives for trading or speculative purposes.

Our objective in using derivatives is to manage our exposure to interest rate volatility associated with our forecasted debt issuances including refinancing of our fixed-rate debt and certain variable rate borrowings. To accomplish this objective, we primarily use treasury locks, forward-starting swaps and interest rate swaps as part of our cash flow hedging strategy. These derivatives are designed to mitigate the risk of future interest rate fluctuations by providing a future fixed interest rate for a limited, pre-determined period of time.

Our agreements with each of our derivative counterparties contain provisions where if we default on the underlying indebtedness, including defaults where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. We also have agreements with our derivative counterparties that incorporate the loan covenant provisions of our indebtedness with lender affiliates of the derivative counterparties. Failure to comply with the loan covenant provisions would cause us to be in default on any derivative instrument obligations covered by the agreements.

Stock-Based Compensation

On October 10, 2006, we established the Long-Term Incentive Plan, as amended, to grant restricted stock, stock options and other awards to our personnel and directors. Awards granted under this plan are measured at fair value on the grant date and amortized to compensation expense on a straight-line basis over the service period during which the awards fully vest. Such expense is included in “General and administrative” expense in our Consolidated Statements of Operations. Options issued under the Long-Term Incentive Plan are valued using the Black-Scholes option pricing model, which relies on assumptions we make related to the expected term of the options, volatility, dividend yield, and risk free interest rate. LTIP Unit awards granted under the Long Term Incentive Plan are valued on the grant date using a lattice-binomial option-pricing model based on a Monte Carlo simulation using assumptions for the volatility factor and risk-free interest rates. We use valuation experts in determining the fair value of LTIP Units granted.

Results of Operations

The following discussion is based on our Consolidated Financial Statements for the years ended December 31, 2011 and 2010.

Summary of the year ended December 31, 2011 compared to the year ended December 31, 2010

The Company owned interests in, managed or had under development approximately 75.5 million square feet of properties leased to approximately 900 customers, including 17.2 million square feet of unconsolidated properties on behalf of five institutional capital management joint venture partners. As of December 31, 2011, we consolidated 408 operating properties and one redevelopment property. As of December 31, 2010, we consolidated 390 operating properties, seven development properties and one redevelopment property.

Comparison of the year ended December 31, 2011 to the year ended December 31, 2010

The following table illustrates the changes in rental revenues, rental expenses and real estate taxes, property net operating income, other revenue and other income (loss) and other expenses for the year ended December 31, 2011 compared to the year ended December 31, 2010. Our same store portfolio includes all operating properties that we owned for the entirety of both the current and prior year reporting periods for which the operations had been stabilized. Non-same store operating properties include properties not meeting the same-store criteria and exclude development and redevelopment properties. The same store portfolio for the periods presented totaled 321 operating properties and was comprised of 47.9 million square feet. A discussion of these changes follows the table (in thousands).

	Year Ended December 31,
	2011	2010	$ Change
Rental Revenues
Same store, excluding revenues related to early lease terminations	$207,304	$208,514	$(1,210)
Non-same store operating properties	31,952	6,486	25,466
Development and redevelopment properties	235	964	(729)
Revenues related to early lease terminations	614	663	(49)

Total rental revenues	240,105	216,627	23,478

Rental Expenses and Real Estate Taxes
Same store properties	58,818	60,038	(1,220)
Non-same store operating properties	8,267	2,796	5,471
Development and redevelopment properties	257	1,477	(1,220)

Total rental expenses and real estate taxes	67,342	64,311	3,031

Property Net Operating Income (1)
Same store properties	148,486	148,476	10
Non-same store operating properties	23,685	3,690	19,995
Development and redevelopment properties	(22)	(513)	491
Revenues related to early lease terminations	614	663	(49)

Total property net operating income	172,763	152,316	20,447

Other Revenue and Other Income (Loss)
Institutional capital management and other fees	4,291	4,133	158
Gain on dispositions of real estate interests	—	13	(13)
Equity in loss of unconsolidated joint ventures, net	(2,556)	(2,986)	430
Interest and other income (expense)	(310)	356	(666)
Casualty gain	33	—	33

Total other revenue and other income	1,458	1,516	(58)

Other Expenses
Real estate related depreciation and amortization	117,611	104,475	13,136
Loss on business combinations	—	395	(395)
Interest expense	63,785	56,474	7,311
General and administrative	25,925	25,262	663
Impairment losses	1,953	4,316	(2,363)
Income tax (benefit) expense and other taxes	144	918	(774)

Total other expenses	209,418	191,840	17,578
Income (loss) from discontinued operations	6,354	(5,045)	11,399
Net loss attributable to noncontrolling interests	3,593	5,223	(1,630)

Net loss attributable to common stockholders	$(25,250)	$(37,830)	$12,580

(1)

For a discussion as to why we view property net operating income to be an appropriate supplemental performance measure see Page 3, above. For a reconciliation of our property net operating income to our reported “Loss From Continuing Operations”, see “Notes to Consolidated Financial Statements, Note 14—Segment Information.”

Rental Revenues

Rental revenues, which is comprised of base rent, straight-line rent, amortization of above and below market rent intangibles, tenant recovery income, early lease termination fees and other rental revenues, increased by approximately $23.5 million, or 10.8%, for the year ended December 31, 2011 as compared to the same period in 2010, primarily due to the following:

•

$25.5 million increase in our non-same store operating properties rental revenues, primarily driven by the acquisition of 27 properties and completion of development and redevelopment of ten properties. Average occupancy of the non-same store properties increased during 2011 to 85.4% from 41.9% during 2010, which resulted in a significant increase in base rent; partially offset by

•	$1.2 million decrease in our same store revenues due primarily to the following:

•	$1.8 million decrease in base rent resulting from decreased rental rates which more than offset an increase in average occupancy in our same store portfolio of 250 basis points to 89.4% for 2011;

•	$0.8 million decrease related to a settlement with a tenant in liquidation which was recorded in 2010; partially offset by

•	$0.8 million increase in straight-line rent which is primarily related to increases in free rent periods; and

•	$0.5 million increase in revenues related to net above market rent adjustments which have fully amortized; and

•	$0.7 million decrease in rental revenues in our development and redevelopment portfolios as ten properties were placed into operation and whose results are included in our non-same store portfolio.

The following table illustrates the components of our consolidated rental revenues for the years ended December 31, 2011 and 2010 (in thousands).

	For the Years Ended December 31,
	2011	2010	$ Change
Base rent	$180,717	$164,690	$16,027
Straight-line rent	9,202	5,819	3,383
Tenant recovery income	46,416	42,553	3,863
Other	3,156	2,902	254
Revenues related to early lease terminations	614	663	(49)

Total rental revenues	$240,105	$216,627	$23,478

Rental Expenses and Real Estate Taxes

Rental expenses and real estate taxes increased by approximately $3.0 million, or 4.7%, for the year ended December 31, 2011 as compared to the same period in 2010, primarily due to the following:

•	$4.3 million net increase in rental expenses and real estate taxes related to the properties acquired and development and redevelopment properties; partially offset by

•

$1.3 million decrease in rental expenses and real estate taxes in our same store portfolio, which was primarily driven by decreases in property taxes, repairs, maintenance and non-recoverable expenses, partially offset by increases in property insurance and utilities.

Other Revenue and Other Income (Loss)

Total other revenue and other income (loss) decreased by approximately $0.1 million, or 3.8%, for the year ended December 31, 2011 as compared to the same period in 2010, primarily due to:

•	$0.7 million decrease in interest and other income (expense), primarily as a result of an exchange rate loss from Mexico operations; partially offset by

•

$0.4 million decrease in equity in loss of unconsolidated joint ventures primarily as a result of an increase in occupancy at two of our projects in unconsolidated development joint ventures partially offset by an increase in depreciation of properties as development became complete; and

•

$0.2 million increase in institutional capital management and other fees as a result of a disposition fee earned on the sale of an unconsolidated joint venture property offset in part by lower asset management fees resulting from assets sold out of the ventures.

Other Expenses

Other expenses increased by approximately $17.6 million, or 9.2%, for the year ended December 31, 2011 as compared to the same period in 2010, primarily due to:

•	$13.1 million increase in real estate depreciation and amortization expense resulting from real estate acquisitions and capital additions;

•	$7.3 million increase in interest expense primarily related to higher interest rates on debt which has been refinanced and issued since 2010, as well as higher average debt balances in 2011; and

•

$0.7 million increase in general and administrative expenses, primarily related to an increase in acquisition costs of approximately $0.7 million for the increased number of properties acquired during 2011; which are partially offset by

•

$2.4 million decrease in impairments from a $2.0 million impairment loss recorded on one of our investments in unconsolidated joint ventures recorded in 2011 as compared to a $4.1 million impairment recorded on properties held for use and $0.2 million impairment loss on one of our investments in unconsolidated joint ventures recorded in 2010; and

•

$1.2 million decrease in expenses related to a $0.4 million loss on a business combination in 2010 and a $0.8 million decrease in income tax expense in 2011, related to tax benefits recognized in 2011.

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations increased $11.4 million during the year ended December 31, 2011 as compared to the same period in 2010, which is related to the disposition of 16 properties during 2011, which had income before casualty gains of $2.0 million, casualty gains of $1.3 million, gain on sales totaling $12.0 million and impairment losses of $7.8 million, as compared to the sale of eight properties in 2010, which had income of $0.8 million, gains of $2.1 million and impairment losses of $3.5 million. Also included within discontinued operations in both periods are the results of operations of 31 properties that were disposed of subsequent to December 31, 2011, including impairment losses of $0.4 million and $4.6 million during the years ended December 31, 2011 and 2010, respectively.

Noncontrolling Interests

Net loss attributable to noncontrolling interests decreased by approximately $1.6 million, or 31.2%, during the year ended December 31, 2011 as compared to the same period in 2010, primarily related to a decrease of consolidated net loss period over period. We owned approximately 90.4% and 89.8% of our operating partnership as of December 31, 2011 and 2010, respectively. The change in ownership was primarily due to the equity offering in February 2011, see “Notes to Consolidated Financial Statements, Note 9 – Stockholders’ Equity” for additional information), partially offset by issuance of OP Units in connection with property acquisitions and redemption of OP Units (see “Notes to Consolidated Financial Statements, Note 8—Noncontrolling Interests” for additional information).

Summary of the year ended December 31, 2010 compared to the year ended December 31, 2009

As of December 31, 2010, we consolidated 390 operating properties, seven development properties and one redevelopment properties. As of December 31, 2009, we consolidated 375 operating properties, 15 development properties and four redevelopment properties.

Comparison of the year ended December 31, 2010 to the year ended December 31, 2009

The following table illustrates the changes in rental revenues, rental expenses and real estate taxes, property net operating income, other revenue and other income (loss) and other expenses for the year ended December 31, 2010 compared to the year ended December 31, 2009. Our same store portfolio includes all operating properties that we owned for the entirety of both the current and prior year reporting periods. The same store portfolio for the periods presented totaled 315 buildings comprised of approximately 46.0 million square feet. A discussion of these changes follows the table (in thousands).

	Year Ended December 31,
	2010	2009	$ Change
Rental Revenues
Same store, excluding revenues related to early lease terminations	$200,220	$211,400	$(11,180)
Non-same store operating properties	14,780	3,123	11,657
Development and redevelopment properties	964	3,266	(2,302)
Revenues related to early lease terminations	663	2,071	(1,408)

Total rental revenues	216,627	219,860	(3,233)

Rental Expenses and Real Estate Taxes
Same store properties	58,565	59,396	(831)
Non-same store operating properties	4,269	717	3,552
Development and redevelopment properties	1,477	1,578	(101)

Total rental expenses and real estate taxes	64,311	61,691	2,620

Property Net Operating Income (1)
Same store properties	141,655	152,004	(10,349)
Non-same store operating properties	10,511	2,406	8,105
Development and redevelopment properties	(513)	1,688	(2,201)
Revenues related to early lease terminations	663	2,071	(1,408)

Total property net operating income	152,316	158,169	(5,853)

Other Revenue and Other Income (Loss)
Institutional capital management and other fees	4,133	2,701	1,432
Gain on dispositions of real estate interests	13	5	8
Equity in income of unconsolidated joint ventures, net	(2,986)	2,698	(5,684)
Interest and other income	356	1,916	(1,560)

Total other revenue and other income	1,516	7,320	(5,804)

Other Expenses
Real estate related depreciation and amortization	104,475	99,583	4,892
Loss on business combinations	395	10,325	(9,930)
Interest expense	56,474	52,260	4,214
General and administrative	25,262	29,224	(3,962)
Impairment losses	4,316	300	4,016
Income tax expense and other taxes	918	1,617	(699)

Total other expenses	191,840	193,309	(1,469)
Income (loss) from discontinued operations	(5,045)	6,111	(11,156)
Net loss attributable to noncontrolling interests	5,223	3,124	2,099

Net income (loss) attributable to common stockholders	$(37,830)	$(18,585)	$(19,245)

(1)

For a discussion as to why we view property net operating income to be an appropriate supplemental performance measure see Page 3 above. For a reconciliation of our property net operating income to our reported “Loss From Continuing Operations”, see “Notes to Consolidated Financial Statements, Note 14—Segment Information.”

Rental Revenues

Rental revenues which is comprised of base rent, straight-line rent, amortization of above and below market rent intangibles, tenant recovery income, early lease termination fees and other rental revenues, decreased by approximately $3.2 million, or 1.5%, for the year ended December 31, 2010 as compared to the same period in 2009, primarily due to the following:

•	$11.2 million decrease in our same store revenues due primarily to the following:

•

50 basis point decrease in average occupancy in our same store portfolio which was 88.3% in 2010 as compared to 88.8% in 2009, as well as decreases in rental rates, which resulted in a $12.1 million decrease of base rent;

•	$3.1 million decrease in operating expense recoveries;

•	$2.6 million increase in straight line rents, primarily related to increases in free rent periods;

•	$0.8 million increase related to a settlement of a tenant in liquidation recorded in 2010; and

•	$0.5 million increase in revenues related to net above market rent adjustment which have fully amortized;

•

$11.7 million increase in our non-same store operating properties rental revenues, primarily driven by the acquisition of 12 properties and completion of development and redevelopment of ten properties;

•	$2.3 million decrease in development and redevelopment properties as ten properties were placed into operation and whose results are included in our non-same store portfolio; and

•	$1.4 million decrease in fees paid by tenants related to early terminations.

The following table illustrates the various components of our rental revenues for the years ended December 31, 2010 and 2009 (in thousands):

	For the Years Ended December 31,
	2010	2009	$ Change
Base rent	$164,690	$170,944	$(6,254)
Straight-line rent	5,819	1,810	4,009
Tenant recovery income	42,553	43,949	(1,396)
Other	2,902	1,086	1,816
Revenues related to early lease terminations	663	2,071	(1,408)

Total rental revenues	$216,627	$219,860	(3,233)

Rental Expenses and Real Estate Taxes

Rental expenses and real estate taxes increased by approximately $2.6 million, or 4.2%, for the year ended December 31, 2010 compared to the same period in 2009, primarily due to:

•	$3.4 million net increase in rental expenses and real estate taxes related to the properties acquired and development and redevelopment properties; partially offset by

•	$0.8 million decrease in our rental expenses and real estate taxes in our same store portfolio, primarily driven by decreases in property taxes and lower bad debt expense.

Other Revenue and Other Income (Loss)

Total other revenue and other income (loss) decreased by approximately $5.8 million or 79.3% for the year ended December 31, 2010 as compared to the same period in 2009, primarily due to:

•

$5.7 million decrease in equity in earnings on unconsolidated joint ventures primarily related to a $5.1 million land sale gain recognized in 2009 at the SCLA unconsolidated joint venture and an increase in our losses in unconsolidated joint ventures; and

•

$1.6 million decrease interest and other income resulting from a decrease in interest income on notes paid off in 2010 and costs expensed in 2010 related to debt modifications that were not incurred in 2009; partially offset by

•	$1.4 million increase in institutional capital management fees resulting from property management fees earned in 2010.

Other Expenses

Other expenses decreased by approximately $1.5 million, or 0.8%, for the year ended December 31, 2010 as compared to the same period in 2009, primarily due to:

•	$9.9 million decrease in loss on business combinations which occurred in 2009;

•	$4.0 million decrease in general and administrative expenses related to a decrease in severance costs; and

•	$0.7 million decrease in income taxes related to activity in our taxable REIT subsidiary associated with income taxes on the land sale gain in 2009; partially offset by

•	$4.9 million increase in depreciation primarily related to real estate acquisitions, completed development and capital additions in 2010; and

•	$4.2 million increase in interest expense primarily resulting from a reduction of capitalized interest expense as we completed development activities on ten buildings;

•	$4.0 million increase in impairment losses recorded on properties held for use in 2010;

Income (Loss) from Discontinued Operations

Income (loss) from discontinued operations decreased by $11.2 million during the year ended December 31, 2010 as compared to the same period in 2009, which is related to the disposition of eight properties during 2010, which had income of $0.8 million, gains of $2.1 million and impairment losses of $3.5 million, as compared to the sale of three properties in 2009, which had income of $4.1 million, gains of $1.3 million and impairment losses of $0.7 million. Also included within discontinued operations in both periods are the results of operations of 31 properties that were disposed of subsequent to December 31, 2011, including an impairment loss of $4.6 million during the year ended December 31, 2010.

Noncontrolling Interests

Net loss attributable to noncontrolling interests increased by approximately $2.1 million due to an increase in consolidated net loss, period over period, and an increase of 2% in our ownership of the operating partnership. We owned approximately 90% and 88% of our operating partnership as of December 31, 2010 and 2009, respectively. The change in ownership was primarily due to redemption of OP Units (see “Notes to Consolidated Financial Statements, Note 8—Noncontrolling Interests” for additional information).

Segment Summary for the years ended December 31, 2011, 2010 and 2009

During 2011, management reorganized internal reporting whereby the operating results used to assess performance were aggregated into three reportable segments, East, Central and West, which are based on the geographical locations of our properties. This change aligns the markets by which management and their operating teams conduct and monitor business (see further detail on our Segment reorganization in “Notes to the Consolidated Financial Statements, Note 14 – Segment Information”). Management considers rental revenues and property net operating income aggregated by segment to be the appropriate way to analyze performance.

The following table illustrates the changes in our consolidated operating properties in continuing operations by segment as of, and for the years ended, December 31, 2011 compared to December 31, 2010 and December 31, 2009, respectively (dollar amounts and square feet in thousands).

	As of and for the year ended December 31,	Number of buildings	Square feet	Occupancy at period end (%)	Segment assets ($)(1)	Rental revenues($)(2)	Property net operating income($) (3)
EAST:
	2011	131	21,534	89.9%	$936,305	$85,923	$62,987
	2010	134	22,469	89.6%	$955,276	$76,476	$55,102
	2009	134	22,257	83.6%	$964,053	$74,703	$53,697
CENTRAL:
	2011	200	26,678	91.5%	$1,021,956	$98,942	$68,479
	2010	196	26,716	85.8%	$1,031,186	$96,628	$66,765
	2009	198	26,654	81.4%	$1,052,873	$99,264	$70,288
WEST:
	2011	78	10,042	91.3%	$669,591	$55,240	$41,297
	2010	68	8,592	90.7%	$568,147	$43,523	$30,449
	2009	62	7,936	85.1%	$491,076	$45,893	$34,184

(1)	Segment assets include all assets held by operating and development and redevelopment properties included in a segment, less non-segment cash and cash equivalents.
(2)	Segment rental revenues include operating and development properties. Revenues from properties which were sold during the period are not included in these results.
(3)

Property net operating income, or property NOI, is defined in “Item 6. Selected Financial Data”. For a reconciliation of our property net operating income to our reported “Income (Loss) from Continuing Operations,” see “Notes to Consolidated Financial Statements, Note 14 – Segment Information.”

East Segment

East Segment property NOI increased approximately $7.9 million, for the year ended December 31, 2011 as compared to the same period in 2010 primarily as a result of:

•	$9.4 million increase in rental revenues as a result of the acquisition of seven operating properties since December 31, 2010; partially offset by

•	$1.5 million increase in operating expenses, primarily as a result of increases in property taxes and insurance.

East Segment property NOI increased approximately $1.4 million, for the year ended December 31, 2010 as compared to the same period in 2009 primarily as a result of:

•	$1.8 million increase in rental revenues as a result of the acquisition of two operating properties since December 31, 2009; partially offset by

•	$0.4 million increase in operating expenses, primarily as a result of an increase in property taxes.

Central Segment

Central Segment property NOI increased approximately $1.7 million, for the year ended December 31, 2011 as compared to the same period in 2010 primarily as a result of:

•	$2.3 million increase in rental revenues resulting primarily from:

•	the acquisition of ten operating properties since December 31, 2010; and

•	570 basis point increase in period end occupancy to 91.5% for the year ended December 31, 2011 as compared to 2010; partially offset by

•	$0.8 million decrease related to a settlement of a tenant in liquidation which was recorded in 2010.

•	$0.6 million increase in operating expenses, including a 4.9% increase in property taxes.

Central Segment property NOI decreased approximately $3.5 million, for the year ended December 31, 2010 as compared to the same period in 2009 primarily as a result of:

•	$2.6 million decrease in rental revenues, despite the acquisition of two operating properties since December 31, 2009, mainly as a result of a 5.5% decrease in base rent period over period; and

•	$0.9 million increase in operating expenses, primarily related to an increase in property taxes and maintenance costs; partially offset by

•	$0.8 million increase related to a settlement of a tenant in liquidation recorded in 2010.

West Segment

West Segment property NOI increased approximately $10.8 million for year ended December 31, 2011 as compared to the same period in 2010 primarily as a result of:

•	$11.7 million increase in rental revenues as a result of the acquisition of ten operating properties since December 31, 2010; and

•	$0.9 million increase in operating expenses, primarily related to an increase in maintenance costs and insurance.

West Segment property NOI decreased approximately $3.7 million for the year ended December 31, 2010 as compared to the same period in 2009 primarily as a result of:

•

$2.4 million decrease in rental revenues, despite the addition of eight properties, which were placed into operations since December 31, 2009, mainly as a result of a 5.8% decrease in base rent period over period; and

•	$1.3 million increase in operating expenses, primarily resulting from an increase in property taxes and insurance as a result of property additions.

The following table reflects our total assets, net of accumulated depreciation and amortization, by segment (in thousands).

	December 31, 2011	December 31, 2010	December 31, 2009
Segments:
East	$936,305	$955,276	$964,053
Central	1,021,956	1,031,186	1,052,873
West	669,591	568,147	491,076

Total segment assets(1)	2,627,852	2,554,609	2,508,002
Non-segment assets:
Non-segment cash and cash equivalents	11,624	14,071	19,967
Other non-segment assets (2)	153,822	151,209	136,323

Total Assets	$2,793,298	$2,719,889	$2,664,292

(1)	Total segment assets include all assets held by operating and development and redevelopment properties included in a segment, less non-segment cash and cash equivalents.
(2)

Other non-segment assets primarily consists of corporate assets including investments in and advances to unconsolidated joint ventures, notes receivable, deferred loan costs, other receivables and other assets.

Liquidity and Capital Resources

Overview

We currently expect that our principal sources of working capital and funding for potential capital requirements for expansions and renovation of properties, developments, acquisitions, and debt service and distributions to shareholders will include:

•	Cash flows from operations;

•	Proceeds from capital recycling, including dispositions and asset contributions;

•	Borrowings under our senior unsecured revolving credit facility;

•	Other forms of secured or unsecured financings;

•	Offerings of common stock or other securities;

•	Current cash balances; and

•	Distributions from institutional capital management and other joint ventures.

Our sources of capital will be used to meet our liquidity requirements and capital commitments, including operating activities, debt service obligations, equity holder distributions, capital expenditures at our properties, development funding requirements and future acquisitions. We expect to utilize the same sources of capital to meet our short-term and long-term liquidity requirements.

Cash Flows

Year ended December 31, 2011 compared to year ended December 31, 2010

“Cash and cash equivalents” were $12.8 million and $17.3 million as of December 31, 2011 and December 31, 2010, respectively. Net cash provided by operating activities increased by $16.0 million to $107.0 million during the year ended December 31, 2011 compared to $91.0 million during the same period in 2010. This change was primarily due to an increase in property net operating income and a decrease in cash paid for accounts payable, accrued expenses and other liabilities during the periods.

Net cash used in investing activities increased $40.0 million to $178.3 million during the year ended December 31, 2011 compared to $138.3 million during the same period in 2010. This increase was primarily due to more acquisitions in 2011 than in 2010, which resulted in an increase in cash outflows for real estate acquisitions of $112.8 million. During 2011 there was also a $17.7 million increase in capital expenditures as well as a $17.7 million decrease in proceeds from repayment on notes receivable. These increases were partially offset by a $12.4 million decrease in contributions to unconsolidated joint ventures; a $87.1 million increase in proceeds from dispositions resulting from eight additional property dispositions in 2011 than in 2010; and a $12.4 million increase in distributions of investments in unconsolidated joint ventures resulting from the sale of three properties in our unconsolidated joint ventures.

Net cash provided by financing activities increased $21.3 million to $66.8 million during the year ended December 31, 2011 compared to $45.5 million during the same period in 2010. This change was primarily related to an increase of $90.0 million in net proceeds from issuance and repayments of senior unsecured notes; and an increase of $50.6 million in net proceeds from the issuance of common stock; partially offset by an increase of $102.0 million in net payments on the senior unsecured revolving line of credit; an increase of $9.1 million in net payments on mortgage notes; and an increase of $8.1 million in our dividends paid to common stockholders.

Year ended December 31, 2010 compared to year ended December 31, 2009

“Cash and cash equivalents” were $17.3 million as of December 31, 2010, which was a decrease of $1.8 million from our “Cash and cash equivalents” balance as of December 31, 2009. Net cash provided by operating activities decreased by $18.7 million to $91.0 million during the year ended December 31, 2010 compared to $109.7 million during the same period in 2009. This decrease was primarily due to an increase in the consolidated loss of DCT Industrial Trust Inc., which resulted from overall decreases in revenues, driven by lower rental rates, a decrease in average consolidated occupancy and increases in expenses.

Net cash used in investing activities increased by $120.6 million to $138.3 million during the year ended December 31, 2010 when compared to $17.7 million during the same period in 2009. This change was primarily due to a $74.1 million increase in expenditures on acquisitions of real estate; a $28.0 million increase in investments in unconsolidated joint ventures; a $11.4 million increase in capital expenditures; a $6.6 million decrease in distributions of investments in unconsolidated joint ventures; and a decrease of $9.6 million in proceeds from real estate dispositions; which were partially offset by a $5.5 million increase in repayments received on our notes receivable.

Net cash provided by (used in) financing activities increased $138.1 million to $45.5 million provided by financing activities during the year ended December 31, 2010 when compared to $(92.6) million used in financing activities during the same period in 2009. This change was primarily due to an increase in net draws on our line of credit of $51.0 million; and an increase of net issuances of senior unsecured notes totaling $110.0 million; which were partially offset by decrease in net payments of $23.1 million on mortgage notes; and a decrease of $56.5 million in proceeds from issuance of common stock.

Common Stock

As of December 31, 2011, approximately 245.9 million shares of common stock were issued and outstanding.

On February 18, 2011, we issued 21.9 million shares of common stock in a public offering at a price of $5.35 per share, for net proceeds of $111.9 million before offering expenses.

On March 23, 2010, we registered a “continuous equity” offering program. Pursuant to this offering program, we may sell up to 20 million shares of common stock from time-to-time through March 23, 2013 in “at-the-market” offerings or certain other transactions. We did not issue any shares through this program during the year ended December 31, 2011. During the year ended December 31, 2010, we issued 12.6 million shares of common stock through this program and raised gross proceeds of $61.2 million. Our proceeds net of offering fees were $60.4 million. We used the proceeds from sale of shares for general corporate purposes, which included funding acquisitions and repaying debt. As of December 31, 2011, 7.4 million shares remain available to be issued under the program.

The net proceeds from the sales of our securities were transferred to our operating partnership for a number of OP Units equal to the shares of common stock sold in our offerings, including the offerings noted above.

Dividend Reinvestment and Stock Purchase Plan

We offer shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan permits stockholders to acquire additional shares with quarterly dividends and to make additional cash investments to buy shares directly through our third party transfer agent. Shares of common stock may be purchased in the open market or through privately negotiated transactions.

Distributions

During the years ended December 31, 2011 and 2010, our board of directors declared distributions to stockholders totaling approximately $76.8 million and $67.9 million, respectively, including distributions to OP unitholders. Existing cash balances, cash provided from operations and borrowings under our credit facility were used for distributions paid during 2011 and 2010.

The payment of quarterly distributions is determined by our board of directors and may be adjusted at its discretion at any time. During February 2012, our board of directors declared a quarterly cash dividend of $0.07 per share, payable on April 18, 2012 to stockholders of record as of April 6, 2012.

Outstanding Indebtedness

As of December 31, 2011, our outstanding indebtedness of $1.3 billion consisted of mortgage notes and senior unsecured notes, excluding $61.7 million representing our proportionate share of debt associated with unconsolidated joint ventures. As of December 31, 2010, our outstanding indebtedness of $1.2 billion consisted of mortgage notes, senior unsecured notes and a senior unsecured revolving credit facility, excluding $62.3 million representing our proportionate share of debt associated with unconsolidated joint ventures. As of December 31, 2011, the gross book value of our consolidated properties was approximately $3.2 billion and the gross book value of all properties securing our mortgage debt was approximately $735.1 million. As of December 31, 2010, the total gross book value of our consolidated properties was approximately $3.0 billion and the gross book value of all properties securing our mortgage debt was approximately $1.0 billion. Our debt has various covenants with which we were in compliance as of December 31, 2011 and 2010.

Our debt instruments require monthly, quarterly or semiannual payments of interest and many require monthly or quarterly repayments of principal. Currently, cash flows from our operations are sufficient to satisfy these debt service requirements and we anticipate that cash flows from operations will continue to be sufficient to satisfy our debt service excluding principal maturities. During the years ended December 31, 2011 and 2010, our debt payments, including principal, interest and extinguishments, totaled $222.4 million and $383.9 million, respectively.

All of our senior unsecured notes contain certain cross-default provisions which may be triggered in the event that any material indebtedness is in default. These cross-default provisions may require us to repay such senior unsecured debt. We are not in default and do not have any unsecured debt maturities through December 31, 2012.

We have certain non-recourse, secured loans which are cross-collateralized by multiple properties. In the event of a default, we may then be required to repay such indebtedness, together with applicable prepayment charges, to avoid foreclosure on all cross-collateralized properties within the applicable pool. We generally have broad substitution rights that afford DCT the opportunity to replace encumbered properties with replacement properties. We are not in default and do not have any cross-collateralized debt maturing through December 31, 2012.

In the event of default or foreclosure, or if we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected.

Financing Strategy

Our charter and our bylaws do not limit the amount of debt we incur, however, we intend to operate so that our financial metrics are generally consistent with our publicly held investment grade REIT peers. The metrics we consider most significant include leverage, fixed charge coverage and net debt to EBITDA. We are also subject to certain covenants which may limit our outstanding indebtedness.

Debt Retirement and Refinancing

During the year ended December 31, 2011, we retired $124.7 million of maturing mortgage notes which were repaid using proceeds from the Company’s senior unsecured revolving credit facility and with proceeds from our senior unsecured notes issued through a private placement discussed below.

In April 2011, we refinanced $50.0 million of maturing senior unsecured notes. The new fixed-rate notes bear interest of 5.43%, mature in April 2020 and require quarterly interest payments.

Debt Issuances

On June 3, 2011, we entered into a term loan agreement with a syndicate of twelve banks, pursuant to which we borrowed $175.0 million through a senior unsecured loan. The term loan is scheduled to mature on June 3, 2015 and may be prepaid in whole or in part at any time. The term loan agreement provides for a variable interest rate based on either the base rate under the agreement or LIBOR, at our election, plus a margin that is initially based on our leverage ratio. The margins on base rate loans initially may range from 0.80% to 1.65% per annum, and the margins on LIBOR-based loans may range from 1.80% to 2.65% per annum. This loan agreement has various covenants with which we are in compliance as of December 31, 2011. We used the term loan, together with proceeds from a draw under our senior unsecured revolving credit facility, to repay our unsecured term loan that was scheduled to mature on June 6, 2011.

On August 1, 2011 we issued $225.0 million of new fixed rate, senior unsecured notes through a private placement. These senior unsecured notes have a weighted average maturity of 8.5 years and a weighted average interest rate of 4.93%. The notes have maturities of 5, 7, 8, 10, 11 or 12 years. The notes and related purchase agreement contain various covenants with which we are in compliance with as of December 31, 2011. Proceeds from these notes were used to repay outstanding indebtedness and for general corporate purposes.

On November 4, 2011, we issued a non-recourse mortgage note for $20.0 million in connection with a property acquisition. The note bears interest at a rate of 4.25%, requires monthly payments of principal and interest and matures in December 2021.

Line of Credit

As of December 31, 2011, we did not have an outstanding balance on our senior unsecured revolving credit facility; however we have issued two letters of credit secured by the unsecured revolving credit facility totaling $9.8 million. As of December 31, 2010 we had $51.0 million outstanding on our senior unsecured revolving credit facility.

On June 3, 2011, we entered in an amendment to extend the maturity date of our $300.0 million senior unsecured revolving credit facility from August 19, 2013 until June 3, 2015. This amendment also increased the number of banks included on the facility from nine to twelve and reduced the interest rate payable to either 0.65% to 1.35% over prime or 1.65% to 2.35% over LIBOR, per annum at our election, depending upon the Company’s leverage ratio. The amendment also provides us the ability, from time to time, to extend the size of the facility by up to an additional $200.0 million, to a total of $500.0 million, subject to certain lender commitments and other conditions. We incurred a total of approximately $2.1 million in fees paid to the creditor and third-party costs which have been deferred and will be amortized over the life of the new credit facility. Proceeds from draws on the line have been used to repay mortgage notes and senior unsecured notes as they became due, to finance our property acquisitions and for general corporate purposes including payment of distributions. The senior unsecured revolving credit facility agreement contains various covenants with which we are in compliance with as of December 31, 2011.

Debt Assumption

During the year ended December 31, 2011, we assumed two non-recourse notes with outstanding balances of approximately $3.9 million and $3.4 million, respectively, in connection with two property acquisitions.

The assumed notes bear interest at rates of 4.96% and 6.00%, respectively, and require monthly payments of principal and interest. The maturity dates of the assumed notes are August 2023 and April 2014, respectively.

Interest rate swap

As of December 31, 2011, we had one forward-starting swap in place to hedge the variability of cash flows associated with forecasted issuances of debt. This derivative has a notional value of $90.0 million, a LIBOR based swap strike rate of 5.43%, an effective date of June 2012 and a maturity date of September 2012. The associated counterparty is PNC Bank, NA. The fair value of the swap was a liability of approximately $26.7 million as of December 31, 2011.

Debt Maturities

The following table sets forth the scheduled maturities of our debt and regularly scheduled principal amortization, excluding unamortized premiums, as of December 31, 2011 (amounts in thousands).

Year	Senior Unsecured Notes	Mortgage Notes	Unsecured Credit Facility	Total
2012	$—	$57,659	$—	$57,659
2013	175,000	44,295	—	219,295
2014	50,000	9,975	—	59,975
2015	215,000	48,343	—	263,343
2016	99,000	5,724	—	104,724
Thereafter	396,000	149,196	—	545,196

Total	$935,000	$315,192	$—	$1,250,192

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2011; specifically our obligations under long-term debt agreements, operating and ground lease agreements and purchase obligations (amounts in thousands):

	Payments due by Period
Contractual Obligations (1)	Total	Less than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Scheduled long-term debt maturities, including interest(2)	$1,594,588	$122,352	$381,770	$442,652	$647,814
Operating lease commitments	2,955	656	1,274	995	30
Ground lease commitments(3)	13,733	474	963	1,088	11,208
Forward purchase commitments	12,353	12,353	—	—	—

Total	$1,623,629	$135,835	$384,007	$444,735	$659,052

(1)

From time-to-time in the normal course of our business, we enter into various contracts with third-parties that may obligate us to make payments, such as maintenance agreements at our properties. Such contracts, in the aggregate, do not represent material obligations, are typically short-term and cancellable within 90 days and are not included in the table above. Excluded from the total are our estimated construction costs to complete development projects of approximately $8.2 million, none of which is legally committed until work is completed.

(2)	Variable interest rate payments are estimated based on the LIBOR rate at December 31, 2011.
(3)	Three of our buildings comprised of 0.7 million square feet reside on 38 acres of land which is leased from an airport authority.

Off-Balance Sheet Arrangements

As of December 31, 2011 and 2010, we had no off-balance sheet arrangements, other than those disclosed under contractual obligations, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors, other than items discussed herein.

As of December 31, 2011, there are no lines of credit or side agreements related to, or between, our unconsolidated joint ventures and us, and there are no other derivative financial instruments between our unconsolidated joint ventures and us. In addition, we believe we have no material exposure to financial guarantees, except as discussed above.

As of December 31, 2011, our proportionate share of the total construction loans of our unconsolidated development joint ventures, including undrawn amounts, was $24.1 million; $13.5 million is scheduled to mature by the end of 2012 and $10.6 million is scheduled to mature by the end of 2013. Our proportionate share of the total construction loans of our unconsolidated development joint ventures includes 50% of the construction loans associated with the SCLA joint venture which are non-recourse to the venture partners. We may elect to fund additional capital to a joint venture through equity contributions (generally on a basis proportionate to our ownership interests), advances or partner loans, although such fundings are not required contractually or otherwise. As of December 31, 2011, our proportionate share of non-recourse debt associated with unconsolidated joint ventures is $61.7 million. The maturities of our proportionate share of the non-recourse debt are summarized in the table below (in thousands):

Year	DCT’s Proportionate Share of Secured Non-Recourse Debt in Unconsolidated Joint Ventures
2012	$13,452
2013	17,168
2014	4,513
2015	2,560
2016	1,189
Thereafter	22,823

Total	$61,705

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

DCT Industrial Trust Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of DCT Industrial Trust Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company retrospectively adjusted the consolidated financial statements to reflect the adoption of FASB Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income, which eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. The Company has elected to present the components of net income and other comprehensive income in two separate but consecutive statements.

As discussed in Note 14 to the consolidated financial statements, the Company retrospectively adjusted segment presentation to present development, redevelopment and properties in pre-development, including land held as segment assets.

As discussed in Note 15 to the consolidated financial statements, the Company retrospectively adjusted the consolidated financial statements to reflect the results of operations of the Company’s real estate properties which have been sold prior to September 30, 2012 as discontinued operations pursuant to FASB Accounting Standards Codification Topic 205-20, Presentation of Financial Statements-Discontinued Operations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012 (which is not included herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Denver, Colorado

February 29, 2012 (except for the consolidated statement of comprehensive income and Notes 10, 14, 15, and 16, as to which the date is November 20, 2012)

DCT INDUSTRIAL TRUST INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share information)

	December 31, 2011	December 31, 2010
ASSETS
Land	$647,552	$567,152
Buildings and improvements	2,393,346	2,343,835
Intangible lease assets	84,779	93,497
Construction in progress	35,386	32,952

Total investment in properties	3,161,063	3,037,436
Less accumulated depreciation and amortization	(589,314)	(528,705)

Net investment in properties	2,571,749	2,508,731
Investments in and advances to unconsolidated joint ventures	139,278	138,455

Net investment in real estate	2,711,027	2,647,186
Cash and cash equivalents	12,834	17,330
Notes receivable	1,053	1,222
Deferred loan costs, net	8,567	5,883
Straight-line rent and other receivables, net of allowance for doubtful accounts of $1,256 and $2,088, respectively	42,349	33,278
Other assets, net	17,468	14,990

Total assets	$2,793,298	$2,719,889

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$45,785	$38,354
Distributions payable	19,057	17,458
Tenant prepaids and security deposits	22,864	20,759
Other liabilities	29,797	12,373
Intangible lease liability, net	18,897	18,748
Line of credit	—	51,000
Senior unsecured notes	935,000	735,000
Mortgage notes	317,783	425,359

Total liabilities	1,389,183	1,319,051

Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Shares-in-trust, $0.01 par value, 100,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 350,000,000 shares authorized, 245,943,100 and 222,946,676 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	2,459	2,229
Additional paid-in capital	2,018,075	1,898,289
Distributions in excess of earnings	(783,229)	(689,127)
Accumulated other comprehensive loss	(29,336)	(15,289)

Total stockholders’ equity	1,207,969	1,196,102
Noncontrolling interests	196,146	204,736

Total equity	1,404,115	1,400,838

Total liabilities and equity	$2,793,298	$2,719,889

The accompanying notes are an integral part of these Consolidated Financial Statements.

DCT INDUSTRIAL TRUST INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share information)

	For the year ended December 31,
	2011	2010	2009
REVENUES:
Rental revenues	$240,105	$216,627	$219,860
Institutional capital management and other fees	4,291	4,133	2,701

Total revenues	244,396	220,760	222,561

OPERATING EXPENSES:
Rental expenses	32,413	30,725	29,781
Real estate taxes	34,929	33,586	31,910
Real estate related depreciation and amortization	117,611	104,475	99,583
General and administrative	25,925	25,262	29,224
Impairment losses	—	4,100	—
Casualty gains	(33)	—	—

Total operating expenses	210,845	198,148	190,498

Operating income	33,551	22,612	32,063
OTHER INCOME AND EXPENSE:
Equity in income (loss) of unconsolidated joint ventures, net	(2,556)	(2,986)	2,698
Impairment losses from investments in unconsolidated joint ventures	(1,953)	(216)	(300)
Loss on business combinations	—	(395)	(10,325)
Interest expense	(63,785)	(56,474)	(52,260)
Interest and other income (expense)	(310)	356	1,916
Income tax expense and other taxes	(144)	(918)	(1,617)

Loss from continuing operations	(35,197)	(38,021)	(27,825)
Income (loss) from discontinued operations	6,354	(5,045)	6,111

Loss before gain on dispositions of real estate interests	(28,843)	(43,066)	(21,714)
Gain on dispositions of real estate interests	—	13	5

Consolidated net loss of DCT Industrial Trust Inc.	(28,843)	(43,053)	(21,709)
Net loss attributable to noncontrolling interests	3,593	5,223	3,124

Net loss attributable to common stockholders	(25,250)	(37,830)	(18,585)

Distributed and undistributed earnings allocated to participating securities	(443)	(480)	(436)

Adjusted net loss attributable to common stockholders	$(25,693)	$(38,310)	$(19,021)

EARNINGS PER COMMON SHARE – BASIC AND DILUTED:
Loss from continuing operations	$(0.13)	$(0.16)	$(0.13)
Income (loss) from discontinued operations	0.02	(0.02)	0.03

Net loss attributable to common stockholders	$(0.11)	$(0.18)	$(0.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	242,591	212,412	192,900

The accompanying notes are an integral part of these Consolidated Financial Statements.

DCT INDUSTRIAL TRUST INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(in thousands)

	For the year ended December 31,
	2011	2010	2009
Consolidated net loss of DCT Industrial Trust Inc.	$(28,843)	$(43,053)	$(21,709)
Other Comprehensive income (loss):
Net unrealized gain (loss) on cash flow hedging derivatives	(16,637)	(7,491)	15,980
Realized (gain) loss related to hedging activities	129	2,040	(2,894)
Amortization of cash flow hedging derivatives	970	889	1,072

Other Comprehensive income (loss)	(15,538)	(4,562)	14,158

Comprehensive loss	(44,381)	(47,615)	(7,551)
Comprehensive loss attributable to noncontrolling interests	5,084	5,508	417

Comprehensive loss attributable to common stockholders	$(39,297)	$(42,107)	$(7,134)

The accompanying notes are an integral part of these Consolidated Financial Statements.

DCT INDUSTRIAL TRUST INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2011, 2010 and 2009

(in thousands)

		DCT Industrial Trust Inc. and Subsidiaries
	Total Equity	Common Stock		Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Compre- hensive Income (Loss)	Non-controlling Interests
		Shares	Amount
Balance at December 31, 2008	$1,401,500	175,141	$1,751	$1,657,923	$(513,040)	$(22,463)	$277,329
Net loss	(21,709)	—	—	—	(18,585)	—	(3,124)
Other Comprehensive income (loss)	14,158	—	—	—	—	11,451	2,707
Issuance of common stock, net of offering costs	111,388	27,600	276	111,112	—	—	—
Issuance of common stock, stock based compensation plans	479	222	2	477	—	—	—
Amortization of stock-based compensation	8,602	—	—	1,926	—	—	6,676
Distributions to common stockholders and noncontrolling interests	(68,839)	—	—	—	(59,462)	—	(9,377)
Partner contributions from noncontrolling interests	158	—	—	—	—	—	158
Purchase of noncontrolling interests	(155)	—	—	48	—	—	(203)
Redemptions of noncontrolling interests	(1,949)	5,083	51	46,168	—	—	(48,168)

Balance at December 31, 2009	$1,443,633	208,046	$2,080	$1,817,654	$(591,087)	$(11,012)	$225,998

Net loss	(43,053)	—	—	—	(37,830)	—	(5,223)
Other Comprehensive loss	(4,562)	—	—	—	—	(4,277)	(285)
Issuance of common stock, net of offering costs	59,999	12,571	126	59,873	—	—	—
Issuance of common stock, stock based compensation plans	77	106	1	76	—	—	—
Amortization of stock-based compensation	4,827	—	—	1,479	—	—	3,348
Distributions to common stockholders and noncontrolling interests	(67,882)	—	—	—	(60,210)	—	(7,672)
Partner contributions from noncontrolling interests	8,801	—	—	—	—	—	8,801
Purchase of noncontrolling interests	—	—	—	281	—	—	(281)
Redemptions of noncontrolling interests	(1,002)	2,224	22	18,926	—	—	(19,950)

Balance at December 31, 2010	$1,400,838	222,947	$2,229	$1,898,289	$(689,127)	$(15,289)	$204,736

Net loss	(28,843)	—	—	—	(25,250)	—	(3,593)
Other Comprehensive income (loss)	(15,538)	—	—	—	—	(14,047)	(1,491)
Issuance of common stock, net of offering costs	111,588	21,850	219	111,369	—	—	—
Issuance of common stock, stock based compensation plans	(88)	215	2	(90)	—	—	—
Amortization of stock-based compensation	4,552	—	—	1,564	—	—	2,988
Distributions to common stockholders and noncontrolling interests	(76,848)	—	—	—	(68,852)	—	(7,996)
Issuance of noncontrolling interests	4,880	—	—	(5)	—	—	4,885
Partner contributions from noncontrolling interests	4,632	—	—	—	—	—	4,632
Purchase of noncontrolling interests	(687)	—	—	(191)	—	—	(496)
Redemptions of noncontrolling interests	(371)	931	9	7,139	—	—	(7,519)

Balance at December 31, 2011	$1,404,115	245,943	$2,459	$2,018,075	$(783,229)	$(29,336)	$196,146

The accompanying notes are an integral part of these Consolidated Financial Statements.

DCT INDUSTRIAL TRUST INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	For the year ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES:
Consolidated net loss of DCT Industrial Trust Inc.	$(28,843)	$(43,053)	$(21,709)
Adjustments to reconcile consolidated net loss of DCT Industrial Trust Inc. to net cash provided by operating activities:
Real estate related depreciation and amortization	128,989	115,904	111,250
Gain on dispositions of real estate interests	(12,030)	(2,091)	(1,354)
Loss on business combinations	—	395	10,325
Distributions of earnings from unconsolidated joint ventures	3,267	3,470	3,915
Equity in (income) loss of unconsolidated joint ventures, net	2,556	2,986	(2,698)
Impairment losses	10,160	12,328	981
Stock-based compensation	4,552	4,827	8,602
Casualty gains	(1,298)	—	—
Straight-line rent	(9,526)	(5,622)	(1,943)
Other	3,731	5,228	6,636
Changes in operating assets and liabilities:
Other receivables and other assets	(1,197)	(3,572)	(4,261)
Accounts payable, accrued expenses and other liabilities	6,605	202	5

Net cash provided by operating activities	106,966	91,002	109,749

INVESTING ACTIVITIES:
Real estate acquisitions	(200,909)	(88,120)	(14,023)
Capital expenditures and development activities	(76,035)	(58,361)	(46,914)
Refunds (payments) in deferred acquisition costs and deposits	(1,559)	(13)	143
Proceeds from dispositions of real estate investments, net	106,455	19,391	29,008
Investments in unconsolidated joint ventures	(21,991)	(34,425)	(6,425)
Distributions of investments in unconsolidated joint ventures	12,941	565	7,161
Repayment of notes receivable	169	17,862	12,353
Insurance proceeds from casualty reimbursement for capital expenditures	3,813	—	—
Other investing activities	(1,191)	4,767	1,024

Net cash used in investing activities	(178,307)	(138,334)	(17,673)

FINANCING ACTIVITIES:
Proceeds from senior unsecured revolving line of credit	260,500	283,000	8,000
Repayments of senior unsecured revolving line of credit	(311,500)	(232,000)	(8,000)
Proceeds from senior unsecured debt	400,000	210,000	—
Repayments of senior unsecured debt	(200,000)	(100,000)	—
Proceeds from mortgage debt	20,000	123,000	—
Principal payments on mortgage debt	(133,898)	(227,830)	(127,925)
Payments of deferred loan costs	(5,028)	(4,423)	(2,188)
Issuance of common stock	111,931	61,303	117,777
Offering costs for issuance of common stock and OP Units	(348)	(1,227)	(5,910)
Redemption of OP Units	(371)	(1,002)	(1,949)
Payments related to settlement of cash flow hedge	—	—	(3,630)
Dividends to common stockholders	(67,250)	(59,151)	(58,901)
Distributions to noncontrolling interests	(7,422)	(7,802)	(10,069)
Contributions from noncontrolling interests	231	1,674	158

Net cash provided by (used in) financing activities	66,845	45,542	(92,637)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,496)	(1,790)	(561)
CASH AND CASH EQUIVALENTS, beginning of period	17,330	19,120	19,681

CASH AND CASH EQUIVALENTS, end of period	$12,834	$17,330	$19,120

Supplemental Disclosures of Cash Flow Information
Cash paid for interest, net of capitalized interest	$58,461	$54,532	$50,366
Supplemental Disclosures of Non-Cash Activities
Retirement of fully depreciated and amortized assets, net	$42,149	$29,927	$68,013
Assumption of mortgage notes in connection with real estate acquired	$7,653	$19,556	$65,979
Redemptions of OP Units settled in shares of common stock	$7,148	$19,228	$46,218
Issuance of notes receivable in connection with real estate acquisitions	$—	$—	$1,050
Contributions of real estate from non-controlling interests	$4,401	$7,127	$—
Issuance of OP Units in connection with real estate acquisition	$4,885	$—	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

DCT INDUSTRIAL TRUST INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Organization

DCT Industrial Trust Inc. is a leading industrial real estate company that owns, operates and develops high-quality bulk distribution and light industrial properties in high-volume distribution markets in the U.S. and Mexico. As used herein, “DCT Industrial Trust,” “DCT,” “the Company,” “we,” “our” and “us” refer to DCT Industrial Trust Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires. We were formed as a Maryland corporation in April 2002 and have elected to be treated as a real estate investment trust (“REIT”) for United States (“U.S.”) federal income tax purposes. We are structured as an umbrella partnership REIT under which substantially all of our current and future business is, and will be, conducted through a majority owned and controlled subsidiary, DCT Industrial Operating Partnership LP (the “operating partnership”), a Delaware limited partnership, for which DCT Industrial Trust Inc. is the sole general partner. We own our properties through our operating partnership and its subsidiaries. As of December 31, 2011, we owned approximately 90.4% of the outstanding equity interests in our operating partnership.

As of December 31, 2011, the Company owned interests in, managed or had under development approximately 75.5 million square feet of properties leased to approximately 900 customers, including:

•	58.1 million square feet comprising 408 consolidated properties owned in our operating portfolio which were 90.6% occupied;

•	17.2 million square feet comprising 52 unconsolidated properties which were 86.3% occupied and one managed-only property operated on behalf of five institutional capital management partners; and

•	0.2 million square feet comprising one consolidated property under redevelopment.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements include the financial position, results of operations and cash flows of the Company, its wholly-owned qualified REIT and taxable REIT subsidiaries, the operating partnership and its consolidated joint ventures, in which it has a controlling interest. Third-party equity interests in the operating partnership and consolidated joint ventures are reflected as noncontrolling interests in the Consolidated Financial Statements. We also have noncontrolling partnership interests in unconsolidated institutional capital management and other joint ventures, which are accounted for under the equity method. All significant intercompany amounts have been eliminated.

All square feet, acres, occupancy, number of properties and number of customers disclosed in the notes to the Consolidated Financial Statements are unaudited.

Principles of Consolidation

We hold interests in both consolidated and unconsolidated joint ventures. All joint ventures over which we have financial and operating control, and variable interest entities (“VIE’s”) in which we have determined that we are the primary beneficiary, are included in the Consolidated Financial Statements. We use the equity method of accounting for joint ventures over which we do not have a controlling interest or where we do not exercise significant control over major operating and management decisions but where we exercise significant influence and include our share of earnings or losses of these joint ventures in our consolidated net loss.

We analyze our joint ventures in accordance with GAAP to determine whether they are VIE’s and, if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a VIE involves consideration of various factors including the form of our ownership interest, our representation on the entity’s board of directors, the size of our investment (including loans) and our ability to participate in major decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in the Consolidated Financial Statements and, consequently, our financial position and results of operations.

Reclassifications

Certain items in our Consolidated Financial Statements for 2011, 2010 and 2009 have been reclassified to conform to the updated financial statement presentation.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Capitalization of Costs

We capitalize costs directly related to the development, predevelopment, redevelopment or improvement of our investment in real estate, referred to as capital projects and other activities included within this paragraph. Costs associated with our capital projects are capitalized as incurred. If the project is abandoned, these costs are expensed during the period in which the project is abandoned. Costs considered for capitalization include, but are not limited to, construction costs, interest, real estate taxes, insurance and leasing costs, if appropriate. We capitalize indirect costs such as personnel, office, and administrative expenses that are directly related to our projects based on an estimate of the time spent on the development activities. Interest is capitalized based on actual capital expenditures from the period when development or redevelopment commences until the asset is ready for its intended use, at the weighted average borrowing rates during the period. Costs incurred for maintaining and repairing our properties, which do not extend their useful lives, are expensed as incurred.

We also capitalize interest on qualifying investments in unconsolidated joint ventures. Interest is capitalized based on the average capital invested in a venture during the period when development or predevelopment begins until planned principle operations commence, at our weighted average borrowing rates during the period.

Discontinued Operations

We classify certain properties and related assets and liabilities as held for sale when certain criteria are met. At such time, the respective assets and liabilities are presented separately on our Consolidated Balance Sheets. We include liabilities related to assets held for sale that will be transferred in the transaction in “Liabilities related to assets held for sale.” Assets held for sale are reported at the lower of carrying value or estimated fair value less estimated costs to sell. The operating results of such properties are presented in “Income (loss) from discontinued operations” in current periods and all comparable periods presented. Depreciation is not recorded on properties held for sale; however, depreciation expense recorded prior to classification as held for sale is included in “Income (loss) from discontinued operations.” Gains on sales of real estate assets are recognized if the specific transaction terms and any continuing involvement in the form of management or financial assistance meet the various sale recognition criteria as defined by GAAP. If the criteria are not met, we defer the gain until such time that the criteria for sale recognition have been met. Net gains on sales and any impairment losses associated with assets held for sale are presented in “Income (loss) from discontinued operations” when recognized.

Fair Value

The Financial Accounting Standards Board (“FASB”) issued guidance related to accounting for fair value measurements which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined as the exit price or price at which an asset (in its highest and best use) would be sold or liability assumed by an informed market participant in a transaction that is not distressed and is executed in the most advantageous market. This guidance provides a framework of how to determine such measurements on reported balances which are required or permitted to be measured at fair value under existing accounting pronouncements and emphasizes that fair value is a market-based rather than an entity-specific measurement. Therefore, our fair value measurement is determined based on the assumptions that market participants would use to price the asset or liability. As a basis for considering market participant assumptions in fair value measurements, this guidance establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals, and the contracted sales price for assets held for sale. Level 3 inputs are unobservable inputs for the asset or liability that are typically based on management’s own assumptions, as there is little, if any, related observable market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Investment in Properties

We record the assets, liabilities and noncontrolling interests associated with property acquisitions which qualify as business combinations at their respective acquisition-date fair values which are derived using a market, income or replacement cost approach, or a combination thereof. Acquisition-related costs associated with business combinations are expensed as incurred. As defined by GAAP, a business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits directly to investors or other owners, members or participants. We do not consider acquisitions of land or unoccupied buildings to be business combinations. Rather, these transactions are treated as asset acquisitions and recorded at cost.

The fair value of identifiable tangible assets such as land, building, building and land improvements and tenant improvements is determined on an “as-if-vacant” basis. Management considers Level 3 inputs such as the replacement cost of such assets, appraisals, property condition reports, market data and other related information in determining the fair value of the tangible assets. The difference between the fair value and the face value of debt assumed in connection with an acquisition is recorded as a premium or discount and amortized to “Interest expense” over the life of the debt assumed. The valuation of assumed liabilities is based on the current market rate for similar liabilities. The recorded fair value of intangible lease assets includes Level 3 inputs and represents the value associated with in-place leases which include leasing commissions, legal and other costs, as well as an intangible asset or liability resulting from in-place leases being above or below the market rental rates over the lease term on the date of the acquisition. Intangible lease assets or liabilities are amortized over the reasonably assured lease term of the remaining in-place leases as an adjustment to “Rental revenues” or “Real estate related depreciation and amortization” depending on the nature of the intangible.

We have certain properties which we have acquired or removed from service with the intention to redevelop the property. Buildings under redevelopment require significant construction activities prior to being placed back into service. We generally do not depreciate properties classified as redevelopment until the date that the redevelopment properties are ready for their intended use.

Real estate, including land, building, building and land improvements, tenant improvements, leasehold improvements, leasing costs and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization, unless circumstances indicate that the cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value.

Depreciation and Useful Lives of Real Estate Assets

Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets or liabilities. Our ability to assess the useful lives of our real estate assets accurately is critical to the determination of the appropriate amount of depreciation and amortization expense recorded and the carrying values of the underlying assets. Any change to the estimated depreciable lives of these assets would have an impact on the depreciation and amortization expense we recognize.

The following table reflects the standard depreciable lives typically used to compute depreciation and amortization. However, such depreciable lives may be different based on the estimated useful life of such assets or liabilities. The carrying value of assets sold or retired and the related accumulated depreciation and/or amortization is derecognized and the resulting gain or loss, if any, is recorded during the period in which such sale or retirement occurs.

Description	Standard Depreciable Life
Land	Not depreciated
Building	20 – 40 years
Building and land improvements	5 – 20 years
Tenant improvements	Shorter of lease term or useful life
Leasehold improvements	5 – 20 years
Leasing costs	Lease term
Other intangible lease assets	Average term of leases for property
Above/below market rent assets/liabilities	Reasonably assured lease term

Depreciation is not recorded on real estate assets currently held for sale or contribution, in pre-development, or being developed or redeveloped until the building is substantially completed and ready for its intended use, not later than one year from cessation of major construction activity.

Impairment of Properties

Investments in properties classified as held for use are carried at cost and evaluated for impairment at least annually and when events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Examples of such changes in circumstances include the point at which we deem a building to be held for sale, our intended hold period changes, or when a building remains vacant significantly longer than expected. For investments in properties that we intend to hold long-term, the recoverability is based on the estimated future undiscounted cash flows. If the asset carrying value is not supported on an undiscounted cash flow basis, the amount of impairment is measured as the difference between the carrying value and the fair value of the asset and is reflected in “Impairment losses” on the Consolidated Statements of Operations. The determination of fair value of real estate assets to be held for use is derived using the discounted cash flow method and involves a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Such assumptions are Level 3 inputs and include, but are not limited to, projected vacancy rates, rental rates, property operating expenses and capital expenditures. The capitalization rate is also a significant driving factor in determining the property valuation and requires management’s judgment of factors such as market knowledge, historical experience, lease terms, tenant financial strength, economy, demographics, environment, property location, visibility, age, physical condition and expected return requirements, among other things. The aforementioned factors are taken as a whole by management in determining the valuation of investment property. The valuation is sensitive to the actual results of any of these uncertain factors, either individually or taken as a whole. Should the actual results differ from management’s estimates, the valuation could be negatively affected and may result in additional impairments recorded in the Consolidated Financial Statements.

Investments in properties classified as held for sale are measured at the lower of their carrying amount or fair value (typically, the contracted sales price, a Level 2 input) less costs to sell. Impairment of assets held for sale is a component of “Income (loss) from discontinued operations” in the Consolidated Statements of Operations and is further detailed in Note 15 – Discontinued Operations and Assets Held for Sale.

During the year ended December 31, 2011, we determined our cost was not recoverable on one operating property in the Atlanta market based upon a change in our future estimated hold period. Based on our analysis, the total carrying amount of the property located in our East operating segment was no longer recoverable by the future estimated undiscounted cash flows. Consequently, we recognized an impairment loss of $0.4 million in our consolidated portfolio based on the estimated fair value (see “Fair Value” discussion above). This property was sold subsequent to December 31, 2011 and consequently, the impairment loss is included within “Income (loss) from discontinued operations” in the Consolidated Statements of Operations and is further detailed in Note 15 – Discontinued Operations and Assets Held for Sale.

In June 2010, we entered into a lease with a purchase option with a third-party on an industrial property located in New Jersey classified as held for use which resulted in a reassessment of the probable hold period of the property. Consequently, we determined that the total carrying amount of the property was no longer recoverable by the future estimated undiscounted cash flows and recognized an impairment loss of $4.6 million based on the estimated fair value. This property was sold subsequent to December 31, 2011 and consequently, the impairment loss is included within “Income (loss) from discontinued operations” in the Consolidated Statements of Operations and is further detailed in Note 15 – Discontinued Operations and Assets Held for Sale.

During the year ended December 31, 2010, we determined our cost was not recoverable on certain land parcels held for future development. Based on our analysis, the total carrying amount of three land parcels located in Baltimore/Washington, Orlando and Atlanta markets were no longer recoverable by the future estimated undiscounted cash flows, as a result of changes in the anticipated timing of the commencement of the development. Consequently, we recognized impairment losses of $4.1 million and $0.2 million on properties in our consolidated portfolio and unconsolidated portfolios, respectively, based on their estimated fair values (see “Fair Value” discussion above).

Investments in and Advances to Unconsolidated Joint Ventures

We account for our investments in and advances to unconsolidated joint ventures under the equity method because we exercise significant influence over, but do not control, these entities. Under the equity method, these investments (including advances to joint ventures) are initially recorded at cost and are subsequently adjusted to reflect our proportionate share of net earnings or losses of each of the joint ventures, distributions received, contributions made and certain other adjustments, as appropriate. Such investments are included in “Investments in and advances to unconsolidated joint ventures” in our Consolidated Balance Sheets. Distributions from these investments that are related to earnings from operations are included as operating activities and distributions that are related to capital transactions are included as investing activities in our Consolidated Statements of Cash Flows.

Investment properties that are contributed to unconsolidated joint ventures are not considered discontinued operations due to our continuing involvement through maintaining an ownership interest in these investment properties and continuing to act as manager of the assets. We recognize any gains from the contribution of investment properties into an unconsolidated joint venture if the recognition criteria have been met and the cash received is not required to be reinvested. Such gains are recognized to the extent of the outside ownership interest in the joint venture in our Consolidated Statements of Operations under the heading of “Gain on dispositions of real estate interests.” Any gain related to the remaining proceeds reduces our basis in the investment in the unconsolidated joint venture, and is recognized into earnings over the weighted average life of the related property’s real estate assets. We recognize our proportionate share of the ongoing earnings or losses of each unconsolidated joint venture in “Equity in income (loss) of unconsolidated joint ventures, net” in our Consolidated Statements of Operations.

Impairment of Investments in and Advances to Unconsolidated Joint Ventures

We evaluate our investments in unconsolidated entities for impairment whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, we calculate the estimated fair value of the investment using a market, income or replacement cost approach, or combination thereof. The amount of impairment recognized, if any, would be the excess of the investment’s carrying amount over its estimated fair value. We consider various factors to determine if a decline in the value of the investment is other-than-temporary. These factors are Level 2 and 3 inputs and include but are not limited to, age of the venture, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, expected term of the investment and the relationships with the other joint venture partners and its lenders. If we believe that the decline in the fair value is temporary, no impairment is recorded. The aforementioned factors are taken as a whole by management in determining the valuation of our investment property. Should the actual results differ from management’s estimates, the valuation could be negatively affected and may result in a negative impact on the Consolidated Financial Statements. See Note 4—Investments in and Advances to Unconsolidated Joint Ventures for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in financial institutions and other highly liquid short-term investments with original maturities of three months or less. We have not realized any losses in our cash and cash equivalents and believe that these short-term instruments are not exposed to any significant credit risk.

Notes Receivable

As of December 31, 2011 and 2010, we had approximately $1.1 million and $1.2 million in notes receivable outstanding with non-affiliates, respectively. The interest rates on notes receivable range from approximately 7.5% to 10%, and the notes mature on dates ranging from June 2012 to June 2017.

Deferred Loan Costs

Deferred loan costs include fees and costs incurred to obtain long-term financing. These fees and costs are amortized to “Interest expense” over the terms of the related loans. Accumulated amortization of deferred loan costs was approximately $3.1 million and $4.2 million as of December 31, 2011 and 2010, respectively. Unamortized deferred loan costs are fully amortized when debt is retired before the maturity. Our interest expense for the years ended December 31, 2011, 2010 and 2009 includes $2.1 million, $2.3 million and $2.3 million for the amortization of loan costs, respectively.

Straight-line Rent and Other Receivables

Straight-line rent and other receivables include all straight line rent and current accounts receivable, net of allowances. We maintain an allowance for estimated losses that may result from the inability of our tenants to make required payments. If a tenant fails to make contractual payments beyond any allowance, we may recognize additional bad debt expense in future periods equal to the net outstanding balances. As of December 31, 2011 and 2010, our allowance for doubtful accounts was $1.3 million and $2.1 million, respectively.

Debt

Debt consists of fixed and variable rate secured mortgage notes, senior unsecured notes and a senior unsecured revolving credit facility. Secured mortgage notes assumed in connection with business combinations includes a premium or discount for the difference between the fair value and face value of assumed notes at the date of acquisition, and is amortized to “Interest expense” over the remaining life of the underlying notes. The aggregated premium balances, net of accumulated amortization, were approximately $2.6 million and $3.6 million as of December 31, 2011 and 2010, respectively.

Derivative Instruments and Hedging Activities

We record derivatives at fair value which are presented on a gross basis in “Other Liabilities” in our Consolidated Balance Sheets. Accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the designation of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.

Currently, we use interest rate swaps to manage certain interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties.

As of December 31, 2011, our hedge was designated as a cash flow hedge. For derivatives designated as “cash flow” hedges, the effective portion of the changes in the fair value of the derivative is initially reported in “Accumulated other comprehensive loss” in our Consolidated Statements of Stockholders’ Equity, Accumulated Other Comprehensive Income (Loss) and Noncontrolling Interests (i.e., not included in earnings) and subsequently reclassified into earnings when the hedged transaction affects earnings or the hedging relationship is no longer effective at which time the ineffective portion of the derivative’s changes in fair value is recognized directly into earnings. We assess the effectiveness of each hedging relationship whenever financial statements are issued or earnings are reported and at least every three months. We do not use derivatives for trading or speculative purposes.

Our objective in using derivatives is to manage our exposure to interest rate volatility associated with our forecasted debt issuances including refinancing of our fixed-rate debt and certain variable rate borrowings. To accomplish this objective, we primarily use treasury locks, forward-starting swaps and interest rate swaps as part of our cash flow hedging strategy. These derivatives are designed to mitigate the risk of future interest rate fluctuations by providing a future fixed interest rate for a limited, pre-determined period of time.

Our agreements with each of our derivative counterparties contain provisions where if we default on the underlying indebtedness, including defaults where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. We also have agreements with our derivative counterparties that incorporate the loan covenant provisions of our indebtedness with lender affiliates of the derivative counterparties. Failure to comply with the loan covenant provisions would cause us to be in default on any derivative instrument obligations covered by the agreements.

Comprehensive Income (Loss)

We report comprehensive income or loss in our Consolidated Statements of Comprehensive Income. Amounts reported in “Other comprehensive income (loss)” related to settled hedging transactions will be amortized to “Interest expense” as the hedged forecasted transactions occur. Any ineffectiveness related to our hedging transactions is reported in our Consolidated Statements of Operations. See Note 6 – Financial Instruments and Hedging Activities for additional information.

Revenue Recognition

We record rental revenues on a straight-line basis under which contractual rent increases are recognized evenly over the full lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, we record receivables from tenants that we expect to collect over the remaining lease term rather than currently, which are recorded as a straight-line rent receivable. When we acquire a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation. The total increase to “Rental revenues” due to straight-line rent adjustments was approximately $9.2 million, $5.8 million and $1.8 million, respectively, for the years ended December 31, 2011, 2010 and 2009.

Tenant recovery income includes payments and amounts due from tenants pursuant to their leases for real estate taxes, insurance and other recoverable property operating expenses and is recognized as “Rental revenues” during the same period the related expenses are incurred. Tenant recovery income recognized as “Rental revenues” was approximately $46.4 million, $42.6 million and $43.9 million, respectively, for the years ended December 31, 2011, 2010 and 2009.

In connection with property acquisitions qualifying as business combinations, we may acquire leases with rental rates above or below the market rental rates. Such differences are recorded as an intangible lease asset or liability and amortized to “Rental revenues” over the reasonably assured term of the related leases. The unamortized balances of these assets and liabilities associated with the early termination of leases are fully amortized to their respective revenue line items in our Consolidated Statements of Operations on a straight-line basis over the estimated remaining contractual lease term. The total net impact to “Rental revenues” due to the amortization of above and below market rents and accelerated amortization due to early lease terminations was a increase of approximately $0.5 million, a decrease of $0.1 million and a decrease of $0.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Future minimum base rental payments, i.e., cash monthly contractual rent, due to us from our tenants under the terms of non-cancelable operating leases in effect as of December 31, 2011 were as follows (in thousands):

Year Ended December 31,	Amount
2012	$178,780
2013	139,904
2014	105,526
2015	77,266
2016	51,872
Thereafter	171,625

Total	$724,973

The schedule does not reflect future rental revenues from the potential renewal or replacement of existing and future leases and excludes tenant recovery income. Additionally, leases where the tenant can terminate the lease with short-term notice are not included.

Early lease termination fees are recorded in “Rental revenues” on a straight-line basis over the estimated remaining contractual lease term or upon collection if collectability is not assured. During the years ended December 31, 2011, 2010 and 2009, early lease termination fees were $0.6 million, $0.7 million and $2.1 million, respectively.

We earn revenues from asset management fees, acquisition fees, property management fees and fees for other services pursuant to joint venture and other agreements. These are included in our Consolidated Statements of Operations in “Institutional capital management and other fees.” We recognize revenues from asset management fees, acquisition fees, property management fees and fees for other services when the related fees are earned and are realized or realizable.

Stock-Based Compensation

On October 10, 2006, we established the Long-Term Incentive Plan, as amended, to grant restricted stock, LTIP Units, stock options and other awards to our personnel and directors. Awards granted under this plan are measured at fair value on the grant date and amortized to compensation expense on a straight-line basis over the service period during which the awards fully vest. Such expense is included in “General and administrative” expense in our Consolidated Statements of Operations. Options issued under the Long-Term Incentive Plan are valued using the Black-Scholes option pricing model, which relies on assumptions we make related to the expected term of the options, volatility, dividend yield and risk free interest rate.

Income and Other Taxes

We have elected to be taxed as a REIT, as defined under the Internal Revenue Code of 1986, as amended. As a REIT, we generally will not be subject to U.S. federal income taxes on our net income that is distributed to our stockholders if we distribute at least 90% of our REIT taxable income to our stockholders. REITs are also subject to a number of other organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, our taxable income will be subject to U.S. federal income tax at regular corporate rates (including any applicable alternative minimum tax). Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local and non-U.S. income taxes. We also will be required to pay a 100% tax on non-arms length transactions between us and our taxable REIT subsidiary (“TRS”) and on any net income from gain on property that was held for sale to customers in the ordinary course of business.

Certain of our operations (property management, asset ownership or management, sales of certain assets, etc.) may be conducted through taxable REIT subsidiaries, which are subsidiaries of the operating partnership and each of which we refer to as a TRS. A TRS is a C-corporation for which a REIT and its subsidiary C-corporation have jointly elected for the C-corporation to be a taxable REIT subsidiary of the REIT and therefore is subject to U.S. federal corporate income tax.

For our taxable REIT subsidiaries, deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for U.S federal income tax purposes, as well as interest and loss carryforwards, and are measured using current enacted tax rates and laws that are expected to be in effect when the differences reverse. We reduce deferred tax assets by recording a valuation allowance when we determine based on available evidence that it is more likely than not that the assets will not be realized.

The Company follows FASB issued guidance for accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions and seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company was subject to the provisions of this guidance as of January 1, 2007, and has analyzed its various federal and state filing positions, including the assertion that the income earned by the Company is not taxable.

The Company recognizes penalties and interest accrued related to unrecognized tax benefits, if any, as income tax expense. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax expense. We had no interest expense or penalties related to unrecognized tax benefits for the years ended December 31, 2011, 2010 or 2009. As of December 31, 2011 and 2010, there were no unrecognized tax benefits. We do not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months. Our tax returns are subject to examination in various jurisdictions for the calendar years 2007 through 2011.

New Accounting Standards

During the second quarter of 2011, the FASB issued Accounting Standards Update No. 201-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which generally aligns the principles for fair value measurements and the related disclosure requirements under US GAAP and International Financial Reporting Standards (“IFRS”). This standard requires new disclosures, with a particular focus on Level 3 measurements, including; quantitative information about the significant unobservable inputs used for all Level 3 measurements; qualitative discussion about the sensitivity of recurring Level 3 measurements to changes in the unobservable inputs disclosed, including the interrelationship between inputs and a description of the company’s valuation processes. This standard also requires disclosure of any transfers between Levels 1 and 2 of the fair value hierarchy; information about when the current use of a non-financial asset measured at fair value differs from its highest and best use and the hierarchy classification for items whose fair value is not recorded on the balance sheet but is disclosed in the notes. This standard is effective for interim and annual periods beginning after December 15, 2011. Early application is not permitted. We plan to adopt this standard during the first quarter of 2012 and do not expect that this standard will have a material effect on our Consolidated Financial Statements.

Also during the second quarter of 2011, the FASB issued Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income, which eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. Entities will have the option to present the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. This standard requires retrospective application and is effective for interim and annual periods beginning after December 15, 2011. Early application is permitted. We adopted this standard during the first quarter of 2012 and have presented the components of net income and other comprehensive income in two separate but consecutive statements. The accompanying consolidated financial statements include a consolidated statement of comprehensive income for each of the three years in the period ended December 31, 2011.

Note 3—Investment in Properties

Our consolidated investment in properties consist of operating properties, redevelopment properties, properties under development and properties in pre-development including land held for future development or other purposes. The historical cost of our investment in properties was (in thousands):

	December 31, 2011	December 31, 2010
Operating properties	$3,100,172	$2,954,754
Properties under redevelopment	4,284	3,316
Properties under development	9,525	55,698
Properties in pre-development including land held	47,082	23,668

Total Investment in Properties	3,161,063	3,037,436
Less accumulated depreciation and amortization	(589,314)	(528,705)

Net Investment in Properties	$2,571,749	2,508,731

Acquisition Activity

2011 Acquisition Activity

During the year ended December 31, 2011, we acquired 24 buildings comprising 2.8 million square feet and controlling interests in three buildings totaling 0.4 million square feet. The properties are located in the Southern California, New Jersey, Miami, Orlando, Chicago, Phoenix, Atlanta, Denver, Houston, Seattle, Northern California and Chicago markets. These properties and controlling interests were acquired from unrelated third-parties, except as disclosed in Note 12 – Related Party Transactions for a total purchase price of approximately $187.1 million, using proceeds from our equity offering, proceeds from asset sales, proceeds from our private placement of senior unsecured notes, borrowings under our senior unsecured revolving credit facility, proceeds from a nonrecourse mortgage financing, issuance of OP units and existing cash balances. We have consolidated the three properties in which we acquired controlling interests and, as a result, we recorded $196.9 million on our balance sheet, in the aggregate, for these three properties and the 24 other properties that we acquired during the year ended December 31, 2011. This amount included $9.8 million attributable to the noncontrolling interests’ share of these three properties. We expensed as incurred acquisition costs of approximately $1.9 million during the year ended December 31, 2011, included in “General and administrative” in our Consolidated Statement of Operations.

2010 Acquisition Activity

During the year ended December 31, 2010, we acquired ten properties comprising 1.0 million square feet and controlling interests in two buildings totaling 0.5 million square feet. These properties are located in the New Jersey, Southern California, Baltimore/Washington D.C., Houston, Chicago and Seattle markets. These properties and controlling interests were acquired from unrelated third-parties, except as disclosed in Note 12 – Related Party Transactions, for a total purchase price of approximately $92.8 million using borrowings under our senior unsecured revolving credit facility, the private placement of our senior unsecured notes and existing cash balances, including those from our equity offering. We have consolidated the two properties in which we acquired controlling interests and, as a result, we recorded $106.8 million on our balance sheet, in the aggregate, for these two properties and the ten other properties that we acquired during the year ended December 31, 2010. This amount included $14.0 million attributable to the noncontrolling interests’ share of these two properties. We expensed as incurred acquisition costs of approximately $1.2 million during the year ended December 31, 2010, included in “General and administrative” in our Consolidated Statement of Operations.

Development Activity

2011 Development Activity

During the year ended December 31, 2011, construction was commenced on two projects located in our Baltimore/Washington D.C. and Houston markets. In Baltimore/Washington D.C. we are constructing two buildings which total 0.2 million square feet and are expected to be completed in 2012. In addition, we have entered into a forward purchase commitment for the construction of a 0.3 million square foot building located in the Houston market where construction is expected to be completed in 2012. (See Note 7 – Commitments and Contingencies, for further information related to this forward purchase commitment.) The total costs incurred on these two projects as of December 31, 2011 was $9.6 million.

During the year ended December 31, 2011, we acquired five land parcels which total approximately 102.2 acres located in the Houston, Miami, Cincinnati and Southern California markets. The land parcels were acquired from unrelated third-parties for a total purchase price of $25.7 million, using proceeds from our equity offering, proceeds from asset sales, proceeds from our private placement of senior unsecured notes, borrowings under our senior unsecured revolving credit facility and existing cash balances.

2010 Development Activity

We acquired a 19.3 acre land parcel in Southern California through our 8th and Vineyard joint venture, which is with a related party, for a total purchase price of approximately $4.7 million using borrowings under our senior unsecured revolving credit facility, the private placement of our senior unsecured notes and existing cash balances, including those from our equity offering. (See additional details in Note 12 – Related Party Transactions, related to the 8th and Vineyard joint venture.)

Disposition Activity

2011 Disposition Activity

During the year ended December 31, 2011, we sold 16 operating properties totaling approximately 2.7 million square feet to third-parties. The properties, located in the Minneapolis, Kansas City, Nashville, San Antonio and Charlotte markets were sold for combined gross proceeds of approximately $108.3 million. Seven property sales resulted in gains of approximately $12.0 million. Prior to the closing of the remaining property sales, which was a portfolio sale of nine properties in the Charlotte market, we incurred impairment losses totaling $7.8 million, which represented the difference between the carrying value and the fair value of the assets sold, net of sales costs. All gains and impairments associated with these sales are reflected in “Income (loss) from discontinued operations” in the Consolidated Financial Statements.

2010 Disposition Activity

During the year ended December 31, 2010, we sold eight operating properties totaling approximately 0.5 million square feet to third-parties. The properties, located in the Atlanta, Northern California, Miami, Cincinnati and Phoenix markets were sold for combined gross proceeds of approximately $21.6 million. Two property sales resulted in gains of approximately $2.1 million. Prior to the closing of the remaining property sales, we incurred impairment losses totaling $3.5 million, which represented the difference between the carrying value and the fair value of the assets sold, net of sales costs. All gains and impairments associated with these sales are reflected in “Income (loss) from discontinued operations” in the Consolidated Financial Statements.

Intangible Assets

Aggregate amortization expense for intangible lease assets recognized in connection with property acquisitions (excluding assets and liabilities related to above and below market rents; see Note 2—Summary of Significant Accounting Policies for additional information) was approximately $11.4 million, $11.0 million and $17.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Our intangible lease assets and liabilities included the following as of December 31, 2011 and 2010 (in thousands):

	December 31, 2011			December 31, 2010
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Other intangible lease assets	$77,692	$(38,549)	$39,143	$83,394	$(42,168)	$41,226
Above market rent	7,087	(5,191)	1,896	10,103	(6,955)	3,148
Below market rent	(26,905)	8,008	(18,897)	(25,043)	6,295	(18,748)

The following table describes the estimated net amortization of such intangible assets and liabilities for the next five years and thereafter. In addition, the table describes the net impact to rental revenues due to the amortization of above and below market rents for the next five years and thereafter (in thousands):

For the Period Ended December 31,	Estimated Net Amortization of Intangible Lease Assets	Estimated Net (Increase) to Rental Revenues Related to Above and Below Market Rents
2012	9,551	(720)
2013	6,348	(1,211)
2014	5,033	(1,061)
2015	3,881	(899)
2016	2,720	(691)
Thereafter	11,610	(12,419)

Total	$39,143	$(17,001)

Casualty Events

In February 2011, a storm caused significant damage to one of our properties in our Nashville market. The property was insured by the tenant in an amount for storms which was sufficient to cover any losses. In April 2011, we received an initial payment from the tenant of approximately $5.0 million for damages related to this casualty. Our cost of repairing the total damages was approximately $5.1 million. The recoveries received for damages were in excess of the sum of our incurred losses of approximately $3.8 million for clean-up costs and the net book value write-off of the damaged property. All contingencies relating to the casualty have been resolved and we have recorded a casualty gain of approximately $1.3 million which was included in “Income (loss) from discontinued Operations” in the Consolidated Statements of Operations during the year ended December 31, 2011, as the property was sold in the fourth quarter of 2011.

Note 4—Investments in and Advances to Unconsolidated Joint Ventures

We enter into joint ventures primarily for purposes of developing industrial real estate and to establish funds or other commingled investment vehicles with institutional partners. Our investments in these joint ventures are included in “Investments in and advances to unconsolidated joint ventures” in our Consolidated Balance Sheets. The following describes our unconsolidated joint ventures as of December 31, 2011 and 2010.

	DCT Ownership Percentage as of December 31, 2011		Unconsolidated Net Equity Investment as of
Unconsolidated Joint Ventures		Number of Buildings	December 31, 2011	December 31, 2010
			(in thousands)
Institutional Funds:
DCT/SPF Industrial Operating LLC	20%	14	$45,510	$47,243
TRT-DCT Venture I	4.4%	13	548	774
TRT-DCT Venture II(3)	11.4%	5	2,172	2,437
TRT-DCT Venture III(3)	10%	5	1,491	1,594
DCT Fund I LLC	20%	6	(313)	376

Total Institutional Funds		43	49,408	52,424
Other:
Stirling Capital Investments (SCLA)(1)	50%	6	58,629	45,313
IDI/DCT, LLC(2)(3)	50%	3	28,240	37,721
IDI/DCT Buford, LLC (land only)	75%	—	3,001	2,997

Total Other		9	89,870	86,031

Total		52	$139,278	$138,455

(1)	Although we contributed 100% of the initial cash equity capital required by the venture, our partners retain certain participation rights in the venture’s available cash flows.
(2)	See discussion of impairment recorded on our investment in this unconsolidated joint venture during 2011 below.
(3)

During 2011, our unconsolidated joint ventures completed dispositions of three properties in Cincinnati, Kansas City and Northern California for gross proceeds, net of joint venture partners’ interest, of $13.8 million. We recognized deferred gains upon disposition of these properties totaling $0.7 million.

Institutional Capital Management Joint Ventures

DCT/SPF Industrial Operating LLC

During 2007, we entered into a joint venture agreement with Industrial Acquisition LLC (“JP Morgan”), an entity advised by JPMorgan Asset Management, to form DCT/SPF Industrial Operating LLC (“JP Morgan Venture”) that owns and operates industrial properties located in the United States. Our actual ownership percentage may vary depending on amounts of capital contributed and the timing of contributions and distributions. As of December 31, 2011 our ownership interest is 20.0%. As a result of our contribution of properties into the JP Morgan Venture in 2007, we have deferred gains of $3.1 million as of December 31, 2011, which will be recognized through earnings over the weighted average life of the related properties, or upon disposition of the properties to a third-party.

TRT-DCT Industrial Joint Ventures I, II and III

We entered into our first joint venture agreement with Dividend Capital Total Realty Trust Inc. (“DCTRT”) TRT-DCT Venture I on September 1, 2006 that owns and operates industrial properties located in the United States. Our actual ownership percentage may vary depending on amounts of capital contributed and the timing of contributions and distributions. As of December 31, 2011 our ownership interest is 4.4%. As a result of our contribution of properties into TRT-DCT Venture I in 2006, we have deferred gains of $0.4 million as of December 31, 2011, which will be recognized through earnings over the weighted average life of the related properties, or upon disposition of the properties to a third-party. No further assets are planned to be acquired by the joint venture.

We formed our second joint venture agreement with DCTRT, TRT-DCT Industrial Joint Venture II G.P. (“TRT-DCT Venture II”), on March 27, 2007, that owns and operates industrial properties located in the United States. Our actual ownership percentage may vary depending on amounts of capital contributed and the timing of contributions and distributions. As of December 31, 2011 our ownership interest is 11.4%. As a result of our contribution of properties into TRT-DCT Venture II in 2007, we have deferred gains of $0.6 million as of December 31, 2011, which will be recognized through earnings over the weighted average life of the related properties, or upon disposition of the properties to a third-party.

We formed our third joint venture agreement with DCTRT, TRT-DCT Industrial Joint Venture III, G.P. (“TRT-DCT Venture III”), on September 9, 2008, that owns and operates industrial properties located in the United States. TRT-DCT Venture III is also structured and funded in a manner similar to TRT-DCT Venture I. Our actual ownership percentage may vary depending on amounts of capital contributed and the timing of contributions and distributions. As of December 31, 2011 our ownership interest is 10.0%.

DCT Fund I LLC

On February 21, 2006, we entered into a joint venture with affiliates of Boubyan Bank of Kuwait (“BBK”), an unrelated third-party, to create an institutional fund, DCT Fund I LLC (“Fund I”), that owns and operates industrial properties located in the United States. Our actual ownership percentage may vary depending on amounts of capital contributed and the timing of contributions and distributions. Our actual ownership percentage may vary depending on amounts of capital contributed and the timing of contributions and distributions. As of December 31, 2011 our ownership interest is 20.0%. As a result of our contribution of properties into Fund I in 2006, we have deferred gains of $1.6 million as of December 31, 2011, which will be recognized through earnings over the weighted average life of the related properties, or upon disposition of the properties to a third-party.

Development Projects in Unconsolidated Joint Ventures

SCLA

During 2006, we entered into a joint venture agreement with Stirling Airports International, LLC, or Stirling, an unrelated third-party, to be the master developer of up to 4,350 acres in Victorville, California, part of the Inland Empire submarket in Southern California. The development project is located at the former George Air Force Base which closed in 1992 and is now known as Southern California Logistics Airport (“SCLA”). We refer to this joint venture as the SCLA joint venture. Stirling entered into two master development agreements which gave it certain rights to be the exclusive developer of the SCLA development project through 2019 (including only certain extensions) and assigned these rights to the SCLA joint venture upon the closing of the venture. While our exact share of the equity interests in the SCLA joint venture will depend on the amount of capital we contribute and the timing of contributions and distributions, the SCLA joint venture contemplates an equal sharing between us and Stirling of residual profits and cash flows after all priority distributions. As of December 31, 2011, the SCLA joint venture had six operating buildings comprised of 2.0 million square feet which were 95.4% occupied and an additional 209 acres of land available for development.

IDI/DCT, LLC

During 2007, we entered into a joint venture agreement with Industrial Developments International, Inc. (“IDI”), an unrelated third-party developer, to acquire approximately 113 acres of land to develop four distribution buildings comprising approximately 1.9 million square feet in the Savannah, GA, Nashville, TN, Chicago, IL, and Stockton, CA markets. DCT has the right of first offer to buy each of the projects and the buildings are operating.

In December of 2010, DCT and IDI entered into an amendment to the LLC agreement and made additional capital contributions of $6.0 million each to reduce the overall debt to equity ratio of IDI/DCT, LLC. Simultaneously, DCT made an additional capital contribution of $24.2 million to pay down our proportionate share of the outstanding debt and accrued interest to zero. At the same time, IDI/DCT, LLC refinanced the remaining $24.1 million of debt, and IDI’s parent guaranteed this debt, including future interest and principal payments.

In June 2011, the joint venture entered into a sale agreement with a third-party for one of its four buildings, which closed in August 2011. As a result of the contracted sales price less costs to sell being lower than the carrying amount of the related real estate assets, the joint venture recognized an impairment loss. Our portion of the impairment loss was approximately $2.0 million, which is included in “Impairment losses from unconsolidated joint ventures” in our Consolidated Statement of Operations for the year ended December 31, 2011.

IDI/DCT Buford, LLC

During 2008, we entered into a joint venture agreement with IDI to form IDI/DCT Buford, LLC. This joint venture was funded for the purpose of developing four distribution buildings comprised of approximately 0.6 million square feet in Atlanta, Georgia on approximately 47 acres contributed to the joint venture by DCT. During the year ended December 31, 2010, we recognized impairment on our investment in the joint venture of $0.2 million as a result of the anticipated timing of the commencement of the development (see further discussion of the land impairment in Note 2—Summary of Significant Accounting Policies).

The following table provides unaudited selected combined financial information for unconsolidated joint ventures as of and for the years ended December 31, 2011, 2010 and 2009 (in thousands).

	2011	2010	2009
Real estate, net of accumulated depreciation	$739,373	$801,048	$828,452
Total assets	$765,427	$824,188	$849,645
Secured notes payable	$290,983	$317,143	$355,840
Total liabilities	$368,018	$391,647	$431,879
Partners’ capital	$397,409	$432,541	$417,766
Rental revenues	$62,971	$64,322	$68,180
Operating expenses	$16,270	$16,559	$17,662
Depreciation expense	$33,769	$33,003	$37,370
Interest expense	$20,754	$20,591	$19,706
Net income (loss)	$(12,767)	$(8,285)	$1,317

Our aggregate investment in these partnerships at December 31, 2011 and 2010 of $139.3 million and $138.5 million, respectively, exceeds our share of the underlying equity in net assets of our joint ventures by approximately $16.7 million and $15.8 million, respectively, primarily due to capitalized interest and other costs incurred in connection with the ventures.

Guarantees

There are no lines of credit or side agreements related to, or between, our unconsolidated joint ventures and us, and there are no derivative financial instruments between our unconsolidated joint ventures and us. In addition, we believe we have no material exposure to financial guarantees.

Note 5—Outstanding Indebtedness

As of December 31, 2011, our outstanding indebtedness of approximately $1.3 billion consisted of mortgage notes and senior unsecured notes, excluding $61.7 million representing our proportionate share of debt associated with unconsolidated joint ventures. As of December 31, 2010, our outstanding indebtedness consisted of mortgage notes, senior unsecured notes and a senior unsecured revolving credit facility and totaled approximately $1.2 billion, excluding $62.3 million representing our proportionate share of debt associated with unconsolidated joint ventures.

As of December 31, 2011, the gross book value of our consolidated properties was approximately $3.2 billion and the gross book value of all properties securing our mortgage debt was approximately $0.7 billion. As of December 31, 2010, the total gross book value of our consolidated properties was approximately $3.0 billion and the gross book value of all properties securing our mortgage debt was approximately $1.0 billion. Our debt has various covenants with which we were in compliance as of December 31, 2011 and 2010.

Our outstanding indebtedness as of December 31, 2011 is summarized below (dollars in thousands).

	Interest Rate(1)		Outstanding Balance as of December 31,
		Maturity Date	2011	2010
Senior Unsecured Notes:
5 year, fixed rate(2)	5.53%	April 2011	$—	$50,000
2 year, variable rate	1.91%	June 2011	—	200,000
5 year, fixed rate	6.11%	June 2013	175,000	175,000
8 year, fixed rate(2)	5.68%	January 2014	50,000	50,000
3 year, variable rate(3)	2.63%	June 2015	175,000	—
9 year, fixed rate	5.43%	April 2020	50,000	—
10 year, fixed rate(2)	5.77%	April 2016	50,000	50,000
Private Placement 5 year, fixed rate	5.63%	June 2015	40,000	40,000
Private Placement 7 year, fixed rate	6.31%	June 2017	51,000	51,000
Private Placement 8 year, fixed rate	6.52%	June 2018	41,500	41,500
Private Placement 11 year, fixed rate	6.95%	June 2021	77,500	77,500
2011 Private Placement 5 year, fixed rate	4.02%	August 2016	49,000	—
2011 Private Placement 7 year, fixed rate	4.69%	August 2018	40,000	—
2011 Private Placement 8 year, fixed rate	4.97%	August 2019	46,000	—
2011 Private Placement 10 year, fixed rate	5.42%	August 2021	15,000	—
2011 Private Placement 11 year, fixed rate	5.50%	August 2022	40,000	—
2011 Private Placement 12 year, fixed rate	5.57%	August 2023	35,000	—
Mortgage Notes:
Variable:
Cabot	1.46%	October 2011	—	25,237
Fixed:
7 year, fixed rate	5.00%	March 2011	—	35,686
Kennedy Drive	7.55%	April 2011	—	3,786
Memphis Distriplex	6.79%	July 2011	—	4,283
Business Center	7.48%	August 2011	—	3,681
Cabot	4.79%	October 2011	—	13,507
Cabot	4.92%	October 2011	—	37,043
Roosevelt Distribution Center.	7.11%	December 2011	—	1,961
Baltimore-Washington	6.25%	September 2012	24,480	24,999
Willowbrook	6.84%	September 2012	7,570	7,726
Greens Crossing	6.44%	October 2012	6,329	6,505
Mid South Logistics Center	6.40%	November 2012	11,641	11,859
Louisville Logistics Center	6.04%	January 2013	5,120	5,464
111 Lake Drive.	5.79%	April 2013	4,981	5,073
Binney & Smith Distribution Center	6.97%	June 2013	7,058	7,968
8 year, fixed rate	4.97%	October 2013	16,776	17,283
Shelby 5	5.69%	December 2013	6,055	6,436
1700 Desoto	6.00%	April 2014	3,407	—
10 year, fixed rate(2)	5.31%	January 2015	47,539	48,952
Shelby 4	7.40%	December 2017	859	979
Miami Commerce Center	6.91%	October 2018	3,928	4,406
Cabot	6.17%	March 2019	51,814	52,477
Cabot	6.11%	February 2020	68,339	69,230
Rollins Road	4.25%	December 2021	19,962	—
Haven A	7.29%	October 2022	8,845	9,410
Shelby 19	6.72%	November 2022	9,444	10,065
6th & Rochester	4.96%	August 2023	3,630	—
Mohawk	5.75%	August 2025	7,415	7,793

Weighted Avg./Totals(4)	5.36%		1,250,192	1,156,809
Premiums/Discounts, Net of Amortization(5)	N/A		2,591	3,550

Total Senior Unsecured Notes and Mortgage Notes	N/A		1,252,783	1,160,359
Senior Unsecured Revolving Credit Facility(6)	2.38%	June 2015	—	51,000

Total Carrying Value of Debt	N/A		$1,252,783	$1,211,359

Fixed Rate Debt(4)	5.81%		$1,075,192	$931,572
Premiums/Discounts, Net of Amortization (5)	N/A		2,591	3,550
Variable Rate Debt(4)	2.63%		175,000	276,237

Total Carrying Value of Debt	N/A		$1,252,783	$1,211,359

(footnotes on following page)

(footnotes to previous page)

(1)	Interest rates for fixed rate debt are stated rates. Interest rates for variable rate debt are the interest rate charged as of the last payment in 2011.
(2)	We assigned certain derivative instruments to these notes and the fair value of these derivative instruments are amortized to interest expense over the life of the assigned notes.
(3)	The $175.0 million term loan agreement bears interest at either 0.80% to 1.65% over prime or 1.80% to 2.65% over LIBOR, per annum at our election, depending upon our leverage ratio.
(4)	Weighted average interest rates are based upon outstanding balances as of December 31, 2011.
(5)

Certain mortgages were assumed in conjunction with the acquisition of properties and the difference between the fair value and the face value of these notes at the date of acquisition is reflected as a premium or discount which are amortized to interest expense over the remaining life of the underlying note.

(6)

The Company refinanced its $300 million senior unsecured revolving credit facility in June 2011. The new facility expires on June 3, 2015 and bears interest at either 0.65% to 1.35% over prime or 1.65% to 2.35% over LIBOR, per annum at our election, depending upon our leverage ratio. We have issued two letters of credit secured by the senior unsecured credit facility totaling $9.8 million.

Debt Payoffs, Refinancing and Issuance

During the year ended December 31, 2011, we retired $124.7 million of maturing mortgage notes which were repaid using proceeds from the Company’s senior unsecured revolving credit facility and with proceeds from our senior unsecured notes issued through a private placement discussed below.

In April 2011, we refinanced $50.0 million of maturing senior unsecured notes. The new fixed-rate notes bear interest of 5.43%, mature in April 2020 and require quarterly interest payments.

On June 3, 2011, we entered into a term loan agreement with a syndicate of 12 banks, pursuant to which we borrowed $175.0 million through a senior unsecured loan. The term loan is scheduled to mature on June 3, 2015 and may be prepaid in whole or in part at any time. The term loan agreement provides for a variable interest rate based on either the base rate under the agreement or LIBOR, at our election, plus a margin that is initially based on our leverage ratio. The margins on base rate loans initially may range from 0.80% to 1.65% per annum, and the margins on LIBOR-based loans may range from 1.80% to 2.65% per annum. This loan agreement has various covenants with which we are in compliance as of December 31, 2011. We used the term loan, together with proceeds from a draw under our senior unsecured revolving credit facility, to repay our unsecured term loan that was scheduled to mature on June 6, 2011.

On August 1, 2011 we issued $225.0 million of new fixed rate, senior unsecured notes through a private placement. These senior unsecured notes have a weighted average maturity of 8.5 years and a weighted average interest rate of 4.93%. The notes have maturities of 5, 7, 8, 10, 11 or 12 years. Proceeds from these notes were used to repay outstanding indebtedness and for general corporate purposes.

On November 4, 2011, we issued a non-recourse mortgage note for $20.0 million in connection with a property acquisition. The note bears interest of 4.25%, requires monthly payments of principal and interest and matures in December 2021.

In January 2010, we repaid approximately $42.0 million of $112.0 million of debt previously scheduled to mature in 2012. The remaining balance of approximately $70.0 million was refinanced at a fixed rate of 6.11% with a new maturity of 2020 and mortgages on five properties were released. In February 2010, we repaid approximately $49.9 million of $102.9 million of debt previously scheduled to mature in 2011. The remaining balance of approximately $53.0 million was refinanced at a fixed rate of 6.17% with a new maturity of 2019 and mortgages on 11 properties were released. The debt repayments were funded using borrowings under our senior unsecured revolving credit facility and cash flows from operations. These transactions were treated as debt modifications pursuant to GAAP.

On June 6, 2010, we repaid $100.0 million of our senior unsecured term loan using funds borrowed on our senior unsecured revolving credit facility and extended the maturity on the remaining $200 million balance for one year. The $200 million term loan has a new interest rate based on LIBOR plus 1.25% to 1.80% or at prime, at our election and was treated as a debt modification pursuant to GAAP.

On June 22, 2010, we issued $210.0 million of fixed rate, senior unsecured notes to a group of 12 investors in a private placement offering. These notes were issued with a weighted average term of 8.3 years, include five, seven, eight and 11 year maturities and have a weighted average interest rate of approximately 6.46%. Proceeds from the transaction were used to repay amounts outstanding on our senior unsecured revolving credit facility.

Debt Assumptions

During the year ended December 31, 2011, we assumed two non-recourse mortgage notes with outstanding balances of approximately $3.9 million and $3.4 million, respectively, in connection with two property acquisitions. The assumed notes bear interest at 4.96% and 6.0%, respectively, and require monthly payments of principal and interest. The notes mature in August 2023 and April 2014, respectively.

During the year ended December 31, 2010, we assumed secured, non-recourse notes with outstanding balances totaling approximately $19.6 million in connection with three property acquisitions. These assumed notes bear interest at fixed rates ranging from 7.29% to 7.55% and require monthly payments of principal and interest. The maturity dates of the assumed notes range from April 2011 to October 2022. In accordance with GAAP, the difference between the fair value and face value of these assumed notes at the date of acquisition resulted in a premium of approximately $1.5 million, which is amortized to interest expense over the remaining life of the underlying notes.

For the years ended December 31, 2011, 2010 and 2009, the amortization of all premiums/discounts resulted in a reduction of interest expense of approximately $1.0 million, $0.9 million and $0.8 million, respectively.

Line of Credit

On June 3, 2011 we entered in an amendment to extend the maturity date of our $300.0 million senior unsecured revolving credit facility from August 19, 2013 until June 3, 2015. This amendment also increased the number of banks included on the facility from nine to twelve and reduced the interest rate payable to either 0.65% to 1.35% over prime or 1.65% to 2.35% over LIBOR, per annum at our election, depending upon the Company’s leverage ratio. The amendment also provides us the ability, from time to time, to extend the size of the facility by up to an additional $200.0 million, to a total of $500.0 million, subject to receipt of lender commitments and other conditions. We incurred a total of approximately $2.1 million in fees paid to the creditor and third-party costs which have been deferred and will be amortized over the life of the new credit facility. Proceeds from draws on the line have been used to pay off mortgage notes and senior unsecured notes as they became due, to finance our property acquisitions and for general corporate purposes including payment of distributions. See Note 3 – Investment in Properties for further detail related to our property acquisitions.

As of December 31, 2011 we had no balance outstanding on our senior unsecured revolving credit facility; however we have issued two letters of credit secured by the senior unsecured revolving credit facility totaling $9.8 million. As of December 31, 2010, we had $51.0 million outstanding on our senior unsecured revolving credit facility.

Capitalized Interest

During the years ended December 31, 2011, 2010 and 2009, we incurred interest expense of approximately $64.3 million, $57.0 million and $52.9 million, respectively, including amounts from discontinued operations. We capitalized approximately $2.7 million, $2.2 million and $6.1 million of interest in 2011, 2010 and 2009, respectively, associated with certain development and redevelopment, and other construction activities.

Debt Maturities

The following table sets forth the scheduled maturities of our debt and regularly scheduled principal amortization, excluding unamortized premiums, as of December 31, 2011 (amounts in thousands).

Year	Senior Unsecured Notes	Mortgage Notes	Unsecured Credit Facility	Total
2012	$—	$57,659	$—	$57,659
2013	175,000	44,295	—	219,295
2014	50,000	9,975	—	59,975
2015	215,000	48,343	—	263,343
2016	99,000	5,724	—	104,724
Thereafter	396,000	149,196	—	545,196

Total	$935,000	$315,192	$—	$1,250,192

Note 6—Financial Instruments and Hedging Activities

Fair Value of Financial Instruments

As of December 31, 2011 and 2010, the fair values of cash and cash equivalents, restricted cash held in escrow, accounts receivable and accounts payable approximated their carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures were determined based on available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These are our best estimates; however, they may differ from the actual amounts that we could realize upon disposition. The following table summarizes these financial instruments (in thousands).

	Balances as of December 31, 2011		Balances as of December 31, 2010
	Carrying Amounts	Estimated Fair Value	Carrying Amounts Estimated Fair Value
Notes receivable(1)	$1,053	$1,058	$1,222	$1,423
Borrowings(1):
Senior unsecured revolving credit facility	$—	$—	$51,000	$51,000
Fixed rate debt(2)	$1,077,783	$1,218,321	$935,122	$977,258
Variable rate debt	$175,000	$174,979	$225,237	$224,304
Interest rate contracts:
Interest rate swaps(3)	$(26,746)	$(26,746)	$(10,109)	$(10,109)

(1)

The fair values of our notes receivable and borrowings were estimated using a discounted cash flow methodology. Credit spreads and market interest rates used to determine the fair value of these instruments are based on unobservable Level 3 inputs which management has determined to be its best estimate of current market values.

(2)

The carrying amount of our fixed rate debt includes premiums and discounts as a result of the difference between the fair value and face value of debt assumed in connection with our acquisition activities.

(3)

The fair value of our interest rate swap is determined using the market standard methodology of netting the discounted future fixed cash flows and the discounted expected variable cash flows based on an expectation of future interest rates derived from Level 2 observable market interest rate curves. We also incorporate a credit valuation adjustment, which is derived using unobservable Level 3 inputs, to appropriately reflect both our nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurement. For further discussion on the fair value of our interest rate swap, see Note 2—Significant Accounting Policies.

The following table displays a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2011 and 2010. During the same periods, we had no assets measured at fair value on a recurring basis. The table also displays gains and losses due to changes in fair value, including both realized and unrealized, recognized in the Consolidated Statements of Operations for Level 3 liabilities. When assets and liabilities are transferred between levels, we recognize the transfer at the beginning of the period.

	For the Year Ended December 31,
	2011	2010
	(in thousands)
Level 3 Liabilities:
Interest Rate Swaps:
Beginning balance at January 1	$(10,109)	$(4,070)
Net unrealized loss included in accumulated other comprehensive loss	(16,637)	(7,358)
Realized losses (effective portion) recognized in interest expense	—	1,319

Ending balance at December 31	$(26,746)	$(10,109)

Hedging Activities

To manage interest rate risk for variable rate debt and issuances of fixed rate debt, we primarily use treasury locks and interest rate swaps as part of our cash flow hedging strategy. These derivatives are designed to mitigate the risk of future interest rate increases by providing a fixed interest rate for a limited, pre-determined period of time. During 2011, such derivatives have been used to hedge the variability in existing and future interest expense associated with existing variable rate borrowings and forecasted issuances of debt, which may include the issuances of new debt, as well as refinancing of existing debt upon maturity.

As of December 31, 2011, we had one forward-starting swap in place to hedge the variability of future cash flows associated with forecasted issuances of debt. This derivative has a notional value of $90.0 million, a LIBOR based swap strike rate of 5.43%, an effective date of June 2012 and a maturity date of September 2012. The associated counterparty is PNC Bank, NA.

We measure our derivative at fair value, which was a liability of approximately $26.7 million and $10.1 million as of December 31, 2011 and 2010, respectively, included in “Other liabilities” in our Consolidated Balance Sheets. The fair value of the derivative was determined using Level 2 and 3 inputs. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated other comprehensive loss” and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings and is recorded as “Interest and other income” in our Consolidated Statements of Operations. During the years ended December 31, 2011, 2010 and 2009, we recorded no ineffectiveness.

During the years ended December 31, 2011 and 2010, we recorded approximately $16.6 million and $7.4 million, respectively, of net unrealized losses, including the noncontrolling interests’ portions of $1.6 million and $0.8 million, respectively, in “Accumulated other comprehensive loss” as a result of the change in fair value of our outstanding hedges. As of December 31, 2011 and 2010, the “Accumulated other comprehensive loss” balances pertaining to the hedges were losses of approximately $32.6 million and $17.0 million, respectively, including the noncontrolling interests’ portion.

Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be amortized to “Interest expense” as interest payments are made on our current debt and anticipated debt issuances. During the next 12 months, we estimate that approximately $2.6 million will be reclassified from “Accumulated other comprehensive loss” to “Interest expense” resulting in an increase in such expense.

Note 7—Commitments and Contingencies

Forward Purchase Commitment

In August 2011, we entered into a forward purchase commitment with an unrelated third-party developer to acquire a newly constructed industrial facility totaling approximately 267,000 square feet in the Houston market. The forward purchase commitment allows us to acquire the building and related land upon completion of construction, subject to a variety of conditions including the building complying with approved drawings and specifications. The purchase price of $12.4 million includes estimates for allowances for tenant improvements and leasing commissions. The closing under the forward purchase commitment is expected in mid 2012. We made two deposits on the project; the first was in cash totaling $1.0 million and the second was in the form of an unconditional standby letter of credit totaling $3.3 million. The cash deposit and letter of credit will be applied towards the purchase price at closing in accordance with the agreement.

Legal Matters

We are a party to various legal actions and administrative proceedings arising in the ordinary course of business, some of which may be covered by liability insurance, and none of which we expect to have a material adverse effect on our consolidated financial condition or results of operations.

Operating Leases

We are obligated under non-cancelable office space, ground and equipment operating leases. Approximate minimum annual rentals under operating leases are as follows (in thousands):

Year Ended December 31:	Operating Leases	Ground Leases
2012	$656	$474
2013	636	474
2014	638	489
2015	560	544
2016	435	544
Thereafter	30	11,208

Total	$2,955	$13,733

Substantially all of the office space and equipment subject to the operating leases described above are for the use at our corporate and regional offices. Rent expense recognized was approximately $1.1 million, $1.2 million and $0.9 million during the years ended December 31, 2011, 2010 and 2009, respectively.

Note 8—Noncontrolling Interests

Noncontrolling interests are the portion of equity, or net assets, in a subsidiary not attributable, directly or indirectly, to a parent. Our noncontrolling interests primarily represent limited partnership interests in our operating partnership and equity interests held by third-party partners in our consolidated real estate joint ventures. Our noncontrolling interests held by third-party partners in our consolidated joint ventures totaled $11.7 million and $9.2 million as of December 31, 2011 and 2010, respectively.

Noncontrolling interests representing interests in our operating partnership include preferred shares in our Mexico REIT and Cabot REIT, OP Units and LTIP units which are classified as permanent equity in accordance with GAAP and are included in “Noncontrolling interests” in our Consolidated Balance Sheets.

OP Units

As of December 31, 2011 and 2010, we owned approximately 90% of the outstanding equity interests of our operating partnership. Upon redemption by the unitholder, we have the option of redeeming the OP Units with cash or with shares of our common stock on a one-for-one basis, subject to adjustment.

During November 2011, we issued approximately 1.0 million OP units, at a price of $5.20 per share, representing a portion of the purchase price in connection with a property acquisition in the Northern California market.

During the year ended December 31, 2011, 1.0 million OP Units were redeemed for approximately $0.3 million in cash and 0.9 million shares of common stock. As of December 31, 2011, there was a total of 25.1 million OP Units outstanding with a redemption value of approximately $128.5 million based on the closing price of our common stock on December 31, 2011, all of which were redeemable for cash or stock, at our election.

During the year ended December 31, 2010, 2.4 million OP Units were redeemed for approximately $1.0 million in cash and 2.2 million shares of common stock. As of December 31, 2010, there was a total of 25.0 million OP Units outstanding with a redemption value of approximately $132.9 million based on the closing price of our common stock on December 31, 2010.

LTIP Units

We may grant limited partnership interests in our operating partnership called LTIP Units. LTIP Units, which we grant either as free-standing awards or together with other awards under our Long-Term Incentive Plan, are valued by reference to the value of our common stock, and are subject to such conditions and restrictions as our compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. During the years ended December 31, 2011 and 2010, we granted 0.6 million and 0.6 million LTIP Units, respectively, to certain officers and senior executives. The total fair value of these LTIP Units on the date of grant was $3.0 million and $3.0 million, respectively.

During the years ended December 31, 2011 and 2010, 0.1 million and 0.3 million vested LTIP Units, were redeemed on a one-for-one basis into OP Units, respectively. As of December 31, 2011 and 2010, 1.9 million and 1.6 million LTIP Units were outstanding, respectively, of which 0.9 million and 0.3 million were vested, respectively. Our LTIP unit grants are further discussed in Note 11—Equity Based Compensation.

The following table illustrates the noncontrolling interests’ share of our consolidated net income (loss) during the years ended December 31, 2011, 2010 and 2009 (in thousands).

	For the Years Ended December 31,
	2011	2010	2009
Noncontrolling interests’ share of loss from continuing operations	$4,192	$4,665	$3,894
Noncontrolling interests’ share of (income) loss from discontinued operations	(599)	558	(770)

Net loss attributable to noncontrolling interests	$3,593	$5,223	$3,124

Note 9—Stockholders’ Equity

Common Stock

As of December 31, 2011 and 2010, approximately 245.9 million and 222.9 million shares of common stock were issued and outstanding, respectively.

On February 18, 2011, we issued 21.9 million shares of common stock in a public offering at a price of $5.35 per share for net proceeds of $111.9 million.

On March 23, 2010, we registered a “continuous equity” offering program. Pursuant to this offering, we may sell up to 20 million shares of common stock from time-to-time through March 23, 2013 in “at-the-market” offerings or certain other transactions. We intend to use the proceeds from any sale of shares for general corporate purposes, which may include funding acquisitions and repaying debt. We did not issue any shares under this offering during 2011. During the year ended December 31, 2010, we issued approximately 12.6 million shares of common stock through this offering.

During the year ended December 31, 2011, we issued approximately 0.9 million shares of common stock related to the redemption of OP Units (see additional information in Note 8 – Noncontrolling Interests), and approximately 0.2 million shares of common stock related to vested shares of restricted stock, phantom shares and stock option exercises.

During the year ended December 31, 2010, we issued approximately 2.2 million shares of common stock in connection with redemptions of OP Units and approximately 0.1 million shares of common stock related to vested shares of restricted stock, phantom shares and stock option exercises.

The net proceeds from the sales of our securities were transferred to our operating partnership for a number of OP Units equal to the shares of common stock sold in our public and private offerings, including the offerings noted above.

The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our articles of incorporation do not provide for cumulative voting in the election of our directors. Therefore, the holders of the majority of the outstanding shares of common stock can elect the entire board of directors. Subject to any preferential rights of any outstanding series of our preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of our common stock are entitled to such distributions as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares issued in our public offerings are fully paid and non-assessable shares of common stock. Holders of our common stock will not have preemptive rights.

Dividend Reinvestment and Stock Purchase Plan

In April 2007, we began offering shares of common stock through the Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan permits stockholders to acquire additional shares with quarterly dividends and to make additional cash investments to buy shares directly. Shares of common stock may be purchased in the open market, through privately negotiated transactions, or directly from us as newly issued shares of common stock. All shares issued under the Plan were either acquired in the open market or newly issued.

Preferred Shares

Our board of directors, through the articles of incorporation, has the authority to authorize the issuance of 50,000,000 preferred shares of any class or series. The rights and terms of such preferred shares will be determined by our board of directors. However, the voting rights of preferred stockholders shall never exceed the voting rights of common stockholders. As of December 31, 2011 and 2010, we had no outstanding shares of preferred stock.

Shares-in-Trust

Our board of directors, through the articles of incorporation, has the authority to authorize the issuance of shares-in-trust which are shares that are automatically exchanged for common or preferred shares as a result of an event that would cause an investor to own, beneficially or constructively, a number of shares in excess of certain limitations. As of December 31, 2011 and 2010, we had no outstanding shares-in-trust.

Distributions

Our distributions are calculated based upon the total number of shares of our common stock or limited partnership units of our operating partnership outstanding on the distribution record date as declared by our board of directors. We accrue and pay distributions on a quarterly basis. The following table sets forth the distributions that have been paid and/or declared to date by our board of directors.

Amount Declared During Quarter Ended in 2011:	Per Share	Date Paid
December 31,	$0.0700	January 12, 2012
September 30,	0.0700	October 18, 2011
June 30,	0.0700	July 19, 2011
March 31,	0.0700	April 19, 2011

Total 2011	$0.2800

Amount Declared During Quarter Ended in 2010:	Per Share	Date Paid
December 31,	$0.0700	January 13, 2011
September 30,	0.0700	October 14, 2010
June 30,	0.0700	July 15, 2010
March 31,	0.0700	April 15, 2010

Total 2010	$0.2800

Amount Declared During Quarter Ended in 2009:	Per Share	Date Paid
December 31,	$0.0700	January 15, 2010
September 30,	0.0700	October 16, 2009
June 30,	0.0800	July 17, 2009
March 31,	0.0800	April 17, 2009

Total 2009	$0.3000

Note 10—Earnings per Share

We use the two-class method of computing earnings per common share which is an earnings allocation formula that determines earnings per share for common stock and any participating securities according to dividends declared (whether paid or unpaid) and participation rights in undistributed earnings. Under the two-class method, earnings per common share are computed by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period.

A participating security is defined by GAAP as an unvested share-based payment award containing non-forfeitable rights to dividends and must be included in the computation of earnings per share pursuant to the two-class method. Our nonvested restricted stock and LTIP units are considered participating securities as these share-based awards contain non-forfeitable rights to dividends irrespective of whether the awards ultimately vest or expire.

The following table sets forth the computation of our basic and diluted earnings per common share (in thousands except per share information):

	For the Years Ended December 31,
Earnings per Common share – Basic and Diluted	2011	2010	2009
Numerator
Loss from continuing operations	$(35,197)	$(38,021)	$(27,825)
Gain on dispositions of real estate interests	—	13	5
Loss from continuing operations and gain attributable to noncontrolling interests	4,192	4,665	3,894

Loss from continuing operations attributable to common stockholders	(31,005)	(33,343)	(23,926)
Less: Distributed and undistributed earnings allocated to participating securities	(443)	(480)	(436)

Numerator for adjusted loss from continuing operations attributable to common stockholders	(31,448)	(33,823)	(24,362)
Numerator for income (loss) from discontinued operations attributable to common stockholders	5,755	(4,487)	5,341

Adjusted net loss attributable to common stockholders	$(25,693)	$(38,310)	$(19,021)

Denominator
Weighted average common shares outstanding – basic and dilutive	242,591	212,412	192,900

Earnings per Common Share – Basic and Diluted
Loss from continuing operations	$(0.13)	$(0.16)	$(0.13)
Income (loss) from discontinued operations	0.02	(0.02)	0.03

Net loss attributable to common stockholders	$(0.11)	$(0.18)	$(0.10)

Potentially Dilutive Shares

We have excluded from diluted earnings per share the weighted average common share equivalents related to approximately 5.7 million, 5.5 million and 4.1 million stock options, phantom stock and warrants for the years ended December 31, 2011, 2010, and 2009 respectively, because their effect would be anti-dilutive.

Note 11—Equity Based Compensation

Long-Term Incentive Plan

On October 10, 2006, we adopted, and our stockholders approved, our Long-Term Incentive Plan. We use our Long-Term Incentive Plan to grant restricted stock, stock options and other equity awards to our eligible employees. Subject to adjustment upon certain corporate transactions or events, the total number of shares of our common stock subject to such awards may not exceed 23.0 million shares and in no event may any optionee receive options for more than 2.0 million shares on an annual basis.

Phantom Shares

Pursuant to the Long-Term Incentive Plan, we may grant phantom shares to our non-employee directors. Our phantom shares typically vest upon the first anniversary of the grant date, depending on the grant. Once vested and at the discretion of the grantee, the phantom stock can be converted into either cash or common stock at the option of the Company. Phantom shares are recorded at their fair value on the date of grant and are amortized on a straight-line basis over the service period during which term the shares fully vest. For the years ended December 31, 2011, 2010 and 2009, we incurred approximately $0.3 million,

$0.3 million, $0.3 million, respectively, of such expense which is included in “General and administrative” in our Consolidated Statements of Operations. As of December 31, 2011, approximately $0.1 million of such expense remained unrecognized which reflects the unamortized portion of the value of such shares issued pursuant to the Long-Term Incentive Plan. We expect to recognize such expense over a remaining period of six months.

During the years ended December 31, 2011, 2010 and 2009, we issued 46,054, 17,390 and 15,970 shares of common stock for vested phantom stock, respectively. Based on the share’s fair value at grant date for each grant, the total fair value of phantom stock vested in 2011, 2010 and 2009 was $0.3 million, $0.3 million and $0.3 million, respectively. As of December 31, 2011, 2010 and 2009 we had 120,895, 112,324 and 75,562 phantom shares outstanding.

Restricted Stock

Our restricted stock is recorded at fair value on the date of grant and amortized on a straight-line basis over the service period during which term the stock fully vests. Our restricted stock typically vests ratably over a period of four to five years, depending on the grant. For the years ended December 31, 2011, 2010 and 2009, we incurred approximately $0.7 million, $0.6 million and $0.7 million, respectively, of such expense which is included in “General and administrative” in our Consolidated Statements of Operations. As of December 31, 2011, approximately $1.2 million of such expense remained unrecognized which reflects the unamortized portion of the value of such shares issued pursuant to the Long-Term Incentive Plan. We expect to recognize such expense over a weighted average remaining period of 2.3 years.

During the years ended December 31, 2011, 2010 and 2009, we issued 119,984, 84,887 and 65,490 shares of common stock for vested restricted stock. Based on the share’s fair value at grant date for each grant, the total fair value of restricted stock vested in 2011, 2010 and 2009 was $0.6 million, $0.4 million and $0.6 million, respectively.

LTIP Units

Pursuant to our Long-Term Incentive Plan, we may grant newly established limited partnership interests in our operating partnership called LTIP Units (“LTIP Units”). LTIP Units, which we grant either as free-standing awards or together with other awards under our Long-Term Incentive Plan, are valued by reference to the value of our common stock, and are subject to such conditions and restrictions as our compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. Our LTIP Units typically vest ratably over a period of four to five years, depending on the grant. Vested LTIP Units can be redeemed for OP Units on a one-for-one basis.

During the year ended December 31, 2011, 0.6 million LTIP Units were granted to senior executives which vest over a period of four to five years. The total fair value of the LTIP Units granted was $3.0 million at their respective grant dates. The fair value for each grant was determined using a lattice-binomial option-pricing model based on a Monte Carlo simulation using volatility factors ranging from 67% to 71% and risk-free interest rates ranging from 0.85% to 2.18%.

During the year ended December 31, 2010, we granted 0.6 million LTIP Units to senior executives which vest over a period of three to four years. The total fair value of the LTIP Units granted was $3.0 million at their respective grant dates. The fair value for each grant was determined using a lattice-binomial option-pricing model based on a Monte Carlo simulation using volatility factors ranging from 61% to 62% and risk-free interest rates ranging from 2.39% to 2.55%.

During the year ended December 31, 2009, we granted 0.4 million LTIP Units in total to certain senior executives which vest 25% annually over four years and had a total fair value of $1.5 million at the date of grant as determined by a lattice-binomial option-pricing model based on a Monte Carlo simulations using a volatility factor of 48% and a risk-free interest rate of 1.79%.

Our LTIP Units are recorded at their fair value on the date of grant and are amortized on a straight-line basis over the service period during which term the units fully vest. We incurred approximately $2.9 million, $2.9 million and $4.6 million including $0.9 million due to a change in our estimated forfeiture rate, of such expense for the years ended December 31, 2011, 2010 and 2009, respectively, which is included in “General and administrative expense” in our Consolidated Statements of Operations. As of December 31, 2011, approximately $3.4 million of such expense remained unrecognized which reflects the unamortized portion of the value of such LTIP Units which we expect to recognize over a remaining weighted average period of 3.1 years.

During the years ended December 31, 2011, 2010, and 2009, 0.1 million, 0.3 million and 0.2 million vested LTIP Units were redeemed for OP Units and converted to common stock on a one for one basis, respectively. Based on the LTIP Unit’s fair value at grant date for each grant, the fair value of LTIP Units vested in 2011, 2010, and 2009 was $4.6 million, $0.4 million and $3.8 million, respectively. As of December 31, 2011, 2010 and 2009, we had 1.9 million, 1.6 million and 1.3 million LTIP Units outstanding, respectively.

The following table summarizes additional information concerning our unvested phantom shares, restricted stock and LTIP Units (shares in thousands).

	Phantom Shares		Restricted Stock		LTIP Units
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2008	30	$9.36	173	$9.30	994	$9.70
Granted	61	4.60	252	3.49	473	3.22
Vested	(30)	9.36	(66)	9.17	(464)	8.21
Forfeited	(9)	4.60	(39)	6.07	—	—

Unvested at December 31, 2009	52	$4.60	320	$5.14	1,003	$7.33
Granted	54	5.17	171	4.64	636	4.62
Vested	(52)	4.60	(85)	5.50	(310)	7.86
Forfeited	—	—	(20)	5.55	—	—

Unvested at December 31, 2010	54	$5.17	386	$4.82	1,329	$5.91
Granted	55	5.71	159	5.54	553	5.41
Vested	(54)	5.17	(123)	5.01	(653)	7.03
Forfeited	—	—	(74)	5.35	(219)	5.54

Unvested at December 31, 2011	55	$5.71	348	$4.97	1,010	$5.04

Stock Options

We may grant stock options to certain employees pursuant to our Long-Term Incentive Plan. The term of such options is 10 years from the date of grant unless forfeited earlier and the period during which the right to exercise such options fully vests ranges from four to five years from the date of grant. No stock options were granted under our Long-Term Incentive Plan prior to 2007. During the year ended December 31, 2011, we issued approximately 50,000 shares of common stock upon the exercise of options to purchase our common stock by certain employees.

During the years ended December 31, 2011, 2010 and 2009, options issued under the Long-Term Incentive Plan were valued using the Black-Scholes option pricing model. The table below sets forth the assumptions used in valuing such options.

	2011	2010	2009
Expected term of options(1)	5.50 – 6.25 years	6.20 – 6.25 years	5.50 – 6.25 years
Expected volatility – range used	48.18% - 64.51%	53.18% - 55.90%	42.96% - 51.55%
Expected volatility – weighted average	48.04%	53.46%	43.71%
Expected dividend yield – range used	5.05% – 5.77%	4.97% – 6.14%	5.73% - 10.60%
Expected dividend yield – weighted average	5.02%	6.12%	9.36%
Risk-free interest rate	0.97% – 2.55%	1.82% - 2.81%	1.90% - 2.80%

(1)

We use the simplified method to determine the estimated life of our option awards as sufficient historical exercise data is unavailable. Under the simplified method the expected term is calculated as the midpoint between the vesting and the end of the contractual term of the option.

Multi-Year Outperformance Program

On January 11, 2010, we adopted a multi-year outperformance program, which is a long-term incentive compensation program, and granted awards under the program to certain officers and senior executives.

The awards entitle participants to receive shares of common stock with a maximum value of $10 million based on the absolute and relative total return to stockholders during the three-year performance period beginning on December 31, 2009. Half of the awards are based on our absolute total return to stockholders during the performance period and the other half are based on our relative total return to stockholders during the performance period compared to the performance of the MSCI US REIT Index during the same period.

Each participant’s award is designated as a specified percentage of the aggregate award value earned during the performance period, and participants are also entitled to a share of any unallocated portion of the aggregate award value. At the end of the performance period, each participant will be issued shares of our common stock with a value equal to that participant’s share of the aggregate award value. Half of the shares of common stock issued will be fully vested upon issuance at the end of the performance period and the remaining half will vest on the first anniversary of that date based on continued employment. We may also permit participants to elect to receive their awards in the form of LTIP Units or other equivalent forms of equity in lieu of shares of common stock.

We did not grant any awards under the program during 2011. The grant date fair value of the awards granted under the program during the year ended December 31, 2010 was approximately $1.6 million. During the years ended December 31, 2011 and 2010 we recognized approximately $0.1 million and $0.5 million of expense which is included in “General and administrative” in our Consolidated Statement of Operations related the amortization of these awards.

2006 Outperformance Program

On December 13, 2006, we adopted an outperformance program which provided for certain grants to be made under (and subject to) our Long-Term Incentive Plan, under which LTIP Units (as described above) are earned by selected senior executives if certain pre-established performance targets related to our compound annual stockholder return are met. Pursuant to the outperformance program, participating executives could share in a “performance pool” if our total stockholder return for the three year performance period, beginning December 13, 2006, exceeded the greater of an absolute compound annual total stockholder return of 10% or 110% of the compound annual return of the MSCI US REIT Index. The size of the pool for the initial program was 10% of the outperformance amount in excess of the performance hurdle, subject to a maximum amount of $40 million. Each executive’s award under the program was designated as a specified percentage of the aggregate performance pool and such awards were to be made in the form of LTIP Units. These LTIP Units were not entitled to distributions until and unless the performance pool is established. Half of the LTIP Units earned awards under the program (i.e. the number of LTIP Units earned) were scheduled to vest at the end of the three-year performance period, if the performance pool was established, after which the other half would vest ratably over the following two-year period. In October 2009, the outperformance program was canceled.

The LTIP Units associated with the program were originally recorded at their fair value of $2.9 million on the date of grant as determined by a lattice-binomial option-pricing model based on a Monte Carlo simulation using a volatility factor of 16.31% and a risk-free interest rate of 4.62%, and amortized on a straight-line basis over the period during which the grant of such units fully vest. During the year ended December 31, 2009, we incurred approximately $2.1 million expense, which includes $1.4 million in accelerated amortization resulting from the program’s cancellation, which is included in “General and administrative” in our Consolidated Statements of Operations.

Employee Option Plan

Prior to October 6, 2006, we issued stock options under the Employee Option Plan, which was designed to enable us, our Former Advisor and its affiliates to obtain or retain the services of employees (not to include our directors) of our Former Advisor and its affiliates considered essential to our long-term success and the success of our Former Advisor and its affiliates by offering such employees an opportunity to participate in our growth through ownership of our shares. The Employee Option Plan was administered by our compensation committee, which was authorized to grant “non-qualified” stock options (the “Employee Options”) to certain employees of our Former Advisor and its affiliates. The compensation committee set the exercise price for the Employee Options in its discretion, which could not be less than the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the Employee Option was granted. A total of 1.0 million shares were authorized and reserved for issuance under the Employee Option Plan. The compensation committee set the term of Employee Options in its discretion, which could not exceed the later of five years from the date of grant or five years from the date of a listing of our common stock. Our compensation committee set the period during which the right to exercise an Employee Option fully vests at three years from the date of grant. Since the adoption of the Long-Term Incentive Plan on October 6, 2006, no further grants were made pursuant to the Employee Option Plan.

During the year ended December 31, 2007, options issued under the Employee Option Plan were valued using the Black-Scholes option pricing model. No employee options were granted under this plan subsequent to 2006.

Independent Director Option Plan

Prior to October 6, 2006, we granted stock options under the Independent Director Option Plan, which we used in an effort to attract and retain qualified independent directors. We granted non-qualified stock options to purchase 10,000 shares to each independent director pursuant to the Independent Director Option Plan effective upon the later of (1) the sale of 0.2 million shares in our first continuous public offering, and (2) the independent director becoming a member of our board of directors. These options vest 20% upon grant date and 20% each year for the following four years and have an exercise price of $12.00 per share. In addition, we issued options to purchase 5,000 shares to each independent director then in office on the date of each annual stockholder’s meeting and these options vest 100% upon the second anniversary from the grant date and have an exercise price equal to the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. Options granted under the Independent Director Option Plan shall lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal the independent director for cause, or (3) three months following the date the independent director ceases to be a director for any reason, other than death or disability. Since the adoption of the Long-Term Incentive Plan, no further grants were made pursuant to the Independent Director Option Plan. During the years ended December 31, 2007, options issued under the Independent Director Option Plan were valued using the Black-Scholes option pricing model. No options were issued under this plan subsequent to 2006.

Stock Options Summary Table

Stock options granted under the Long-Term Incentive Plan, the Employee Option Plan and the Independent Director Option Plan are amortized on a straight-line basis over the service period during which the right to exercise such options fully vests. For the years ended December 31, 2011, 2010 and 2009 we incurred approximately $0.6 million, $0.6 million, and $1.0 million, respectively, of such expense which is included in “General and administrative” in our Consolidated Statements of Operations. As of December 31, 2011, approximately $0.8 million of such expense remained unrecognized which reflects the unamortized portion of the value of such options issued pursuant to the aforementioned plans. We expect to recognize such expense over a remaining weighted average period of 2.4 years.

The following table describes the total options outstanding, granted, exercised, expired and forfeited as of and during the years ended December 31, 2011, 2010, 2009, as well as the total options exercisable as of December 31, 2011.

	Independent Director Option Plan	Employee Option Plan	Long- Term Incentive Plan	Weighted Average Option Price Per Share	Weighted Average Fair Value of Options Granted During the Year	Weighted Average Remaining Contractual Life (Years)	Intrinsic Value
	(options in thousands)						(in thousands)
Issued and Outstanding as of December 31, 2008	80	289	2,165	$9.61
Granted	—	—	1,553	3.42	$0.55
Exercised		—	(140)	3.41			$297
Forfeited and/or expired	—	(100)	(404)	9.29

Issued and Outstanding as of December 31, 2009	80	189	3,174	$7.11
Granted	—	—	499	4.58	$1.38
Exercised	—	—	(6)	3.41			$10
Forfeited and/or expired	—	(115)	(69)	9.85

Issued and Outstanding as of December 31, 2010	80	74	3,598	$6.65
Granted	—	—	441	5.54	$1.66
Exercised	—	—	(243)	3.64
Forfeited and/or expired	(15)	(74)	(757)	7.57

Issued and Outstanding as of December 31, 2011	65	—	3,039	$6.48		6.26	$1,901

Exercisable as of December 31, 2011	65	—	1,890	$7.17		6.26	$1,210

Note 12—Related Party Transactions

8th and Vineyard Consolidated Joint Venture

In May 2010 we entered into the 8th and Vineyard joint venture with Iowa Investments, LLC, an entity owned by one of our executives, to purchase 19.3 acres of land held for development in Southern California. Pursuant to the joint venture agreement, we will first receive a return of all capital along with a preferred return. Thereafter, Iowa Investments, LLC will receive a return of all capital along with a promoted interest. The land parcel acquired by 8th and Vineyard was purchased from an entity in which the same executive had a minority ownership. The total acquisition price of $4.7 million was determined to be at fair value.

Southern California Consolidated Ventures

We entered into four agreements, two in December 2010 and two in January 2011, whereby we acquired a weighted average controlling interest, based on square feet, of approximately 48.4% in five bulk industrial buildings located in the Southern California market. One of our executives has a weighted average noncontrolling interest in these properties of approximately 43.7%, based on square feet, and the remaining 7.9% is held by a third-party. Each venture partner will earn returns in accordance with their ownership interests. DCT has controlling rights including management of the operations of the properties and we have consolidated the properties and accounted for the transactions as business combinations. The total acquisition price of $46.3 million was determined to be at fair value.

Shared services agreement

During 2009, we had a shared services agreement with Overhead Services, Inc., formerly DC Services, LLC, (“Overhead Services”), an affiliate of Dividend Capital Advisors Group LLC (“DCAG”) whereby we received enumerated services (including IT services, human resources and payroll services) for a monthly fee payable to Overhead Services, which totaled approximately $0.6 million during the year ended December 31, 2009. Effective October 2009, we no longer had a related party relationship with DCAG.

Note 13—Income and Other Taxes

We operate and expect to continue to operate in a manner to meet all the requirements to qualify for REIT status. We have made our REIT election under Internal Revenue Code Section 856 for the taxable year ended December 31, 2003 and have not revoked such election. In order for a former C corporation to elect to be a REIT, it must distribute 100% of its C corporation earnings and profits and agree to be subject to federal tax at the corporate level to the extent of any subsequently recognized built-in gains within a 10 year period. We did not have any built-in gains at the time of our conversion to REIT status. As a REIT, we generally will not be subject to federal income taxation at the corporate level to the extent we annually distribute 100% of our REIT taxable income, as defined in the Internal Revenue Code, to our stockholders and satisfy other requirements. To continue to qualify as a REIT for federal tax purposes, we must distribute at least 90% of our REIT taxable income annually. As of December 31, 2011, 2010 and 2009 we had recorded a $0.7 million benefit, a $0.3 million benefit, and a $0.7 million expense in provisions for federal and state income taxes on our taxable REIT subsidiaries, respectively. We are also subject to state and local taxes and recorded $0.8 million, $1.1 million and $0.8 million of such tax expenses during the years ended December 31, 2011, 2010 and 2009, respectively.

Foreign income taxes are accrued for foreign countries in which DCT operates in accordance with the applicable local laws and regulations, taking into account provisions of applicable double tax treaties. During the years ended December 31, 2011, 2010, and 2009, we incurred $20,000, $0.1 million and $0.1 million of foreign income tax expenses, respectively, resulting from our operations in Mexico.

Note 14—Segment Information

During 2011, management reorganized internal reporting whereby the operating results used to assess performance were aggregated into four operating regions or segments to align the markets by which management and their operating teams conduct and monitor business. We manage our operations based on four operating segments and have aggregated our operations into three reportable segments (East, Central and West, which are based on the geographical locations of our properties). Management considers rental revenues and property net operating income aggregated by segment to be the appropriate way to analyze performance. Certain reclassifications have been made to these results to conform to the current presentation related to discontinued operations and our reorganization resulting in three reportable segments. The current presentation also includes reclassifications for development, redevelopment and properties in pre-development, including land held to be included in segment assets. The following segment disclosures exclude the results from discontinued operations (see Note 15 – Discontinued Operations and Assets Held for Sale for additional information).

The following table reflects our total assets, net of accumulated depreciation and amortization, by segment, as of December 31, 2011 and 2010 (in thousands).

	December 31, 2011	December 31, 2010
Segments:
East	$936,305	$955,276
Central	1,021,956	1,031,186
West	669,591	568,147

Total segment assets(1)	2,627,852	2,554,609
Non-segment assets:
Non-segment cash and cash equivalents	11,624	14,071
Other non-segment assets (2)	153,822	151,209

Total Assets	$2,793,298	$2,719,889

(1)	Other non-segment assets primarily consists of corporate assets including investments in and advances to unconsolidated joint ventures, notes receivable, deferred loan costs, other receivables and other assets.

The following table sets forth the rental revenues of our segments in continuing operations and a reconciliation of our segment rental revenues to our reported consolidated total revenues for the years ended December 31, 2011, 2010 and 2009 (in thousands).

	2011	2010	2009
East	$85,923	$76,476	$74,703
Central	98,942	96,628	99,264
West	55,240	43,523	45,893

Rental revenues	240,105	216,627	219,860
Institutional capital management and other fees	4,291	4,133	2,701

Total revenues	$244,396	$220,760	$222,561

The following table sets forth property net operating income of our segments in continuing operations and a reconciliation of our property NOI to our reported “Loss from continuing operations” for the years ended December 31, 2011, 2010 and 2009 (in thousands).

	2011	2010	2009
East	$62,987	$55,102	$53,697
Central	68,479	66,765	70,288
West	41,297	30,449	34,184

Property NOI (2)	172,763	152,316	158,169
Institutional capital management and other fees	4,291	4,133	2,701
Real estate related depreciation and amortization	(117,611)	(104,475)	(99,583)
Impairment losses	—	(4,100)	—
Casualty gains	33	—	—
General and administrative	(25,925)	(25,262)	(29,224)
Equity in income (loss) of unconsolidated joint ventures, net	(2,556)	(2,986)	2,698
Impairment losses on investments in unconsolidated joint ventures	(1,953)	(216)	(300)
Loss on business combinations	—	(395)	(10,325)
Interest expense	(63,785)	(56,474)	(52,260)
Interest and other income (expense)	(310)	356	1,916
Income tax expense and other taxes	(144)	(918)	(1,617)

Loss from continuing operations	$(35,197)	$(38,021)	$(27,825)

(2)

Property net operating income (“property NOI”) is defined as rental revenues, including reimbursements, less rental expenses and real estate taxes, which excludes depreciation, amortization, impairment, general and administrative expenses and interest expense. We consider property NOI to be an appropriate supplemental performance measure because property NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, amortization, impairment, general and administrative expenses, and interest expense. However, property NOI should not be viewed as an alternative measure of our financial performance since it excludes expenses which could materially impact our results of operations. Further, our property NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating property NOI. Therefore, we believe net income (loss) attributable to common stockholders, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

Included in the Central operating segment rental revenues for the years ended December 31, 2011, 2010 and 2009 was approximately $7.0 million, $5.4 million and $5.0 million, respectively, attributable to the Mexico operations. Included in the Central operating segment net assets as of December 31, 2011 and 2010 was approximately $77.0 million and $76.5 million, respectively, attributable to the Mexico operations.

Note 15—Discontinued Operations and Assets Held for Sale

We report results of operations from real estate assets that meet the definition of a component of an entity and have been sold, or meet the criteria to be classified as held for sale, as discontinued operations.

During the nine months ended September 30, 2012, we sold 31 operating properties in the Atlanta, Charlotte, New Jersey, Houston and Dallas markets, to third-parties for combined gross proceeds of $85.5 million. Of the properties sold, 14 were in the Central operating segment and 17 were in the East operating segment, together totaling approximately 2.0 million square feet. The results of operations and any impairment losses recorded related to these properties have been retrospectively reclassified and are included in “Income (loss) from discontinued operations” in the Consolidated Statements of Operations for the years ended December 31, 2011, 2010, and 2009. Included in this reclassification are impairment losses related to properties sold during the nine months ended September 30, 2012 of $0.4 million and $4.6 million that were recorded in continuing operations during the years ended December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, we sold 16 operating properties to unrelated third-parties. Six of these properties were in the Central operating segment and ten were in the East operating segment, together totaling approximately 2.7 million square feet. These sales resulted in gains of approximately $12.0 million and impairment losses totaling $7.8 million.

During the year ended December 31, 2010, we sold eight operating properties to unrelated third-parties. Two of the properties sold were in the West operating segment, five were in the East operating segment and one was in the Central operating segment, together totaling approximately 0.5 million square feet, and resulted in gains of approximately $2.1 million and impairment losses of $3.5 million.

During the year ended December 31, 2009, we sold three operating properties to unrelated third-parties. These three properties were in our Central operating segment and totaled approximately 0.9 million square feet. We also sold two land parcels in the East segment comprised of approximately 4.3 acres. These sales resulted in gains of approximately $1.3 million and impairment losses totaling $0.7 million.

For the years ended December 31, 2011, 2010 and 2009 income from discontinued operations includes the results of operations of these properties prior to the date of sale. We included all results of these discontinued operations in a separate component of income in our Consolidated Statements of Operations under the heading “Income (loss) from discontinued operations.” This treatment resulted in certain reclassifications of financial statement amounts for the years ended December 31, 2011, 2010 and 2009. For further details of our policy on discontinued operations, impairment of assets held for sale and related fair value measurements, see Note 2 – Summary of Significant Accounting Policies.

The following is a summary of the components of income (loss) from discontinued operations for the years ended December 31, 2011, 2010 and 2009 (in thousands).

	2011	2010	2009
Rental revenues	$18,173	$18,843	$23,563
Rental expenses and real estate taxes	(5,119)	(5,936)	(6,126)
Real estate related depreciation and amortization	(11,378)	(11,429)	(11,667)
General and administrative	(2)	—	(220)

Operating income	1,674	1,478	5,550
Interest expense	(469)	(524)	(590)
Interest income and other income (expense)	61	(45)	722
Income tax benefit (expense) and other taxes	—	(19)	(239)
Casualty gain	1,265	—	—

Income (loss) before gain on dispositions of real estate interests and impairment losses	2,531	890	5,443
Gain on dispositions of real estate interests	12,030	2,077	1,349
Impairment losses	(8,207)	(8,012)	(681)

Income (loss) from discontinued operations	$6,354	$(5,045)	$6,111

Note 16—Quarterly Results (Unaudited)

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2011 (in thousands except per share information).

	For the Quarter Ended				For the Year Ended December 31, 2011
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total revenues	$58,829	$59,689	$62,013	$63,865	$244,396
Total operating expenses	$52,195	$53,102	$54,053	$51,495	$210,845
Operating income	$6,634	$6,587	$7,960	$12,370	$33,551
Loss from continuing operations	$(10,090)	$(11,191)	$(9,822)	$(4,094)	$(35,197)
Income from discontinued operations	$245	$1,656	$731	$3,722	$6,354
Net loss attributable to common stockholders	$(8,536)	$(8,475)	$(8,076)	$(163)	$(25,250)
Earnings per common share – basic and diluted:
Loss from continuing operations	$(0.04)	$(0.04)	$(0.03)	$(0.02)	$(0.13)
Income from discontinued operations	0.00	0.00	0.00	0.02	0.02

Net loss attributable to common stockholders	$(0.04)	$(0.04)	$(0.03)	$(0.00)	$(0.11)

Basic and diluted common shares outstanding	233,288	245,413	245,805	245,939	242,591

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2010 (in thousands except per share information).

	For the Quarter Ended				For the Year Ended December 31, 2010
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Total revenues	$53,912	$54,652	$56,414	$55,782	$220,760
Total operating expenses	$48,231	$48,573	$49,035	$52,309	$198,148
Operating income	$5,681	$6,079	$7,379	$3,473	$22,612
Loss from continuing operations	$(8,636)	$(7,616)	$(9,307)	$(12,462)	$(38,021)
Income (loss) from discontinued operations	$399	$(4,501)	$(512)	$(431)	$(5,045)
Gain (loss) on dispositions of real estate interests	$16	$—	$(3)	$—	$13
Net loss attributable to common stockholders	$(7,224)	$(10,731)	$(8,680)	$(11,195)	$(37,830)
Earnings per common share – basic and diluted:
Loss from continuing operations	$(0.04)	$(0.03)	$(0.04)	$(0.05)	$(0.16)
Income (loss) from discontinued operations	0.00	(0.02)	(0.00)	(0.00)	(0.02)

Net loss attributable to common stockholders	$(0.04)	$(0.05)	$(0.04)	$(0.05)	$(0.18)

Basic and diluted common shares outstanding	208,350	210,841	211,634	218,723	212,412

Note 17—Subsequent Events

GAAP requires an entity to disclose events that occur after the balance sheet date but before financial statements are issued or are available to be issued (“subsequent events”) as well as the date through which an entity has evaluated subsequent events. There are two types of subsequent events. The first type consists of events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, (“recognized subsequent events”). The second type consists of events that provide evidence about conditions that did not exist at the date of the balance sheet but arose subsequent to that date (“nonrecognized subsequent events”). No significant recognized or nonrecognized subsequent events were noted.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

			Initial Cost to Company					Gross Amount Carried at 12/31/2011
Property	Number of Buildings	Encum- brances (4)	Land	Building & Improvements (1)	Total Costs	Costs Capitalized Subsequent to Acquisition		Land	Building & Improvements (1)	Total Costs (3)(5)	Accumulated Depreciation (5)	Acquisition Date	Year Built
Newpoint I	1	$—	$2,143	$12,908	$15,051	$(446	)(2)	$2,088	$12,517	$14,605	$(3,264)	03/31/04	1997
Eagles Landing	1	—	2,595	13,475	16,070	(999	)(2)	2,595	12,476	15,071	(3,695)	06/08/04	2003
Southcreek	4	—	7,843	45,385	53,228	6,929		8,342	51,815	60,157	(13,961)	6/8/2004-2/13/2009	1999-2006
Breckinridge Industrial	2	—	1,950	10,159	12,109	(902	)(2)	1,950	9,257	11,207	(2,016)	10/01/04	2000
Westgate Industrial	1	—	2,140	4,801	6,941	1,434		2,140	6,235	8,375	(1,185)	10/01/04	1988
Westpark Industrial	2	—	2,176	6,719	8,895	1,117		2,176	7,836	10,012	(2,773)	10/01/04	1981
Cobb Industrial	2	—	1,120	5,249	6,369	391		1,120	5,640	6,760	(1,868)	10/01/04	1996
Cabot Parkway Industrial	1	—	1,102	6,617	7,719	417		1,103	7,033	8,136	(2,449)	10/01/04	2000
Atlanta NE Portolio	1	—	1,197	9,647	10,844	291		1,197	9,938	11,135	(2,497)	11/05/04	1987
Northmont Parkway	1	—	1,029	2,103	3,132	(296	)(2)	1,029	1,807	2,836	(713)	12/03/04	2003
Fulton Industrial Boulevard	3	—	1,850	13,480	15,330	1,297		1,850	14,777	16,627	(4,492)	07/21/05	1973-1996
Penney Road	1	—	401	4,145	4,546	167		401	4,312	4,713	(933)	07/21/05	2001
Southfield Parkway	1	1,709	523	3,808	4,331	(117	)(2)	523	3,691	4,214	(834)	07/21/05	1994
Livingston Court	2	2,249	919	6,878	7,797	(169	)(2)	919	6,709	7,628	(2,017)	07/21/05	1985
Peterson Place	4	2,737	596	6,900	7,496	122		596	7,022	7,618	(2,083)	07/21/05	1984
Oakbrook Parkway	5	7,528	1,823	17,185	19,008	1,724		1,823	18,909	20,732	(5,533)	07/21/05	1982
Regency Parkway	7	6,883	1,521	16,084	17,605	1,795		1,521	17,879	19,400	(5,199)	07/21/05	1984-1989
Jimmy Carter Boulevard	2	2,206	488	5,159	5,647	904		488	6,063	6,551	(1,974)	07/21/05	1984
McGinnis Ferry	1	—	700	6,855	7,555	1,534		691	8,398	9,089	(1,153)	07/21/05	1993
South Royal Atlanta Drive	1	—	174	1,896	2,070	189		174	2,085	2,259	(487)	07/21/05	1986
Buford Development	1	—	1,370	7,151	8,521	1,848		1,370	8,999	10,369	(1,455)	03/31/06	2006
Northmont Parkway	4	—	3,528	20,622	24,150	1,641		3,528	22,263	25,791	(4,600)	06/09/06	1998-2000
Evergreen Boulevard	2	—	3,123	14,265	17,388	(449	)(2)	3,123	13,816	16,939	(2,689)	06/09/06	1999
Greenwood Parkway	1	—	1,326	3,977	5,303	2,095		1,461	5,937	7,398	(878)	03/14/07	1995
Pleasantdale	1	—	790	1,503	2,293	146		819	1,620	2,439	(66)	07/11/11	1995

TOTAL ATLANTA MARKET	52	23,312	42,427	246,971	289,398	20,663		43,027	267,034	310,061	(68,814)
Delta Portfolio	7	24,480	8,762	36,806	45,568	792		8,699	37,661	46,360	(8,140)	04/12/05	1986-1993
Charwood Road	1	4,790	1,960	10,261	12,221	447		1,960	10,708	12,668	(2,394)	07/21/05	1986
Greenwood Place	2	4,852	2,566	12,918	15,484	640		2,566	13,558	16,124	(2,911)	7/21/2005-6/9/2006	1978-1984
Guilford Road (6)	1	—	1,879	6,650	8,529	1,331		1,879	7,981	9,860	(2,016)	06/09/06	1989
Bollman Place	1	—	1,654	6,202	7,856	265		1,654	6,467	8,121	(1,164)	06/09/06	1986
Dulles	4	—	8,431	21,517	29,948	1,890		8,431	23,407	31,838	(2,956)	08/04/06	2007
Beckley	1	—	3,002	10,700	13,702	143		3,002	10,843	13,845	(1,195)	09/10/10	1992

TOTAL BALTIMORE/ WASHINGTON MARKET	17	34,122	28,254	105,054	133,308	5,508		28,191	110,625	138,816	(20,776)
Route 22	1	7,058	5,183	20,100	25,283	(79	)(2)	5,183	20,021	25,204	(6,815)	07/20/05	2003
High Street Portfolio (6)	3	—	4,853	10,334	15,187	434		4,853	10,768	15,621	(2,706)	10/26/05	1975-1988
Independence Avenue	1	—	3,133	17,542	20,675	(224	)(2)	3,133	17,318	20,451	(2,837)	12/26/06	1999
Bobali Drive (6)	3	—	4,107	9,288	13,395	484		4,107	9,772	13,879	(1,721)	02/09/07	1998-1999

TOTAL CENTRAL PENNSYLVANIA MARKET	8	7,058	17,276	57,264	74,540	615		17,276	57,879	75,155	(14,079)
Wyoming Avenue	1	—	622	3,655	4,277	(169	)(2)	622	3,486	4,108	(918)	11/02/05	1997

TOTAL CHARLOTTE MARKET	1	—	622	3,655	4,277	(169	)(2)	622	3,486	4,108	(918)

Mallard Lake	1	—	2,561	8,809	11,370	14		2,561	8,823	11,384	(2,958)	10/29/03	2000
Gary Ave	1	—	3,191	18,506	21,697	2,196		3,191	20,702	23,893	(3,830)	01/05/05	2001
Blackhawk Portfolio	5	—	6,671	40,877	47,548	1,284		6,667	42,165	48,832	(12,168)	06/13/05	1974-1987
East Fabyan Parkway	1	4,204	1,790	10,929	12,719	742		1,790	11,671	13,461	(3,811)	07/21/05	1975
Frontenac Road	1	—	1,647	5,849	7,496	267		1,647	6,116	7,763	(1,751)	07/21/05	1995
Stern Avenue	1	—	505	4,947	5,452	(1,867	)(2)	505	3,080	3,585	(889)	07/21/05	1979
South Wolf Road	1	8,495	4,836	18,794	23,630	3,499		4,836	22,293	27,129	(7,136)	07/21/05	1982
Laramie Avenue (6)	1	3,684	1,442	7,985	9,427	688		1,412	8,703	10,115	(2,545)	07/21/05	1972
West 123rd Place	1	704	644	5,935	6,579	1,355		644	7,290	7,934	(2,072)	07/21/05	1975
Veterans Parkway	1	—	2,108	—	2,108	7,599		2,108	7,599	9,707	(2,247)	10/20/05	2005
Lunt Avenue	1	—	1,620	1,988	3,608	240		1,620	2,228	3,848	(631)	03/17/06	2005
Mitchell Court	1	—	5,036	8,578	13,614	506		5,036	9,084	14,120	(2,307)	05/01/07	1985
Mission Street	1	—	1,765	2,377	4,142	180		1,765	2,557	4,322	(1,021)	09/08/08	1991
Wolf Road	1	—	1,908	2,392	4,300	70		1,930	2,440	4,370	(205)	11/22/10	1971
Arthur Avenue	1	—	3,231	1,469	4,700	—		3,219	1,481	4,700	—	12/30/11	1959

TOTAL CHICAGO MARKET	19	17,087	38,955	139,435	178,390	16,773		38,931	156,232	195,163	(43,571)
Park West	6	—	10,441	63,682	74,123	(2,637	)(2)	10,319	61,167	71,486	(17,912)	12/15/2003-6/8/2004	1997-2003
Northwest Business Center	1	—	299	4,486	4,785	272		299	4,758	5,057	(3,183)	05/03/04	1995
New Buffington Road	2	5,275	1,618	8,500	10,118	3,817		1,618	12,317	13,935	(3,732)	07/21/05	1981
Olympic Boulevard	3	5,877	2,096	11,788	13,884	1,834		2,096	13,622	15,718	(4,050)	07/21/05	1989
Mineola Pike	1	2,201	625	4,642	5,267	91		625	4,733	5,358	(1,228)	07/21/05	1983
Industrial Road	2	1,660	629	3,344	3,973	1,195		628	4,540	5,168	(1,211)	07/21/05	1987
Dolwick Drive	1	2,186	579	4,670	5,249	374		579	5,044	5,623	(1,475)	07/21/05	1979
Best Place	1	—	1,131	5,516	6,647	2,104		1,131	7,620	8,751	(2,215)	07/21/05	1996
Distribution Circle	1	—	688	6,838	7,526	1,109		688	7,947	8,635	(1,987)	07/21/05	1981
Creek Road	1	—	377	4,925	5,302	39		377	4,964	5,341	(1,493)	06/09/06	1983
Power Line Drive	1	—	70	261	331	(10	)(2)	70	251	321	(43)	06/09/06	1984
Foundation Drive	4	—	706	3,471	4,177	104		706	3,575	4,281	(826)	06/09/06	1984-1987
Jamilke Drive	6	—	1,206	8,887	10,093	466		1,206	9,353	10,559	(2,176)	06/09/06	1984-1987
Port Union (6)	2	—	7,649	22,780	30,429	2,209		7,649	24,989	32,638	(1,257)	11/09/07	2007

TOTAL CINCINNATI MARKET	32	17,199	28,114	153,790	181,904	10,967		27,991	164,880	192,871	(42,788)
Commodity Boulevard	2	—	3,891	36,799	40,690	(594	)(2)	3,891	36,205	40,096	(8,323)	07/21/05	2000-2005
Industrial Drive	1	2,932	683	7,136	7,819	(305	)(2)	683	6,831	7,514	(1,489)	07/21/05	1995
Zane Trace Drive	1	—	288	3,091	3,379	130		288	3,221	3,509	(1,036)	03/14/06	1980
Rickenbacker	2	9,577	3,532	34,172	37,704	(787	)(2)	3,532	33,385	36,917	(6,408)	4/13/2006-5/19/2006	1998-2000
Creekside	4	—	5,210	52,437	57,647	1,120		5,210	53,557	58,767	(12,996)	05/19/06	1999-2002
SouthPark	3	—	1,628	13,504	15,132	574		1,628	14,078	15,706	(3,190)	05/19/06	1990-1999
Lasalle Drive	1	7,415	1,839	12,391	14,230	535		2,304	12,461	14,765	(2,715)	08/08/07	2004

TOTAL COLUMBUS MARKET	14	19,924	17,071	159,530	176,601	673		17,536	159,738	177,274	(36,157)
Freeport Parkway	1	—	981	10,392	11,373	(362	)(2)	981	10,030	11,011	(3,664)	12/15/03	1999
Pinnacle (6)	1	—	521	9,683	10,204	376		521	10,059	10,580	(3,241)	12/15/03	2001
Market Industrial	5	—	1,481	15,507	16,988	(848	)(2)	1,481	14,659	16,140	(3,387)	10/01/04	1981-1985
Shiloh Industrial	1	—	459	4,173	4,632	(211	)(2)	459	3,962	4,421	(920)	10/01/04	1984
Perimeter Industrial	2	—	261	2,901	3,162	(350	)(2)	261	2,551	2,812	(618)	10/01/04	1979
Avenue R Industrial I	1	—	189	2,231	2,420	(49	) (2)	189	2,182	2,371	(546)	10/01/04	1980
Avenue R Industrial II	1	—	271	1,139	1,410	168		271	1,307	1,578	(352)	10/01/04	1980
Westfork Center Industrial	3	—	503	5,977	6,480	280		503	6,257	6,760	(1,433)	10/01/04	1980
Grand River Rd	1	—	1,380	14,504	15,884	(1,713	)(2)	1,380	12,791	14,171	(3,855)	12/03/04	2004
Diplomat Drive	1	—	532	3,136	3,668	1,951		532	5,087	5,619	(1,459)	05/26/05	1986
North 28th Street	1	—	—	6,145	6,145	(73	)(2)	—	6,072	6,072	(2,469)	07/21/05	2000
Esters Boulevard	5	—	2,428	50,618	53,046	540		2,870	50,716	53,586	(14,656)	07/21/05	1984-1999

Royal Lane	1	—	—	3,200	3,200	251		—	3,451	3,451	(1,035)	07/21/05	1986
West Story Drive	1	—	777	4,646	5,423	418		777	5,064	5,841	(1,628)	07/21/05	1997
Meridian Drive	1	—	410	4,135	4,545	1,365		410	5,500	5,910	(2,256)	07/21/05	1975
Gateway Drive	1	—	463	2,152	2,615	601		463	2,753	3,216	(733)	07/21/05	1988
Valwood Parkway	3	2,706	2,271	15,351	17,622	1,324		2,271	16,675	18,946	(5,562)	07/21/05	1984-1996
108th Street	1	—	83	899	982	(61	)(2)	83	838	921	(263)	07/21/05	1972
Sanden Drive	1	—	207	2,258	2,465	219		207	2,477	2,684	(486)	07/21/05	1994
North Great Southwest Parkway	2	2,385	1,384	3,727	5,111	1,555		1,904	4,762	6,666	(1,073)	07/21/05	1963-1964
Webb Chapel Road	1	303	110	732	842	(457	)(2)	110	275	385	(107)	07/21/05	1978
Belt Line Road	6	3,210	1,167	7,811	8,978	1,023		1,167	8,834	10,001	(2,982)	07/21/05	1978
Springlake Road	2	1,832	534	4,457	4,991	768		534	5,225	5,759	(1,731)	07/21/05	1984
Hurd Drive (6)	1	1,256	420	2,332	2,752	207		420	2,539	2,959	(521)	07/21/05	1982
Champion Drive	1	1,442	672	2,598	3,270	880		672	3,478	4,150	(716)	07/21/05	1984
GSW Gateway Three	1	—	1,669	11,622	13,291	1		1,669	11,623	13,292	(3,531)	01/13/06	2001

TOTAL DALLAS MARKET	46	13,134	19,173	192,326	211,499	7,803		20,135	199,167	219,302	(59,224)
Interpark 70	1	4,633	1,383	7,566	8,949	(770	)(2)	1,383	6,796	8,179	(1,869)	09/30/04	1998
Peccos Street	1	—	1,860	4,821	6,681	35		1,860	4,856	6,716	(168)	08/08/11	2003

TOTAL DENVER MARKET	2	4,633	3,243	12,387	15,630	(735	)(2)	3,243	11,652	14,895	(2,037)
West by Northwest	1	—	1,033	7,564	8,597	1		1,033	7,565	8,598	(2,078)	10/30/03	1997
Bondesen Business. Park	7	—	1,007	23,370	24,377	1,495		1,007	24,865	25,872	(8,999)	06/03/04	2001-2002
Beltway 8 Business Park	7	—	1,679	25,565	27,244	100		1,679	25,665	27,344	(8,961)	6/3/2004-7/1/2005	2001-2003
Corporate Industrial	2	—	613	3,989	4,602	451		613	4,440	5,053	(994)	10/01/04	1981
Reed Industrial	1	—	568	6,331	6,899	1,157		568	7,488	8,056	(3,597)	10/01/04	1973
Julie Rivers Industrial	2	—	272	3,123	3,395	681		272	3,804	4,076	(1,573)	10/01/04	1982
Wynwood Industrial	1	—	180	1,634	1,814	(66	)(2)	180	1,568	1,748	(361)	10/01/04	1980
Wynpark Industrial	1	—	154	1,404	1,558	90		154	1,494	1,648	(459)	10/01/04	1966
Siber Industrial	1	—	742	4,644	5,386	(490	)(2)	742	4,154	4,896	(1,620)	10/01/04	1966
Greenbriar Industrial	1	—	1,200	7,998	9,198	3,167		1,200	11,165	12,365	(4,753)	10/01/04	1981
Greens Crossing	3	6,329	1,225	10,202	11,427	133		1,225	10,335	11,560	(2,841)	07/01/05	1998-2000
Willowbrook	4	7,570	1,274	12,842	14,116	1,255		1,274	14,097	15,371	(3,918)	07/01/05	1998-2000
Gateway at Central Green	2	—	1,079	9,929	11,008	427		1,079	10,356	11,435	(2,640)	09/20/05	2001
Fairbanks Center	1	—	707	5,205	5,912	205		707	5,410	6,117	(1,287)	03/27/06	1999
Bondesen North	4	—	3,345	11,030	14,375	114		3,345	11,144	14,489	(2,724)	06/08/07	2006
Northwest Place	1	—	1,821	11,406	13,227	701		1,821	12,107	13,928	(2,040)	06/14/07	1997
Warehouse Center Drive	1	—	1,296	6,782	8,078	12		1,296	6,794	8,090	(1,453)	12/03/07	2006
Air Center Drive	1	—	763	1,876	2,639	42		711	1,970	2,681	(278)	11/09/10	1997
Beltway Antoine Portfolio	7	—	7,058	31,875	38,933	322		7,058	32,197	39,255	(1,327)	08/11/11	2007-2008
Greens Parkway	1	—	704	4,093	4,797	89		704	4,182	4,886	(20)	12/07/11	2007

TOTAL HOUSTON MARKET	49	13,899	26,720	190,862	217,582	9,886		26,668	200,800	227,468	(51,923)
Plainfield	2	—	3,095	31,369	34,464	(40	)(2)	3,095	31,329	34,424	(8,077)	12/22/2003-4/13/2006	1997-2000
Guion Road	1	—	2,200	11,239	13,439	(224	)(2)	2,200	11,015	13,215	(2,852)	12/15/05	1995
Franklin Road	3	—	2,292	11,949	14,241	4,229		2,292	16,178	18,470	(4,875)	02/27/06	1973
Perry Road	1	—	1,106	7,268	8,374	353		1,106	7,621	8,727	(1,657)	10/10/07	1995

TOTAL INDIANAPOLIS MARKET	7	—	8,693	61,825	70,518	4,318		8,693	66,143	74,836	(17,461)
Trade Pointe III	1	4,797	1,020	7,240	8,260	(713	)(2)	1,020	6,527	7,547	(1,712)	09/28/04	2001
Riverport	1	—	1,279	8,812	10,091	(969	)(2)	1,279	7,843	9,122	(2,202)	05/03/04	1996
Freeport	1	—	2,523	18,693	21,216	(547	)(2)	2,523	18,146	20,669	(3,342)	03/14/07	1999
Louisville Logistics Center	1	5,120	2,177	11,932	14,109	(14	)(2)	2,177	11,918	14,095	(2,888)	10/12/07	2002

TOTAL LOUISVILLE MARKET	4	9,917	6,999	46,677	53,676	(2,243	)(2)	6,999	44,434	51,433	(10,144)
Chickasaw	2	—	1,141	13,837	14,978	(576	)(2)	1,141	13,261	14,402	(4,129)	07/22/03	2000-2002
Memphis Portfolio	7	33,133	18,088	114,739	132,827	1,638		19,757	114,708	134,465	(34,370)	2/5/2005-5/13/2005	1997-2003

Memphis Distriplex	1	—	1,525	10,444	11,969	(868	)(2)	1,525	9,576	11,101	(2,084)	06/13/05	2000
Deltapoint	1	—	2,299	24,436	26,735	5,494		2,299	29,930	32,229	(3,670)	06/29/07	2006

TOTAL MEMPHIS MARKET	11	33,133	23,053	163,456	186,509	5,688		24,722	167,475	192,197	(44,253)
Logistik Park, San Luis Potosi	1	—	565	2,638	3,203	245		565	2,883	3,448	(438)	08/15/07	2006
Monterrey Portfolio (6)	7	—	7,138	29,660	36,798	9,581		8,098	38,281	46,379	(4,683)	11/16/2007-8/21/2009	2007-2009
Guadalajara Portfolio	3	—	4,683	8,366	13,049	332		4,761	8,620	13,381	(1,283)	9/28/2007-10/18/2007	1999-2007
Tijuana Portfolio (6)	3	—	2,746	7,977	10,723	1,002		2,746	8,979	11,725	(1,191)	12/06/07	1989-1992
Avenida de las Fuentes, Queretaro	1	—	846	4,237	5,083	1,512		846	5,749	6,595	(603)	10/06/08	2003

TOTAL MEXICO MARKET	15	—	15,978	52,878	68,856	12,672		17,016	64,512	81,528	(8,198)
Miami Service Center	1	—	1,110	3,811	4,921	580		1,110	4,391	5,501	(1,201)	04/07/05	1987
Miami Commerce Center	1	3,928	3,050	10,769	13,819	4,402		3,050	15,171	18,221	(2,566)	04/13/05	1991
Northwest 70th Avenue	2	—	10,025	16,936	26,961	4,942		10,025	21,878	31,903	(6,942)	06/09/06	1972-1976
North Andrews Avenue	1	—	6,552	6,101	12,653	651		6,552	6,752	13,304	(1,511)	06/09/06	1999
Northwest 30th Terrace	1	—	3,273	4,196	7,469	429		3,273	4,625	7,898	(224)	02/18/11	1994

TOTAL MIAMI MARKET	6	3,928	24,010	41,813	65,823	11,004		24,010	52,817	76,827	(12,444)
Eastgate	1	—	1,445	13,352	14,797	(1,671	)(2)	1,445	11,681	13,126	(2,936)	03/19/04	2002
Mid South Logistics Center	1	11,641	1,772	18,288	20,060	1,893		1,850	20,103	21,953	(5,242)	06/29/04	2001
Rockdale Distribution Center	1	—	2,940	12,188	15,128	(537	)(2)	2,940	11,651	14,591	(2,378)	12/28/05	2005
Logistics Way	1	—	621	17,763	18,384	37		621	17,800	18,421	(3,137)	09/28/09	2007

TOTAL NASHVILLE MARKET	4	11,641	6,778	61,591	68,369	(278	)(2)	6,856	61,235	68,091	(13,693)
Brunswick Avenue	1	—	3,665	16,380	20,045	1,517		3,665	17,897	21,562	(3,328)	07/21/05	1986
Cottontail Lane (6)	1	—	1,960	9,169	11,129	(2,226	)(2)	1,960	6,943	8,903	(2,257)	07/21/05	1991
Campus Drive	1	—	1,366	4,841	6,207	1,167		1,366	6,008	7,374	(1,691)	07/21/05	1975
Hanover Ave	1	—	4,940	8,026	12,966	767		4,940	8,793	13,733	(2,488)	12/28/05	1988
Rockaway	3	—	5,881	12,521	18,402	1,543		5,881	14,064	19,945	(4,495)	12/29/05	1974
Lake Drive	1	4,981	1,699	6,898	8,597	222		1,699	7,120	8,819	(1,432)	05/25/06	1988
Market Street	2	—	2,298	7,311	9,609	(513	)(2)	2,298	6,798	9,096	(1,507)	06/06/06	1990
Kennedy Drive	1	—	3,044	6,583	9,627	138		3,044	6,721	9,765	(634)	04/14/10	2001
Railroad Avenue	1	—	6,494	10,996	17,490	448		6,494	11,444	17,938	(1,122)	01/28/11	1964

TOTAL NEW JERSEY MARKET	12	4,981	31,347	82,725	114,072	3,063		31,347	85,788	117,135	(18,954)
Eden Rock Industrial	1	—	998	2,566	3,564	131		998	2,697	3,695	(857)	10/01/04	1973
Bayside Distribution Center	2	10,166	6,875	15,254	22,129	(503	)(2)	6,875	14,751	21,626	(4,321)	11/03/04	1998-2000
California Logistics Centre	1	—	5,672	20,499	26,171	314		5,672	20,813	26,485	(6,413)	04/21/06	2001
Cherry Street	3	—	12,584	24,582	37,166	1,593		12,584	26,175	38,759	(5,840)	06/09/06	1960-1990
Pike Lane	3	—	2,880	8,328	11,208	(24	) (2)	2,880	8,304	11,184	(1,733)	06/09/06	1982
South Vasco Road	1	—	2,572	14,809	17,381	(375	)(2)	2,572	14,434	17,006	(2,921)	06/09/06	1999
McLaughlin Avenue	1	—	3,424	5,507	8,931	75		3,424	5,582	9,006	(1,461)	06/09/06	1975
Park Lane	5	—	10,977	17,216	28,193	(874	)(2)	10,977	16,342	27,319	(4,619)	06/09/06	1960-1966
Valley Drive	4	—	11,238	14,244	25,482	666		11,238	14,910	26,148	(4,478)	06/09/06	1960-1971
Old Country Road	1	—	1,557	1,503	3,060	(20	) (2)	1,557	1,483	3,040	(467)	06/09/06	1969
Cypress Lane	1	—	2,211	2,196	4,407	449		2,211	2,645	4,856	(942)	06/09/06	1970
Fite Court	1	—	5,316	15,499	20,815	362		5,316	15,861	21,177	(2,675)	12/28/06	2003
Rollins Road	1	19,962	17,800	17,621	35,421	—		17,659	17,762	35,421	(227)	11/04/11	1997

TOTAL NORTHERN CALIFORNIA MARKET	25	30,128	84,104	159,824	243,928	1,794		83,963	161,759	245,722	(36,954)
Cypress Park East	2	9,192	2,627	13,055	15,682	856		2,627	13,911	16,538	(2,760)	10/22/04	2000
East Landstreet Road	3	—	2,251	11,979	14,230	136		2,251	12,115	14,366	(2,467)	06/09/06	1997-2000
Boggy Creek Road	8	—	8,098	30,984	39,082	1,045		8,098	32,029	40,127	(5,663)	06/09/06	1993-2007
ADC North Phase I	2	—	2,475	11,941	14,416	853		2,475	12,794	15,269	(944)	12/19/06	2008-2009
American Way	1	—	3,603	8,667	12,270	1		3,603	8,668	12,271	(2,041)	08/16/07	1997
Director’s Row	1	—	524	2,519	3,043	33		524	2,552	3,076	(180)	03/01/11	1994
GE Portfolio	3	—	4,715	12,513	17,228	71		4,715	12,584	17,299	(329)	09/01/11	1975-1999

TOTAL ORLANDO MARKET	20	9,192	24,293	91,658	115,951	2,995		24,293	94,653	118,946	(14,384)

North Industrial	2	5,002	4,566	15,899	20,465	1,868		4,566	17,767	22,333	(5,317)	10/01/04	1995-1999
South Industrial I	2	4,173	2,876	14,120	16,996	(55	)(2)	2,829	14,112	16,941	(5,325)	10/01/04	1987-1989
South Industrial II	1	—	1,235	4,902	6,137	(806	)(2)	1,235	4,096	5,331	(1,722)	10/01/04	1990
West Southern Industrial	1	—	555	3,376	3,931	(383	)(2)	555	2,993	3,548	(649)	10/01/04	1984
West Geneva Industrial	3	—	413	2,667	3,080	341		413	3,008	3,421	(882)	10/01/04	1981
West 24th Industrial	2	—	870	4,575	5,445	750		870	5,325	6,195	(1,953)	10/01/04	1979-1980
Sky Harbor Transit Center	1	—	2,534	7,597	10,131	(342	)(2)	2,534	7,255	9,789	(2,450)	11/24/04	2002
Roosevelt Distribution Center	1	—	1,154	6,441	7,595	(19	)(2)	1,154	6,422	7,576	(1,269)	05/19/06	1988
North 45th Street	1	—	3,149	5,051	8,200	8		3,149	5,059	8,208	(188)	06/30/11	2001

TOTAL PHOENIX MARKET	14	9,175	17,352	64,628	81,980	1,362		17,305	66,037	83,342	(19,755)
Business Park Dr (6)	7	—	3,194	16,933	20,127	3,059		3,246	19,940	23,186	(5,277)	12/07/06	1976-1979
Rittiman Plaza	3	—	1,930	9,996	11,926	295		1,930	10,291	12,221	(2,420)	12/07/06	1977
Tejesco	3	—	1,225	6,669	7,894	1,551		1,259	8,186	9,445	(1,891)	12/07/06	1977-1980

TOTAL SAN ANTONIO MARKET	13	—	6,349	33,598	39,947	4,905		6,435	38,417	44,852	(9,588)
Industry Drive North	2	9,290	5,753	16,039	21,792	111		5,753	16,150	21,903	(4,300)	07/21/05	1996
South 228th Street	1	—	3,025	13,694	16,719	395		3,025	14,089	17,114	(2,874)	07/21/05	1996
64th Avenue South	1	5,179	3,345	9,335	12,680	202		3,345	9,537	12,882	(1,780)	07/21/05	1996
South 192nd Street	1	—	1,286	3,433	4,719	60		1,286	3,493	4,779	(770)	07/21/05	1986
Southwest 27th Street	1	7,005	4,583	8,353	12,936	27		4,583	8,380	12,963	(3,332)	07/21/05	1995
South 212th Street	1	—	3,095	10,253	13,348	(385	)(2)	3,095	9,868	12,963	(2,044)	08/01/05	1996
13610 52nd St (6)	1	—	4,018	9,571	13,589	—		4,018	9,571	13,589	(474)	12/01/10	2006
Southwest 27th Street-Alpak (6)	1	—	4,313	4,687	9,000	—		4,313	4,687	9,000	(71)	10/14/11	2003

TOTAL SEATTLE MARKET	9	21,474	29,418	75,365	104,783	410		29,418	75,775	105,193	(15,645)
Rancho Technology Park	1	—	2,790	7,048	9,838	(653	)(2)	2,790	6,395	9,185	(1,417)	10/16/03	2002
Foothill Business Center	3	—	13,315	9,112	22,427	(628	)(2)	13,315	8,484	21,799	(2,235)	12/09/04	2000
East Slauson Avenue	3	9,432	5,499	14,775	20,274	3,098		5,499	17,873	$23,372	(5,786)	07/21/05	1962-1976
Airport Circle	1	—	3,098	8,368	11,466	1,199		3,098	9,567	$12,665	(1,978)	07/21/05	1992
Cota Street	1	—	2,802	7,624	10,426	66		2,802	7,690	$10,492	(1,822)	07/21/05	1987
Twin Oaks Valley Road	2	—	1,815	7,855	9,670	(17	)(2)	1,815	7,838	$9,653	(1,583)	07/21/05	1978-1988
Meyer Canyon	1	—	5,314	9,929	15,243	1,823		5,608	11,458	$17,066	(2,091)	06/30/06	2001
Mira Loma	1	—	7,919	6,668	14,587	—		7,919	6,669	14,588	(711)	12/23/08	1997
Sycamore Canyon (6)	2	—	6,356	36,088	42,444	1,346		6,356	37,435	$43,791	(3,985)	09/09/09	2007
Colombard Ct	1	2,030	1,264	3,237	4,501	(1	)(2)	1,264	3,236	4,500	(455)	07/29/10	1990
E Airport Drive	1	—	905	2,744	3,649	—		905	2,744	3,649	(261)	12/23/10	1990
Truck Courts (6)	3	—	26,392	17,267	43,659	—		26,392	17,267	43,659	(846)	12/29/10	1971-1988
Haven A	1	8,845	5,783	19,578	25,361	2		5,783	19,580	25,363	(2,116)	12/31/10	2001
Haven G	1	—	479	1,131	1,610	3		479	1,134	1,613	(115)	12/31/10	2003
6th and Rochester	1	3,630	3,111	6,428	9,539	(328	)(2)	3,088	6,123	$9,211	(452)	01/04/11	2001
Palmyrita	2	—	3,355	8,665	12,020	33		3,355	8,698	$12,053	(949)	01/11/11	2006
Central Avenue	1	—	3,898	4,642	8,540	1,650		3,898	6,292	$10,190	(161)	01/27/11	2011
Byron Road	1	—	2,042	2,715	4,757	754		2,042	3,469	$5,511	(210)	04/15/11	1972
Desoto Place	1	3,407	2,255	4,339	6,594	3		2,255	4,342	$6,597	(194)	07/01/11	1982

TOTAL SOUTHERN CALIFORNIA MARKET	28	27,344	98,392	178,213	276,605	8,350		98,663	186,294	$284,957	(27,367)

SUB TOTAL CONSOLIDATED OPERATING PROPERTIES	408	311,281	598,621	2,375,525	2,974,146	126,024	603,340	2,496,832	$3,100,172	(589,127)
South Lombard Road (9)	1	—					1,216	3,068	4,284	(187)

Properties under redevelopment	1	—					1,216	3,068	4,284	(187)
Dulles Phase II	—	—					2,694	6,831	9,525	—
Proterra	—	—					—	38	38	—

Properties under development	—	—					2,694	6,869	9,563	—
DCT Port Union Building 1	—	—					1,965	1,532	3,497	—
DCT Port Union Building 3	—	—					1,310	2,068	3,378	—
8th & Vineyard Land	—	—					4,719	798	5,517	—
Pan America Land	—	—					3,211	445	3,656	—
Pan America Land Phase II	—	—					3,269	102	3,371	—
Slover Land	—	—					13,789	570	14,359	—
Dulles Land	—	—					2,355	—	2,355	—
ADC North Phase II Development	—	—					1,273	1,169	2,442	—
Stonefield Industrial Park-Lnd	—	—					4,959	3	4,962	—
Boone Industrial Park -Land	—	—					861	13	874	—
Airtex lnad	—	—					2,591	42	2,633	—

Properties in pre-development including land held	—	—					40,302	6,742	47,044	—

GRAND TOTAL CONSOLIDATED	409	$311,281					647,552	2,513,510	3,161,063	(589,314)

(1)	Included in Building & Improvements are intangible lease assets.
(2)

Generally these reductions in basis include one or more of the following: i) payments received under master lease agreements and pursuant to GAAP, rental and expense recovery payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than revenues; ii) writeoffs of fixed asset balances due to early lease terminations by contracted customers; iii) writeoffs of fully amortized lease related intangible assets and improvements; iv) writeoffs of fully amortized tenant leasing costs; and v) other miscellaneous basis adjustments.

(3)	As of December 31, 2011, the aggregate cost for federal income tax purposes of investments in real estate was approximately $2.9 billion.
(4)	Reconciliation of total debt to consolidated balance sheet caption as of December 31, 2011:

Total per Schedule III	$311,281
Unencumbered Mortgage Notes	3,911
Premiums, net of amortization	2,591

Total mortgage notes	$317,783

(5)	A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2011 is as follows:

Investments in properties:
Balance at beginning of year	$3,037,436
Acquisition of properties	226,035
Improvements, including development properties	67,941
Divestiture of properties	(119,889)
Improvements, Intangibles, Tenant Leasing Costs write offs	(42,149)
Impairments	(8,207)
Other adjustments	(104)

Balance at end of year	$3,161,063

Accumulated depreciation:
Balance at beginning of year	$(528,705)
Depreciation and amortization expense, including discontinued operations	(128,660)
Divestiture of properties	25,902
Improvements, Intangibles, Tenant Leasing Costs write offs	42,149

Balance at end of year	$(589,314)

(6)

Occasionally our leases contain certain provisions giving the tenant rights to purchase the property, which can take the form of a fixed price purchase option, a fair market value option, a right of first refusal option or a right of first offer option. These buildings, or a building included in the business park are subject to such an agreement.